As filed with the Securities and Exchange Commission on August 13, 2010
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ExamWorks Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	8000	27-2909425
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA 30305
(404) 952-2400
 (Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Richard E. Perlman	James K. Price
Executive Chairman of the Board	Chief Executive Officer

ExamWorks Group, Inc.
3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA 30305
(404) 952-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Reinaldo Pascual	Christian O. Nagler
Paul, Hastings, Janofsky & Walker LLP	Kirkland & Ellis LLP
600 Peachtree Street, N.E.	601 Lexington Avenue
Suite 2400	New York, NY 10022
Atlanta, GA 30308	(212) 446-4660
(404) 815-2227	Facsimile — (212) 446-4900
Facsimile — (404) 685-5227

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	$172,500,000	$12,300

(1)

In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 13, 2010

          Shares

ExamWorks Group, Inc.

Common Stock

          This is the initial public offering of shares of common stock of ExamWorks Group, Inc.

          ExamWorks is offering           of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional           shares. ExamWorks will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

          Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $          and $         . ExamWorks intends to list the common stock on the New York Stock Exchange under the symbol “EXAM.”

          See “Risk Factors” beginning on page 9 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to ExamWorks	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          To the extent that the underwriters sell more than           shares of common stock, the underwriters have the option to purchase up to an additional           shares from                                                   at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on     , 2010.

Goldman, Sachs & Co.	Credit Suisse

Prospectus dated                               , 2010.

          Through and including               , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          Industry and market data used throughout this prospectus were obtained through our research and surveys and studies conducted by third parties as well as industry and general publications. Association of Workers’ Compensation Boards of Canada, Centers for Medicare and Medicaid Services, Insurance Board of Canada, National Council on Compensation Insurance, National Health Care Anti-Fraud Association, PricewaterhouseCoopers, National Association of Insurance Commissioners Property and Casualty Statement Schedule P 2003-2009 and SEAK, Inc. are the primary sources for such third-party industry and market data. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe that these sources are credible, we have not independently verified any of the data from third-party sources nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry and market data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

          ExamWorks is a registered trademark of ExamWorks, Inc. Solely for convenience, our ExamWorks trademark may appear in this prospectus without the ® symbol, but such references are not intended, to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to the ExamWorks trademark.

PROSPECTUS SUMMARY

          This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “we,” “our,” “us,” “Company,” or “ExamWorks” refer to ExamWorks Group, Inc. and its consolidated subsidiaries. Unless otherwise indicated, industry data are derived from publicly available sources, which we have not independently verified.

Overview

          ExamWorks is a leading provider of independent medical examinations, or “IMEs”, peer and bill reviews, and related services, which we collectively refer to as IME services or the IME industry. We provide these IME services through our medical panel of approximately 13,500 independently contracted, credentialed physicians and other medical providers. Our clients include property and casualty insurance carriers, law firms, third-party claim administrators, and government agencies that use independent services to confirm the veracity of claims by sick or injured individuals for workers’ compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

          We provide our clients with the local presence, expertise and broad geographic coverage they increasingly require. Our size and geographic reach give our clients access to our medical panel and proprietary information technology infrastructure that has been specifically designed to streamline the complex process of coordinating referrals, scheduling appointments, complying with regulations and client reporting. Our primary service is to provide IMEs that give our clients authoritative and accurate answers to questions regarding the nature and permanency of medical conditions or personal injury, their cause and appropriate treatment. Additionally, we provide peer and bill reviews, which consist of medical opinions by members of our medical panel without conducting physical exams, and the review of physician and hospital bills to examine medical care rendered and its conformity to accepted standards of care. On a pro forma basis for acquisitions completed to date, we provided in excess of 275,000 IMEs and reviews in the twelve months ended June 30, 2010.

          The qualifications, experience and availability of physicians and other medical providers are critical to the IME industry, as they are the primary determinants of the speed and quality with which IME services are performed. Physicians and other medical providers often seek to perform IME services because these services have limited reimbursement and malpractice risk. We provide our physicians and other medical providers with seamless document management, scheduling, transcription and tracking systems, helping them increase efficiency and optimize the number of IME services they can conduct based on their availability. Our ability to minimize administrative burden and schedule appointments efficiently encourages physicians and other medical providers to perform IME services through us. Based on client and physician feedback, we believe our medical panel effectively meets our clients’ needs and represents an important competitive advantage.

          We commenced operations in July 2008 with the acquisition of three IME businesses in New York, New Jersey and Texas. As of August 6, 2010, we acquired an additional 21 IME businesses including two IME businesses in Canada and the foremost provider of software solutions to the IME industry. As a result of our corporate infrastructure and scale, our acquired businesses have been able to increase revenues and improve operating margins post acquisition. In addition, we have developed and refined our services by identifying and integrating the best practices from acquired businesses throughout our entire organization. Our geographic reach, scale, brand recognition, long-standing industry relationships, management experience and capital resources position us as an acquiror of choice and give us a distinct competitive advantage that we believe creates an effective barrier that is difficult for our traditional industry competitors to emulate and new market entrants to achieve.

          Our revenues consist primarily of fees per IME service performed. Our fees vary by physician/medical provider, specialty and type of service. Pro forma for acquisitions completed through August 6, 2010, we had revenues of $175.1 million and $97.2 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. See “Unaudited Pro Forma Condensed Combined Financial Information.” Our primary costs are the payments made to physicians and other medical providers on our medical panel. Our costs are variable as members of our medical panel are independent contractors, allowing us to maintain and manage our operating margins more effectively. We have long-standing relationships with clients, resulting in consistent, recurrent demand for our services.

Industry Opportunity

          We believe the IME industry represented sales volumes in 2009 in excess of $4.4 billion in the U.S. and $0.6 billion in Canada based on data regarding the number of claims made in 2009 for which IME services may be requested in insurance lines we service.

          The following clients routinely request IME services:

Clients	Description
Insurance Companies	Mainly claims adjusters and in-house counsel for major insurance companies covering workers’ compensation, automotive, personal injury liability and disability insurance claims.

Law Firms	Attorneys who request IME services based on specific claims for insurance carriers.

Third-Party Claim Administrators (“TPA”)	Process claims and administer benefits for large self-insured corporations that outsource claims management.

Government Agencies	Government agencies across the federal, state and local levels (e.g., U.S. Department of Labor and Health Canada).

State Funds	State-run payors that provide mandatory workers’ compensation insurance to companies.

          The IME industry is highly fragmented, consisting of an estimated 500 companies in the U.S., most of which are privately owned and generate less than $10 million in annual revenues, and thousands of independent physicians and other medical providers. Most of these companies provide IME services to only one line of business and only at a local level. In contrast, the needs and requirements of IME clients are increasingly sophisticated, requiring a broader portfolio of services, uniform quality standards, consistent reporting and robust administrative and information systems necessary to meet their needs across multiple geographies and lines of business.

IME Industry Growth Drivers

          We believe the IME industry presents large IME services providers like us with continued potential for growth and profitability through consolidation, growth in international markets, and capture of market share from smaller IME companies. The following are some of the factors that contribute to these opportunities:

•

IME services are used for a large number of claims. IME services are regularly used by insurance companies, law firms, TPAs, government agencies and state funds for the evaluation of non-litigated and litigated claims.

•

Cost containment and risk management will continue to be primary areas of focus. Current macroeconomic, demographic and regulatory trends will continue to pressure users of IME services to better manage costs and mitigate risks.

•

Demand for IME services due to the prevalence of fraud. The National Health Care Anti-Fraud Association estimates approximately $68 billion in healthcare spending in 2007 was lost to fraud. With ongoing efforts to address healthcare fraud, we expect the demand for IME services to increase.

•

Sources of low-risk revenue are increasingly attractive to physicians. Pressure in the healthcare industry on physician compensation encourages physicians to take on additional work, including performing IME services to supplement their incomes. There is almost no reimbursement risk associated with performing IME services as physicians are paid on a per service basis at a pre-negotiated rate. Consequently, demand from physicians to perform IME services is expected to remain strong.

•

International markets represent key growth opportunities. There are several international markets with demand for IME services either due to regulatory requirements, such as national health programs, or private-sector adoption of claims validation practices to better manage costs and mitigate risks.

•

Industry fragmentation, inefficiencies and lack of scale present challenges for smaller IME companies. With ongoing pressure in the IME industry to reduce costs, improve quality, and improve workflow efficiency, the market opportunity for IME companies with a comprehensive portfolio of services and broad geographic coverage is significant.

Our Competitive Strengths

          We believe our competitive strengths include the following:

•

Leading market position. We provide more IME services, more quickly and consistently through our large medical panel, 24 locations across the U.S. and Canada, a broad portfolio of services and leading technology platform.

•

Strong brand name associated with market leading capabilities. Our ExamWorks brand has distinct geographic and market strengths which continue to grow stronger as we build our national and international presence.

•

Well positioned to capture market share. With the focus on national accounts and our long-standing local relationships, we believe we are well positioned to continue to capture market share at the local and national level.

•

Large, qualified and experienced medical panel. We believe our medical panel represents one of the IME industry’s leading groups of widely accessible, experienced and credible physicians and other medical providers across nearly every medical specialty.

•

Leading technology platform. We believe our leading technology team and proprietary infrastructure, which has been specifically designed to meet the needs of the IME industry, provide us with a sustainable competitive advantage.

•

Proven track record of successfully completing and integrating key acquisitions. Since our founding, we have acquired 24 IME businesses and have a track record of successfully integrating acquired businesses into our operations.

•

Experienced management team. Our management team has an in-depth understanding of the IME industry and a wealth of experience in growing companies profitably, both organically and through acquisitions.

Our Growth Strategies

          Our objective is to continue to be a leading provider of IME services, and to build on our position as an essential and trusted service provider in claims validation and verification processes. Our principal strategies to meet our objectives are:

Maintain Strong Organic Growth

          In the year ended December 31, 2009 and the six months ended June 30, 2010, our revenues from existing businesses grew by approximately 17% and 21%, respectively. We believe the following initiatives will allow us to continue realizing strong organic growth:

•

Implement management best practices to drive sales growth. As many of our acquired companies were family-owned businesses, they often did not have well-developed management strategies, policies and procedures. Consequently, we have been able to implement management best practices, including establishing accountability, setting clear sales goals, and tracking progress effectively, that have enabled us to increase the number of IME services provided to existing clients.

•

Sell additional services to existing clients. Currently, with 24 locations across North America, we are able to leverage our large network to efficiently share services expertise and best practices within our sales force. This allows us to capture additional market share and grow our presence in markets by increasing utilization of our existing platform across all IME service offerings.

•

Cross-sell into other insurance lines of business. Currently we have clients that use our services for a specific line of business. We can increase sales to existing clients through cross-selling into additional lines of business, such as workers’ compensation, automotive, personal injury liability and disability.

•

Expand geographic footprint with existing clients. We intend to build on our local relationships and expand into new geographies where our clients operate. As many of our clients have a broad national and/or international presence, we believe our strong relationships and reputation for providing quality IME services will provide us with opportunities to receive intra-client referrals and increase our geographic footprint.

•

Leverage industry knowledge and position. Our knowledge of the IME industry and our scale allow us to increase revenues and improve operating margins by establishing discipline in our pricing and cost structure.

Pursue Acquisitions

          We believe we are the largest provider of IME services in the U.S. and Canada based on revenues. However, we estimate that our revenues represent only approximately 4% of the U.S. and Canadian IME markets. We believe that the remainder of the market is serviced by local and regional companies and as a result, we believe this fragmented industry provides many opportunities for acquisitions. We plan to continue to pursue acquisitions to enhance our strategic and competitive positions in existing markets and add new service areas and geographies, including new international markets. We have a history of successfully integrating acquired businesses and have acquired 24 IME businesses to date. The acquisitions have allowed us to diversify our portfolio of services and expand our geographic footprint.

Summary Risk Factors

          Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties summarized below, the risks described under “Risk Factors,” the other information contained in this prospectus and our consolidated financial statements and the related notes before you decide whether to invest in our common stock.

•	We have a limited operating history.

•	We may not be successful in implementing our growth strategy and acquiring companies that complement our business.

•	We may be unable to successfully integrate completed acquisitions and such acquisitions may fail to achieve the financial results we expected.

•	We may not be able to secure additional financing on acceptable terms or at all.

•	Our industry may be regulated at the federal, state and local levels and government authorities may determine that we have failed to comply with applicable laws and regulations.

•	Changes in government regulations could increase our costs of operations and/or reduce the demand for our services.

•	Competition in our industry could result in a reduction in our revenues and earnings and adversely affect our financial condition.

•	We are highly dependent upon our ability to attract and retain qualified physicians and other medical providers as independent contractors to perform IME services on our behalf.

•	We are dependent upon our key management personnel for our future success.

•	We may continue to expand internationally and operate in foreign markets, which would expose us to risks associated with international sales and operations.

Corporate Information

          ExamWorks, Inc., which we refer to herein as EWI, was incorporated in Delaware on April 27, 2007. ExamWorks Group, Inc. was incorporated in Delaware on June 22, 2010, to enable its now wholly-owned subsidiary, EWI, to implement a holding company organizational structure. Effective June 23, 2010, EWI reorganized into a holding company structure, which we refer to herein as the Reorganization. See “Business—Corporate Structure.”

          Our executive offices are located at 3280 Peachtree Road, N.E., Suite 2625, Atlanta, GA 30305 and our telephone number at this location is (404) 952-2400. Our website is www.examworks.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares	shares

Use of proceeds

We intend to use the net proceeds of this offering to repay our existing credit facility, fund our acquisition program and for working capital, capital expenditures and general corporate purposes. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See the section entitled “Use of Proceeds.”

Proposed New York Stock Exchange symbol	“EXAM”

          The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of                    , 2010, after giving effect to the conversion of our preferred stock into shares of common stock (as described in the section entitled “Description of Capital Stock”), and excludes:

•	shares of common stock issuable upon the exercise of warrants outstanding as of , 2010 at a weighted average exercise price of $ per share;

•	shares of common stock issuable upon the exercise of stock options outstanding as of , 2010 at a weighted average exercise price of $ per share; and

•	shares of common stock available for future issuance under our equity compensation plans as of , 2010.

Assumptions Used in This Prospectus

Except as otherwise indicated, all information contained in this prospectus assumes:

•	an offering price of $ per share of common stock, which is the mid-point of the range set forth on the cover of this prospectus;

•	the underwriters do not exercise their option to purchase up to an additional shares of our common stock ;

•	the conversion of all outstanding shares of our preferred stock into an aggregate of shares of common stock which will happen simultaneously upon the completion of this offering;

•	a for stock split of our outstanding capital stock to be consummated in connection with this offering; and

•	our issuance of shares of common stock in this offering.

Summary Historical and Pro Forma Consolidated Financial Data

          The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data and summary pro forma financial data. The summary statement of operations data for the period from April 27, 2007 (inception) to December 31, 2007, for each of the years in the two years ended December 31, 2009 and for the six months ended June 30, 2010 and the summary balance sheet data as of December 31, 2008 and 2009 and June 30, 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2007 is derived from our audited financial statements not included in this prospectus. The summary statement of operations data for the six months ended June 30, 2009 is derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and notes thereto and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

          The unaudited pro forma summary statement of operations data combine our results of operations and each of the acquisitions completed in 2009 and 2010 for the year ended December 31, 2009 and for the six months ended June 30, 2010, as if the acquisitions had occurred on January 1, 2009. The unaudited pro forma summary balance sheet is pro forma as if the August 6, 2010 acquisitions had occurred on June 30, 2010. For a description of the acquisitions included, and assumptions used, in preparing the unaudited pro forma financial statements, see “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma financial statement information is presented for informational purposes only, does not purport to represent what our results of operations or financial condition actually would have been had the relevant transactions been consummated on the dates indicated and is not necessarily indicative of our results of operations for any future period or our financial condition as of any future date.

          You should read the following information together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	Historical					Pro Forma

		For the years ended, December 31,		For the six months ended June 30,		For the year ended December 31, 2009	For the six months ended June 30, 2010

	2007(1)	2008	2009	2009	2010

	(In thousands)
Consolidated Statement of Operations Data:
Revenues	$—	$14,694	$49,634	$19,628	$60,679	$175,100	$97,218
Costs and expenses:
Costs of revenues	—	9,828	32,026	12,356	38,265	109,523	60,326
Selling, general and administrative expenses	226	4,610	15,811	6,082	14,383	35,420	17,104
Depreciation and amortization	—	2,392	6,889	2,592	6,547	24,274	11,873

Total costs and expenses	226	16,830	54,726	21,030	59,195	169,217	89,303
Income (loss) from operations	(226)	(2,136)	(5,092)	(1,402)	1,484	5,883	7,915
Interest and other expenses, net	—	1,470	1,925	319	2,811	8,281	4,352

Income (loss) before income taxes	(226)	(3,606)	(7,017)	(1,721)	(1,327)	(2,398)	3,563
Provision (benefit) for income taxes	—	(1,434)	(2,613)	(641)	(660)	(892)	1,397

Net income (loss)	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)	$(1,506)	$2,166

Other Financial Data:
Adjusted EBITDA(2)	$(36)	$1,076	$6,496	$2,808	$10,349	$32,748	$20,086

				As of June 30, 2010	Pro Forma as of June 30, 2010
	As of December 31,

	2007	2008	2009

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$416	$1,203	$1,499	$15,054	$6,886
Current assets	416	4,735	11,497	38,459	31,920
Total assets	689	38,898	76,547	164,798	180,548
Current portion of long-term debt	—	1,534	3,263	14,721	17,027
Current portion of subordinated unsecured notes payable	—	—	1,565	2,083	2,083
Current liabilities	434	5,700	20,871	36,793	39,658
Long-term debt, less current portion	—	10,205	29,371	58,883	68,105
Long-term subordinated unsecured notes payable, less current portion	—	—	3,552	2,809	2,809
Revolving line of credit	—	1,500	600	—	—
Total liabilities	434	18,375	56,147	101,588	115,385
Convertible preferred stock	—	—	—	33,000	33,000
Total stockholders’ equity	255	20,523	20,400	63,210	65,164

(1)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.
(2)

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition related transaction costs, stock based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability. The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, for each of the periods indicated. The following table also presents a reconciliation of pro forma adjusted EBITDA to pro forma net income (loss), for each of the periods indicated. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Adjusted EBITDA.”

	Historical					Pro Forma

		For the years ended, December 31,		For the six months ended June 30,		For the year ended December 31, 2009	For the six months ended June 30, 2010

	2007(i)	2008	2009	2009	2010

	(In thousands)
Reconciliation of Adjusted EBITDA:
Net income (loss)	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)	$(1,506)	$2,166
Share based compensation expense	—	101	218	132	298	218	298
Depreciation and amortization	—	2,392	6,889	2,592	6,547	24,275	11,873
Acquisition related transaction costs	—	719	2,109	691	2,020	—	—
Monitoring fee(ii)	—	—	1,738	270	—	1,738	—
Other non-recurring costs(iii)	190	—	634	525	—	634	—
Interest and other expenses, net	—	1,470	1,925	319	2,811	8,281	4,352
Income tax provision (benefit)	—	(1,434)	(2,613)	(641)	(660)	(892)	1,397

Adjusted EBITDA:	$(36)	$1,076	$6,496	$2,808	$10,349	$32,748	$20,086

(i)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.
(ii)	See “Certain Relationships and Related Party Transactions—Monitoring Fee Agreement” for a description of the monitoring fee.
(iii)	Other non-recurring costs consist of start-up costs incurred in 2007 and severance and facility termination costs in 2009.

RISK FACTORS

          An investment in our common stock involves risk. You should carefully consider the following risks as well as the other information included in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline, and you may lose all or part of your investment in our Company.

Risks Related to Our Business

We have a limited operating history.

          We are a relatively new company with an approximate two year operating history. Our operations are subject to all risks inherent in the establishment of a recently formed business. Our success may be limited by problems, fluctuations in expenses, difficulties and delays frequently encountered with new businesses as well as competition in the IME industry. While we have been able to generate revenues, we may not be able to increase the amount of revenues we generate, and we will likely continue to incur net losses for some time as we continue to grow. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in our state of development. Further, we may not be able to successfully implement any of our plans in a timely or effective manner which would negatively impact our ability to generate revenues as well as our results of operations and financial condition.

We may not be successful in implementing our growth strategy and acquiring companies that complement our business.

          Our growth strategy is primarily dependent on acquiring and integrating the operations of companies in the IME industry. From July 2008 through August 6, 2010, we acquired 24 IME businesses, including the leading provider of software solutions to the IME industry. To continue this strategic growth, we will need to continue to identify appropriate businesses to acquire and successfully undertake the acquisition of these businesses on reasonable terms. Although we expect to continue to evaluate such strategic acquisitions, we may not be successful in pursuing acquisition opportunities and implementing our growth strategy if, including, without limitation:

•	suitable acquisition candidates are not available;

•	acquisitions cannot be completed on reasonable terms;

•	we inherit or assume significant liabilities relating to acquired entities or businesses, including liabilities for failure to comply with applicable laws; or

•	we are unable to raise the funds necessary to make acquisitions.

          In addition, in the future we may compete for acquisitions with other potential acquirers, some of which may have greater financial or operational resources than we do. If we are not successful in finding attractive acquisition candidates that we can acquire on satisfactory terms, or if we cannot complete those acquisitions that we identify, we will not be able to realize the benefit of this part of our growth strategy which could harm our future profitability.

          If we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing stockholders will be diluted. If we finance an acquisition with debt, it will result in higher leverage and interest costs. As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits of these acquisitions, and we may increase our acquisition costs.

          The terms of certain of our acquisitions have included, and may in the future include, earnout provisions or the issuance of indebtedness of the seller. Such earnout provisions may require us to make additional payments in cash which would reduce the amount of cash available to us or could cause us to incur additional indebtedness or cause us to issue additional shares resulting in an increase in the number of our outstanding shares. In addition, these arrangements may make it more difficult to consummate such acquisitions and can sometimes complicate integration efforts.

We may be unable to successfully integrate completed acquisitions and such acquisitions may fail to achieve the financial results we expected.

          From July 2008 through August 6, 2010, we acquired 24 IME businesses. These acquisitions have involved, and could continue to involve, the integration of a separate company that previously operated independently and had different systems, processes and cultures, into our existing operations. While we expect to continue to evaluate potential strategic acquisitions that might augment our existing services, we may be unable to successfully integrate businesses we acquire, including our recently completed acquisitions, and such acquisitions may fail to achieve the financial results we expected. Integrating completed acquisitions into our existing operations involves numerous short-term and long-term risks, including diversion of our management’s attention, failure to retain key personnel, and failure of the acquired entity to be financially successful. In addition, we cannot be certain of the extent of any unknown or contingent liabilities of any acquired business, including liabilities for failure to comply with applicable laws. We may incur material liabilities for past activities of acquired businesses. Also, depending on the location of the acquired business, we may be required to comply with laws and regulations that may differ from those of the jurisdictions in which our operations are currently conducted. Our inability to successfully integrate businesses we acquire, or if such businesses do not achieve the financial results we expect, may increase our costs and have a material adverse impact on our financial condition and results of operations.

We may continue to expand internationally and operate in foreign markets, which would expose us to risks associated with international sales and operations.

          On June 30, 2010, we acquired substantially all of the assets of SOMA Medical Assessments Inc. and Direct IME, which provide IME and certain medical review services in Canada. We intend to continue to expand internationally and operate in select foreign markets. Managing a global organization is difficult, time consuming, and expensive. Our inexperience in operating our business globally increases the risk that any future international expansion efforts that we may undertake will not be successful. In addition, conducting international operations subjects us to new risks that we have not generally faced. These risks include: lack of familiarity with and unexpected changes in foreign regulatory requirements; longer accounts receivable payment cycles and difficulties in collecting accounts receivable; difficulties in managing and staffing international operations; fluctuations in currency exchange rates; potentially adverse tax consequences, including foreign value added tax systems, and restrictions on the repatriation of earnings; the burdens of complying with a wide variety of foreign laws and legal standards; increased financial accounting and reporting burdens and complexities; and political, social, and economic instability abroad. Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

We may not be able to secure additional financing on acceptable terms or at all.

          In order for us to grow and successfully execute our business plan, we will require additional financing which may not be available or may not be available on acceptable terms. If such financing is available, it may dilute the existing stockholders’ ownership interests in the Company. Failure to obtain financing may have a material adverse effect on our financial position and may cause you to lose your entire investment in the Company. In addition, if we are unable to secure additional financing on acceptable terms or at all, it will impact our ability to conduct acquisitions.

Our industry may be regulated at the federal, state and local levels and government authorities may determine that we have failed to comply with applicable laws and regulations.

          As a company involved in the provision of IME services, we are subject to certain federal, state and local laws and regulations. There are significant costs involved in complying with these laws and regulations. Moreover, if we are found to have violated any applicable laws and regulations, we could be subject to civil and/or criminal damages, fines, sanctions, or penalties and have our licenses revoked. If our arrangements or business practices become subject to government scrutiny or are found to violate laws or regulations, we could incur significant costs and may be required to modify certain aspects of our operations. Government audits, investigations and prosecutions, even if we ultimately are found to be without fault, can be costly and disruptive to our business. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

Unintended consequences of recently adopted health reform legislation in the U.S. may adversely effect our business.

          The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the U.S., comprehensive programs are under consideration that seek to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy. On March 23, 2010, health reform legislation was approved by Congress and has been signed into law. While we do not believe this legislation will have a direct impact on our business, the legislation has only recently been enacted and requires the adoption of implementing regulations, which may have unintended consequences or indirectly impact our business. For instance, the scope and implications of the recent amendments pursuant to the Fraud Enforcement and Recovery Act of 2009 (“FERA”), have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business. Also, in some instances our clients are health insurers that will be subject to limitations on their administrative expenses and new federal review of “unreasonable” rate increases which could impact the prices they pay our affiliates for our services. If the legislation causes such unintended consequences or indirect impact, it could have a material adverse effect on our business, financial condition and results of operations.

Changes in government regulations could increase our costs of operations and/or reduce the demand for our services.

          Federal and state legislatures may review and consider legislation that may impact our business and our industry. If new laws or regulations are implemented or changes are made to existing laws or regulations impacting the IME industry, we may be required to incur additional costs or make changes to our services which could have a material adverse impact on our financial condition and results of operations.

          The Province of Ontario has recently enacted amendments to the Statutory Accident Benefits Schedule, which governs motor vehicle accident claims in Ontario, Canada. Such amendments are scheduled to take effect on September 1, 2010, and will, among other things, no longer require insurance companies to first obtain medical assessments before denying claims, but clarify that denials must state a medical or other reason, require that all fees and expenses for conducting medical assessments, other than those requested by insurance companies, be paid out of a claimant’s medical and rehabilitation benefits and cap at C$2,000 the fees that may be charged for all medical assessments. The scope and implications of these amendments to the Canadian IME market are difficult to predict at this time, and depending on how the amendments get implemented in practice, they could have a material adverse effect on the financial condition and results of operations of our Canadian business.

          In addition, the confidentiality, and security of patient records and the circumstances under which such information may be used or released are subject to substantial regulation by state and federal laws and regulations. The administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 as amended (“HIPAA”) and other regulations governing privacy, security, and electronic health data transmissions, including under the American Recovery and Reinvestment Act of 2009 (“ARRA”), are evolving rapidly through regulation and are often unclear and difficult to apply. If we violate HIPAA, ARRA or other state or federal laws or regulations, we could be subject to fines and penalties. Further, final or new regulations may require costly system purchases or additional modifications to our policies and procedures, which could have a material adverse impact on our financial condition and results of operations.

Changes in laws, at either the national or state level, making it more difficult to bring certain kinds of cases or that limit jury awards, commonly referred to as tort reform, could decrease the demand for our services.

          Changes in laws, at either the national or state level, making it more difficult to bring certain kinds of cases or that limit jury awards, commonly referred to as tort reform, could lead to a smaller number of insurance or other claims, which in term could result in a decrease in demand for IMEs and other services we provide. Such a decrease in demand for our services could have a material adverse impact on our financial condition and results of operations.

We may not be able to maintain or expand our accreditation.

          Certain of our subsidiaries and/or divisions are accredited by third-party accreditation bodies. We intend to further expand our accreditation in the U.S. However, we may not be able to maintain or expand our accreditation which may adversely impact our business. The costs of initial accreditation and maintenance of accreditation may exceed our expectations, and the benefits of accreditation may be outweighed by the related costs.

If we cannot update and maintain our information technology platform so that we can meet critical client requirements, the competitiveness of our business will suffer.

          Our information technology platform is critical to our competitive position and success. If we are unable, for technological or other reasons, to develop and introduce new software solutions or enhance our existing ones in a cost-effective and timely manner and to respond to changing market conditions or client requirements, our business, results of operations and financial conditions may be adversely affected.

          We rely on a combination of internal development and strategic relationships to develop our infrastructure platform and software solutions. Through our acquisition of IME Software Solutions in July 2009, we acquired the leading platform software solution for the IME industry and are in the process of deploying this technology throughout our entire organization. Our information technology platform is built in a Private Virtual Cloud Computing Network (“PVCCN”). Our development and implementation of new generation software solutions and an information technology infrastructure may take longer than originally expected and require the acquisition of additional personnel and other resources, which may adversely affect our business, results of operations and financial condition.

Our operations could be impaired by a failure of our information systems.

          Any system failure that causes an interruption in service or availability of our information technology infrastructure could adversely affect our operations. Even though we have implemented network security measures, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. In addition, certain of our services are based upon the collection, distribution and protection of sensitive private data. Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data. The occurrence of any of the events described above could result in interruptions, delays, the loss or corruption of data, cessations in the availability of systems or liability under privacy laws, all of which could have a material adverse effect on our financial position and results of operations.

Our intellectual property rights are valuable, and if we are unable to protect them or are subject to intellectual property rights claims, our business may be harmed.

          Our intellectual property rights include certain trademarks, copyrights and trade secrets, which are important assets for our business. Although we take precautions to protect our intellectual property rights, these efforts may not be sufficient or effective. In addition, various events outside of our control pose a threat to our intellectual property rights as well as to our business. For example, we may be subject to third-party intellectual property rights claims. Regardless of the merits of the claims, any intellectual property claims could be time-consuming and expensive to litigate or settle. In addition, if any claims against us are successful, we may have to pay substantial monetary damages or discontinue any of our practices that are found to be in violation of another party’s rights. We may also have to seek a license to continue such practices, which may significantly increase our operating expenses or may not be available to us at all. Any significant impairment of our intellectual property rights could harm our business or our ability to compete.

Our operations and reputation may be harmed if we do not adequately secure information.

          Federal and state laws regulate the disclosure of certain medical test results and other nonpublic medical-related personal information. If we do not adequately safeguard such information and it were to become available to persons or entities that should not have access to it, our business could be impaired, our reputation could suffer and we could be subject to fines, penalties and litigation. In addition, any incidents with respect to the handling of such information could involve us in litigation or indemnification claims with members of our medical panel, our clients or other parties. Although we have implemented security measures to protect confidential information, our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our clients or others, which could potentially jeopardize the security of confidential information stored physically at our locations or electronically in our computer systems. Such an event could damage our reputation, cause us to lose existing clients and deter potential clients, as well as expose us to liability to parties whose security or privacy has been infringed. Moreover, if we do not protect the confidentiality of private information in accordance with applicable laws, we could face significant civil or criminal sanctions. The occurrence of any of the foregoing events could adversely impact our business.

Competition in the IME industry could result in a reduction in our revenues and earnings and adversely affect our financial condition.

          The IME industry is highly fragmented and competitive. Our primary competitors in the IME industry include companies and individual physicians that specialize in one or more services similar to those offered by us on a local or regional basis as well as insurance companies and other organizations which have established an in-house capability of performing such services. It is also possible that our clients may establish the in-house capability of performing certain services offered by us. We also compete with national, regional and local firms specializing in case management, medical records reviews and other services we provide. It is possible that now or in the future some of our competitors could have greater financial and market resources than us. Increased competition or new entrants to our key markets could prevent price increases for our services or could require price reductions for our services, which could adversely affect our results of operations.

We are highly dependent upon our ability to attract and retain qualified physicians and other medical providers as independent contractors to perform IME services on our behalf.

          Our performance and future success depends on the talents and efforts of the physicians and other medical providers on our medical panel who perform the IME services on our behalf on an independent contractor basis and on our ability to maintain good relations with those physicians and other medical providers. If we do not succeed in attracting qualified physicians and other medical providers, or retaining or motivating physicians or other medical providers, our performance may suffer and we may be unable to grow our business effectively. Further, we may be required to enhance compensation in order to recruit and retain physicians and other medical providers on an independent contractor basis. As a result, our medical panel costs could increase and we may not be able to raise rates to offset these increased costs, which could have a material, adverse effect on our results of operations.

Our clients may terminate their relationships with us or reduce the fees they pay us.

          Our operations depend upon our relationships with our clients. Our clients are primarily insurance companies, law firms, TPAs, government agencies and state funds. We do not have formal written agreements with most of our clients and to the extent we do, such agreements do not generally restrict our clients from terminating or deciding not to renew our contracts. If clients attempt to introduce unfavorable terms or limit the services and products we provide them, our revenues could be negatively impacted. In addition, the termination of business by any of our clients could have a material adverse effect on our operations. There is no guaranty that we will be able to retain our existing clients or develop relationships with new clients.

We may be subject to possible litigation and legal liability.

          Through the medical certifications of our independent contractor medical panel, we make recommendations concerning the appropriateness of providers’ medical treatment plans of patients throughout the U.S. and Canada, and could share in potential liabilities for adverse medical consequences if the independent contractor negligently provides its services or we and/or the independent contractor are alleged to have inappropriately failed to certify a condition requiring care or treatment plans. We do not grant or deny claims for payment of benefits and we do not believe that we engage in the practice of medicine or the delivery of medical services. However, we may become subject to claims or litigation related to the grant or denial of claims for payment of benefits or allegations that we engage in the practice of medicine or the delivery of medical services. We credential our medical panel utilizing a reputable contractor. If such credentialing is not carried out appropriately by our contractor or if we do not recredential at appropriate intervals to identify changes in licensure or other status, we may become subject to claims or litigation. Our clients might also allege that we negligently failed to detect provider fraud. In addition, we may become subject to other litigation that may adversely affect our business or results of operations. We maintain professional liability and other insurance as we believe are reasonable in light of our experience to date. However, such insurance may not be sufficient or available in the future at reasonable cost to protect us from liability which might adversely affect our business or results of operations.

We are dependent upon our key management personnel for our future success.

          We are dependent on our executive officers and other key personnel and those of the acquired companies, the loss of one or more of whom could materially and adversely affect us. Some of these personnel are new to the industry and some have been part of target companies for many years but have no experience managing a larger company and integrating the separate operations of newly acquired entities. Currently, we do not have employment agreements with any of our executive officers. Our success will depend in large part on our ability to attract and retain talented and qualified employees as well as our executive officers. We may not be able to retain our executive officers and key employees or attract, assimilate and retain other qualified personnel in the future.

The terms of our credit facility and future indebtedness could restrict our operations, particularly our ability to respond to changes in our business or to take specified actions.

          Our credit facility contains, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to take actions that may be in our best interests. The credit facility includes covenants, including requirements that:

•	restrict our ability to pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	limit our ability to make certain investments or sell or transfer assets;

•	require us to obtain consent from our lenders with respect to acquisitions;

•	we grant security interests in newly-acquired companies;

•	restrict our ability to consolidate, merge, sell or otherwise dispose of our properties or assets; and

•	we do not impair our lenders’ security interests in our assets.

          As discussed above, our credit facility requires us to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we may not be able to continue to meet those ratios. A breach of any of these covenants could result in a default under the credit facility. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding under the credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the credit facility could proceed against the collateral granted to them to secure such indebtedness. We have pledged all of our assets and personal property as collateral under the credit facility. If any of the lenders accelerate the repayment of borrowings, we may not have sufficient funds to repay our existing debt.

We may be able to incur substantially more debt, which could further exacerbate the risks we face.

          We and our subsidiaries have the ability to incur additional indebtedness in the future, subject to the restrictions contained in our credit facility. If we amend the credit facility to increase the level of our indebtedness or if we enter into new facilities to incur more debt, we may be faced with additional risks and restrictions on our operations, including the following:

•	an increase in our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•

a requirement to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	a limit on our ability to make strategic acquisitions;

•	a limit on our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and general corporate or other purposes; and

•	a limit on our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Risks Related to the Offering and Share Ownership

An active, liquid trading market for our common stock may not develop.

          Prior to this offering, there has not been a public market for shares of our common stock. We will apply to list our common stock on the New York Stock Exchange. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares at or above the price you paid in this offering, or at all.

Our stock price may change significantly following this offering and you could lose all or part of your investment as a result.

          You may not be able to resell your shares at or above the initial public offering price due to a number of factors, some of which are beyond our control, including, without limitation:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	the failure of securities analysts to publish research about us after this offering or to make changes in their financial estimates;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties or governmental entities of significant claims or proceedings against us;

•	new laws and governmental regulations applicable to the IME industry;

•	a default under agreements covering our existing or future indebtedness;

•	future sales of our common stock by us, directors, executives and significant stockholders; and

•	changes in economic and political conditions in our markets.

          Furthermore, the stock market has recently experienced extreme volatility that has particularly affected the market price of the stock of many early-stage companies and that, in some cases, has been unrelated or disproportionate to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. Further, securities class action suits have been filed against companies following periods of market volatility in the price of their securities. If such an action is instituted against us, we may incur substantial costs and diversion of management attention and resources, which would seriously harm our business, financial condition and results of operations, regardless of the outcome of such litigation.

The requirements of being a public company and sustaining our growth may strain our resources.

          We have never operated as a public company. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act as well as rules subsequently implemented by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, have imposed various requirements on public companies, including requiring changes in corporate governance practices. The cost of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained a privately-held company. Our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations.

          In addition, the Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur significant additional annual expenses related to these activities and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Failure to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

          As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our financial statements and harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on effectiveness of our internal controls. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue a favorable assessment. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm are unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. If there are substantial sales of our common stock, the price of our common stock could decline.

          The price of our common stock could decline if there are substantial sales of our common stock in the public stock market after this offering. After this offering, we will have shares of common stock outstanding. This includes shares being sold in this offering, all of which may be resold in the public market immediately following this offering. The remaining shares, or approximately % of our outstanding shares after this offering, are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the near future as set forth below:

Number of shares and percentage of total outstanding*	Date available for sale into public market

shares, or %	Immediately after this offering.

shares, or %

Generally, 180 days after the date of this prospectus due to lock-up agreements between certain of the holders of these shares and the underwriters or to contractual arrangements between the other holders of these shares and us, subject to a potential extension under certain circumstances.

shares, or %	At various dates more than 180 days after the date of this prospectus.

*	Number of shares does not include shares issuable pursuant to the exercise of options and warrants.

          After this offering and the expiration of the lock-up period, the holders of an aggregate of           shares of our common stock will have rights, subject to some conditions, to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the issuance of all shares of common stock that we have issued and may issue under our option plans. Once we register the issuance of these shares, subject to lock-up restrictions, they can be freely sold in the public market upon issuance. Furthermore, Goldman, Sachs & Co. and Credit Suisse may, at their discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements with the underwriters. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

You will experience an immediate and substantial dilution of the net tangible book value of the common shares you purchase in this offering.

          The initial public offering price per share of our common stock is substantially higher than our net tangible book value per common share immediately after this offering. For this purpose, the net tangible book value per share represents the total amount of the Company’s tangible assets, less the total amount of liabilities, divided by the total number of shares outstanding, and dilution is determined by subtracting the net tangible book value per share after the offering from the initial public offering price per share. As a result, you may pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. Investors who purchase common stock in this offering will be diluted by $          per share after giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share. If we grant options in the future to our employees, and those options are exercised or other issuances of common stock are made, there will be further dilution.

          Further, we may need to raise additional funds in the future to finance our operations and/or acquire complimentary businesses. If we obtain capital in future offerings on a per-share basis that is less than the initial public offering price per share, the value of the price per share of your common stock will likely be reduced. In addition, if we issue additional equity securities in a future offering and you do not participate in such offering, there will effectively be dilution in your percentage ownership interest in the Company.

          Under the Company’s Amended and Restated 2008 Stock Incentive Plan, the Company granted, and in the future intends to grant, awards of stock options to purchase common stock and other awards to our officers, directors, employees and consultants. As of June 30, 2010, we have granted stock options (excluding canceled stock options) with respect to 653,995 shares of common stock, (of which, options to purchase 661 shares have been exercised as of August 6, 2010). Stock options granted prior to February 4, 2010, which constitute the vast majority of outstanding stock options, will vest and become exercisable upon the consummation of this offering. Generally, stock options granted after such date will not vest in connection with this offering; provided that an aggregate of 100,000 stock options granted to Mr. Perlman and Mr. Price on March 26, 2010, will vest and become exercisable upon the consummation of this offering.

          We will in the future grant stock options and other awards to certain current or future officers, directors, employees and consultants of the Company under additional plans or individual agreements. The grant and exercise of these awards, as applicable, will have the effect of diluting your ownership interests in the Company. We may also issue additional equity securities in connection with other types of transactions, including shares issued as part of the purchase price for acquisitions of assets or other companies from time to time in connection with strategic partnerships or joint ventures, or as incentives to management or other providers of resources to the Company. Such additional issuances are likely to have the same dilutive effect.

Because we do not currently intend to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

          To date, the Company has not paid any dividends on its capital stock. The Company does not anticipate making any cash dividends or other distributions to the stockholders in the immediate or foreseeable future, and any future decision to make such distributions will be at the discretion of the Board of Directors of the Company, referred to herein as the Board of Directors or the Board, and, in any event, will be dependent upon the Company’s financial condition, results of operations, capital requirements, contractual restrictions and such other factors as the Board of Directors deems relevant. As a result, you may not receive any return on an investment in your shares of common stock unless you sell such shares for a price greater than that which you paid. In addition, to the extent we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur.

Your ability to influence corporate matters may be limited because a small number of stockholders beneficially own a substantial amount of our common stock and will continue to have substantial control over us after the offering.

          Upon completion of this offering, our officers, directors and principal stockholders (greater than 5% stockholders) collectively will beneficially own approximately          % of our issued and outstanding common stock. As a result, these stockholders will be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our Company or its assets, and may have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

Transactions engaged in by our principal stockholders, our officers or directors involving our common stock may have an adverse effect on the price of our stock.

          As described above, our officers, directors and principal stockholders (greater than 5% stockholders) collectively will control approximately          % of our issued and outstanding common stock upon completion of this offering. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

          From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

Provisions in our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, and Delaware law may discourage a takeover attempt.

          Provisions contained in our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, and Delaware law impose various procedural and other requirements, which could make it more difficult for a third party to acquire us or for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation will authorize our Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, the Board of Directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our Company. These provisions could limit the price that certain investors may be willing to pay in the future for shares of our common stock.

We will have broad discretion in using the proceeds of this offering, and we cannot assure that we will effectively expend the proceeds.

          We intend to use the net proceeds of this offering to repay our existing credit facility, fund our acquisition program and for working capital, capital expenditures and general corporate purposes. We will have significant flexibility and broad discretion in applying the net proceeds of this offering and there can be no assurance that we will apply the proceeds of this offering effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Congress has enacted new legislation that affects the taxation of common stock held by or through foreign entities.

          Recently enacted legislation generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to certain foreign entities after December 31, 2012, unless the foreign entity complies with certain conditions or an exception applies. Please see “Material U.S. Federal Tax Considerations—Non-U.S. Holders—New Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities” for more information.

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, business strategy and plans, use of the net proceeds of this offering, and our objectives for future operations, are forward-looking. You can identify forward-looking statements by terminology such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “can,” “continue,” or “may,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. The following uncertainties and factors, among others (including the factors described in the section entitled “Risk Factors” in this prospectus), could affect our future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements:

•	our limited operating history;

•	our ability to implement our growth strategy and acquisition program;

•	our ability to integrate completed acquisitions;

•	our expansion into international markets;

•	our ability to secure additional financing;

•	regulation of our industry;

•	our information technology systems;

•	our ability to protect our intellectual property rights and other information;

•	our ability to compete successfully with our competitors;

•	our ability to retain qualified physicians and other medical providers for our medical panel;

•	our ability to retain our clients;

•	our ability to provide accurate health-related risk assessment analyses of data;

•	our ability to retain key management personnel; and

•	restrictions in our credit facility and future indebtedness.

          There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

          This prospectus also contains statistical data and estimates, including those relating to market size and growth rates of the markets in which we participate, that we obtained from industry publications and generated with internal analysis and estimates. These publications include forward-looking statements made by the authors of such reports. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions. Actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Some data and information are also based on our good faith estimates, which are derived from our review of internal surveys as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot assure you of its accuracy or completeness.

          You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

USE OF PROCEEDS

          We estimate that our net proceeds from the sale of the shares of common stock by us will be approximately $           million, assuming an initial public offering price of $           per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, the net proceeds to us will be approximately $           million. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Assuming no change in the number of shares offered by us as set forth on the cover page of this prospectus, a $1.00 increase (decrease) in the assumed initial public offering price of $           per share would increase (decrease) the net proceeds to us from this offering by $           million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use our net proceeds to:

•	repay outstanding amounts under our existing credit facility ($73.6 million outstanding as of June 30, 2010);

•	fund our acquisition program; and

•	for working capital, capital expenditures and for other general corporate purposes.

          Our existing credit facility matures on December 18, 2012. Borrowings under the credit facility bear interest at a base rate plus 5.0% for base rate loans or at a LIBOR base rate plus 5.5% for LIBOR Loans with a LIBOR floor of 2.0%.

DIVIDEND POLICY

          Since our incorporation in 2007, we have not declared or paid any dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends for the foreseeable future. Our existing credit facility prohibits us from paying cash dividends, and any future financing agreements may prohibit us from paying any type of dividends.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2010, as follows:

•	on an actual basis; and

•

on a pro forma as adjusted basis to reflect (1) the automatic conversion of all outstanding shares of our preferred stock into common stock simultaneously with the closing of this offering, (2) a           for           stock split to be consummated in connection with this offering; (3) our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $     per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds therefrom as described in “Use of Proceeds” and (4) the acquisitions completed on August 6, 2010.

          The pro forma as adjusted information set forth in the table below is illustrative only and will adjust based on the actual initial public offering price and other terms of the offering determined at pricing.

          You should read this information in conjunction with “Use of Proceeds,” our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	Actual	Pro Forma as Adjusted

		(unaudited)
	(In thousands, except share and per share data)
Cash and cash equivalents	$15,054

Total long-term debt related to credit facility, including current portion	$73,604
Total long-term subordinated unsecured notes payable, including current portion	4,892

Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value: 1,500,000 shares authorized; 967,741 issued and outstanding, actual; shares authorized, issued or outstanding — pro forma as adjusted	33,000
Common stock, $0.0001 par value: 8,500,000 shares authorized, 3,319,996 shares issued and outstanding — actual; and shares authorized, shares issued and outstanding — pro forma as adjusted	—
Additional paid-in capital	37,810
Accumulated other comprehensive loss	(131)
Accumulated deficit	(7,469)

Total stockholders’ equity	63,210

Total capitalization	$141,706

          A $1.00 increase (decrease) in the assumed initial public offering price of $           per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $           million, assuming that the number of          shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The table above does not include:

•	shares of common stock issuable upon the exercise of warrants outstanding as of , 2010 at a weighted average exercise price of $ per share;

•	shares of common stock issuable upon the exercise of stock options outstanding as of , 2010 at a weighted average exercise price of $ per share;

•	shares of common stock available for future issuance under our equity compensation plans as of , 2010.

DILUTION

          If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to existing stockholders for our presently outstanding shares of common stock. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock, including shares of common stock issuable upon conversion of our preferred stock simultaneously with the completion of this offering. Our net tangible book value (deficit) as of June 30, 2010 was $           million, or $           per share of our common stock, based on           shares of our common stock outstanding immediately prior to the closing of this offering. Net tangible book value represents the amount of total tangible assets less total liabilities. Dilution is determined by subtracting net tangible book value per share of our common stock from the assumed initial public offering price per share of our common stock.

          After giving effect to the sale of            shares of our common stock in this offering assuming an initial public offering price of $           per share, less the underwriting discounts, commissions and estimated offering expenses payable by us, and without taking into account any other changes in such net tangible book value after June 30, 2010, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been     or          per share. This represents an immediate increase in net tangible book value of $           per share of our common stock to the existing stockholders and an immediate dilution in net tangible book value of $           per share of our common stock, or     % of the estimated offering price of $          , to investors purchasing shares of our common stock in this offering. The following illustrates such dilution per share of our common stock:

Assumed initial public offering price per share	$

Pro forma tangible net book value at June 30, 2010
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after offering dilution per share to new investors

Dilution per share to new investors

          A $1.00 increase (decrease) in the assumed initial public offering price of $           per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $          , and dilution in pro forma net tangible book value per share to new investors by approximately $          , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value after the offering would be $           per share, the increase in pro forma net tangible book value to existing stockholders would be $           per shares and the dilution to new investors would be $           per share, in each case assuming an initial public offering price of $           per share, which is the midpoint of the range listed on the cover page of this prospectus.

          The following table summarizes, as of June 30, 2010, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $           per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Per Share

	Number	Percent		Amount	Percent

Existing stockholders			%			%
New investors			%			%

Total		100%				%

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of June 30, 2010 after giving effect to the automatic conversation of all outstanding shares of our preferred stock simultaneously with the closing of this offering and, excludes:

•	shares of common stock issuable upon the exercise of warrants outstanding as of , 2010 at a weighted average exercise price of $ per share.

•	shares of common stock issuable upon the exercise of stock options outstanding as of , 2010 at a weighted average exercise price of $ per share.

•	shares of common stock available for future issuance under our equity compensation plans as of , 2010.

          To the extent any of these outstanding options or warrants are exercised, there will be further dilution to new investors. To the extent all of such outstanding options and warrants had been exercised as of June 30, 2010, the pro forma as adjusted net tangible book value (deficit) per share after this offering would be $           and total dilution per share to new investors would be $          .

          For a description of our equity incentive plan, see “Executive Compensation—Equity Incentive Plans.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

          We operate in a highly fragmented industry and have completed numerous acquisitions since we commenced operations in July 2008. Central to our strategy is growth through acquisitions that will expand our geographic coverage, provide new or complementary lines of business, expand our portfolio of services, and increase our market share.

          Following is a list of the acquisitions completed by us since July 2008:

Date	Name

August 6, 2010	•	Verity Medical
	•	Exigere

June 30, 2010	•	SOMA Medical Assessments
	•	Direct IME
	•	Network Medical Review
	•	Independent Medical Services
	•	401 Diagnostics

March 26, 2010	•	Metro Medical Services

March 15, 2010	•	American Medical Bill Review
	•	Medical Evaluations

December 31, 2009	•	Abeton
	•	Medical Assurance Group
	•	MedNet I.M.S.
	•	Qualmed
	•	IME Operations of Physician Practice

August 14, 2009	•	The Evaluation Group

August 4, 2009	•	Benchmark Medical Consultants

July 7, 2009	•	IME Software Solutions

May 21, 2009	•	Florida Medical Specialists
	•	Marquis Medical Administrators

April 17, 2009	•	Ricwel

July 14, 2008	•	CFO Medical Services
	•	Crossland Medical Review Services
	•	Southwest Medical

          The unaudited pro forma condensed combined statements of operations combine our consolidated results of operations and each of the acquisitions completed in 2009 and 2010 for the year ended December 31, 2009 and for the six months ended June 30, 2010, as if the acquisitions had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet combines our consolidated balance sheet as of June 30, 2010 as if the August 6, 2010 acquisitions had occurred on June 30, 2010.

          The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, the our historical consolidated financial statements and related notes and the audited financial statements with respect to the acquisitions included elsewhere in this prospectus.

          The historical financial statements of SOMA and Direct IME were presented in Canadian dollars. For the purpose of presenting the unaudited pro forma condensed combined financial information, the adjusted income statements of SOMA and Direct IME for the period ended December 31, 2009 and June 30, 2010 have been translated into U.S. Dollars at the average daily rates for the periods ended December 31, 2009 and June 30, 2010, respectively.

          The pro forma acquisition adjustments described in Note 4 were based on available information and certain assumptions made by our management and may be revised as additional information becomes available. The unaudited pro forma condensed combined financial information included in this prospectus is not intended to represent what our financial position is or results of operations would have been if the acquisition had occurred on that date or to project our results of operations for any future period. Since the Company and each of the acquired businesses were not under common control or management for some of or any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

          The unaudited pro forma condensed combined statements of operations included herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

          The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs to combine our operations and the acquisitions or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

EXAMWORKS AND ACQUIRED BUSINESSES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands, except share and per share data)

	ExamWorks	Abeton Group	2009 Individually Insignificant Acquisitions	Metro Medical Services	Direct IME	2010 Individually Insignificant Acquisitions (January 1 through June 30, 2010)	Verity	Exigere	Pro Forma Adjustments		Pro Forma Combined

Revenues	$49,634	$15,229	$24,765	$15,534	$7,271	$45,220	$8,808	$8,866	$(227)	(a)	$175,100
Costs and expenses:
Costs of revenues	32,026	9,165	15,602	10,862	2,982	29,258	5,299	4,556	(227)	(a)	109,523
Selling, general and administrative	15,811	4,622	6,967	2,460	1,219	12,504	1,091	4,476	(13,730)	(b)	35,420
Depreciation and amortization	6,889	624	98	28	—	425	70	100	16,040	(c)	24,274

Total costs and expenses	54,726	14,411	22,667	13,350	4,201	42,186	6,460	9,132	2,084		169,217

Income (loss) from operations	(5,092)	818	2,099	2,184	3,069	3,034	2,348	(266)	(2,311)		5,883
Other (income) expenses	1,925	585	141	(19)	3	153	—	10	5,483	(d)	8,281

Income (loss) before income taxes	(7,017)	233	1,957	2,203	3,066	2,881	2,348	(276)	(7,793)	(e)	(2,398)
Provision (benefit) for income taxes	(2,613)	20	(77)	—	—	185	—	(76)	(1,669)		(892)

Net income (loss)	$(4,404)	$213	$2,034	$2,203	$3,066	$2,696	$2,348	$(200)	$(9,463)		$(1,506)

Net income (loss) per share attributable to common stockholders — basic and diluted	$(2.16)										$(0.48)

Weighted average number of common shares outstanding used in computing per share amounts — basic and diluted	2,038,310									(f)	3,139,696

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EXAMWORKS AND ACQUIRED BUSINESSES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2010

(In thousands, except share and per share data)

	ExamWorks	Metro Medical Services	Direct IME	Individually Insignificant Acquisitions (January 1 through June 30, 2010)	Verity	Exigere	Pro Forma Adjustments		Pro Forma Combined

Revenues	$60,679	$4,149	$5,158	$19,189	$4,539	$3,568	$(64)	(a)	$97,218
Costs and expenses:
Costs of revenues	38,265	2,781	2,764	12,337	2,373	1,870	(64)	(a)	60,326
Selling, general and administrative	14,383	665	483	3,791	722	1,549	(4,489)	(b)	17,104
Depreciation and amortization	6,547	9	4	107	18	18	5,170	(c)	11,873

Total costs and expenses	59,195	3,455	3,251	16,235	3,113	3,437	617		89,303

Income (loss) from operations	1,484	694	1,907	2,954	1,426	131	(681)		7,915
Other expenses	2,811	11	2	(451)	—	5	1,974	(d)	4,352

Income (loss) before income taxes	(1,327)	683	1,905	3,405	1,426	126	(2,655)		3,563
Provision (benefit) for income taxes	(660)	—	—	41	—	49	1,967	(e)	1,397

Net income (loss)	$(667)	$683	$1,905	$3,364	$1,426	$77	$(4,622)		$2,166

Net income (loss) per share attributable to common stockholders:
Basic	(0.23)								0.65

Diluted	$(0.23)								$0.50

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	2,844,110							(f)	3,315,201
Diluted	2,844,110								4,322,055

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EXAMWORKS AND ACQUIRED BUSINESSES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2010

(In thousands)

	ExamWorks	Verity	Exigere	Pro Forma Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$15,054	$569	$269	$(9,006)	(g)	$6,886
Accounts receivable, net	19,838	698	767	—		21,303
Other receivables	722	—	148	—		870
Prepaid expenses	1,193	49	16	(49)	(h)	1,209
Deferred tax assets	779	—	—	—		779
Other current assets	873	—	—	—		873

Total current assets	38,459	1,316	1,200	(9,055)		31,920
Equipment and leasehold improvements, net	2,988	16	430	(332)	(i)	3,102
Goodwill	61,772	—	—	12,471	(j)	74,243
Intangible assets, net	52,945	—	—	9,665	(j)	62,610
Deferred tax assets, noncurrent	5,597	—	—	—		5,597
Deferred financing costs, net	2,963	—	—	—		2,963
Other assets	74	—	39	—		113

Total assets	$164,798	$1,332	$1,669	$12,749		$180,548

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,717	$34	$455	$(34)	(h)	$12,172
Accrued expenses	4,507	46	104	(46)	(h)	4,611
Deferred revenue	1,073	—	—	—		1,073
Current portion of long-term debt	14,721	—	40	2,266	(k)	17,027
Current portion of subordinated unsecured notes payable	2,083	—	—	—		2,083
Other current liabilities	2,692	—	—	—		2,692

Total current liabilities	36,793	80	599	2,186		39,658
Long-term debt, less current portion	58,883	—	117	9,105	(k)	68,105
Long-term subordinated unsecured notes payable, less current portion	2,809	—	—	—		2,809
Other long-term liabilities	3,103	—	—	—		3,103
Deferred tax liabilities, noncurrent	—	—	328	1,382	(j)	1,710

Total liabilities	101,588	80	1,044	12,673		115,385

Commitments and contingencies
Stockholders’ equity:
Preferred stock	33,000	—	—	—		33,000
Common stock	—	—	—	—		—
Dividends paid	—	(3,214)	—	3,214	(h)	—
Additional paid-in capital	37,810	2	1	1,950	(l)	39,763
Accumulated other comprehensive loss	(131)	—	—	—		(131)
Retained earnings (accumulated deficit)	(7,469)	4,464	624	(5,088)	(l)	(7,469)

Total stockholders’ equity	63,210	1,252	625	77		65,164

Total liabilities and stockholders’ equity	$164,798	$1,332	$1,669	$12,749		$180,548

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EXAMWORKS AND ACQUIRED BUSINESSES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 — Basis of Presentation

          The acquisitions are accounted for under the acquisition method of accounting in accordance with ASC Topic 805-10, “Business Combinations—Overall” (“ASC 805-10”). The Company accounts for the transaction by using its historical information and accounting policies and adding the assets and liabilities of the acquired businesses as of each respective acquisition date at their respective fair values. Pursuant to ASC 805-10, under the acquisition method, the total estimated purchase price for each acquisition (consideration transferred) as described in Note 3, Preliminary Purchase Price Allocation, is measured at the acquisition closing dates using the fair value of the net assets acquired. The assets and liabilities of the acquisitions have been measured based on various estimates and assumptions that the Company’s management believes are reasonable and appropriate given the currently available information. Use of different estimates and judgments could yield different results.

          The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of the acquisitions as of the effective date was allocated to goodwill in accordance with ASC 805-10.

          For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, the Company used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure—Overall” (“ASC 820-10”), which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of the acquired companies at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

          Under ASC 805-10, acquisition related transaction costs (e.g., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred but are required to be expensed as incurred.

NOTE 2 — Accounting Policies

          Upon completion of each acquisition, the Company has performed a detailed review of each acquired business’ accounting policies. As a result, the Company has adjusted the financial statements of each acquired entity to conform to the Company’s presentation and policies. As such, the presented pro forma financial information is consistent with the acquiree and conforms to requirements as promulgated by U.S. GAAP.

NOTE 3 — Purchase Price Allocation

Verity Medical Acquisition

          On August 6, 2010, we acquired substantially all of the assets and assumed certain liabilities of Verity Medical, Inc. (“Verity”) for $14.1 million in cash.

EXAMWORKS AND ACQUIRED BUSINESSES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

          The preliminary allocation of consideration for the Verity acquisition is summarized as follows (in thousands):

Equipment and leasehold improvements	$46
Client relationships	4,904
Tradenames	1,014
Covenants not to compete	58
Technology	168
Goodwill	7,220
Assets acquired and liabilities assumed, net	698
Totals	$14,108

Exigere Corporation Acquisition

          On August 6, 2010, we acquired 100% of the outstanding common stock of Exigere Corporation (“Exigere”) for $7.5 million, comprised of $5.8 million cash consideration, less cash acquired of $270,000 and 32,542 shares of our common stock.

          The preliminary allocation of consideration for the Exigere acquisition is summarized as follows (in thousands):

Equipment and leasehold improvements	$68
Client relationships	2,811
Tradenames	581
Covenants not to compete	34
Technology	95
Goodwill	5,251
Deferred tax liability	(1,382)
Assets acquired and liabilities assumed, net	83
Totals	$7,541

          We have not completed our valuation of the assets acquired and liabilities assumed; accordingly, we have assumed that the fair value of the tangible assets acquired and liabilities assumed approximate their historic book values and have allocated a portion of the excess cost of the acquisition to identified intangibles using the results of the valuations of our other recent acquisitions. On this basis, we have estimated the fair value of identified intangibles to be $9.7 million and goodwill to be $12.5 million.

NOTE 4 — Pro Forma Adjustments

          Item (a): Adjustment represents the elimination of revenues and related costs of revenue related to revenues between certain acquired businesses during the year ended December 31, 2009 and six months ended June 30, 2010 of approximately $227,000 and $64,000, respectively.

          Item (b): Adjustment represents the elimination of certain selling, general and administrative costs that represent material, non-recurring costs related to the acquired entities:

          Adjustments of approximately $11.4 million and $2.4 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively, represent certain salary and related personal expenses attributable to the previous owners of the acquired businesses. These expenses are considered to be non-recurring and are not expected to have a continuing impact on the operations of the Company.

EXAMWORKS AND ACQUIRED BUSINESSES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

          Adjustments of approximately $2.3 million and $2.1 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively, eliminate acquisition related transaction costs incurred by the Company and the acquired businesses.

          Item (c): Adjustments to reflect incremental depreciation and amortization expense for the pro forma periods are as follows (in thousands):

	Fair value	Useful life (months)	Expected depreciation and amortization for the year ended December 31, 2009
Equipment and leasehold improvements	$1,124	12	$1,124
Client relationships	46,673	42	13,335
Non-compete agreement	2,769	36	923
Tradename	9,938	45	2,650
Technology	2,527	24	1,264
	$63,031		19,296
Less amounts recorded			3,256
Net adjustment to depreciation and amortization expense			$16,040

	Fair value	Useful life (months)	Expected depreciation and amortization for the six months ended June 30, 2010
Equipment and leasehold improvements	$742	12	$371
Client relationships	32,828	42	4,690
Non-compete agreement	1,872	36	312
Tradename	5,823	45	776
Technology	1,139	24	285
	$42,404		6,434
Less amounts recorded			1,265
Net adjustment to depreciation and amortization expense			$5,169

          Item (d): Adjustment assumes that acquisition related debt was incurred on January 1, 2009 and reflects additional interest expense incurred from this borrowing. Adjustments to interest expense consist of the following (in thousands):

	Year ended December 31, 2009	Six months ended June 30, 2010
Incremental interest expense on term loan borrowings to finance acquisitions (assuming an interest rate of 7.5%)	$5,020	$1,714
Eliminate acquired companies’ pre-acquisition interest expense	(747)	—
Incremental interest expense incurred from the amortization of capitalized loan costs	1,198	267
	$5,471	$1,974

          Item (e): Adjustment reflects the calculated income tax provision for acquired businesses considered to be flow through entities prior to acquisition.

EXAMWORKS AND ACQUIRED BUSINESSES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

          Item (f): Adjustment to the weighted average number of common shares outstanding used in computing per share amounts, basic and diluted, is as follows:

	Year ended December 31, 2009	Six months ended June 30, 2010

Historical weighted average common shares outstanding	2,038,310	2,844,110
Common shares issued in connection with acquisitions	1,101,386	471,091

Pro forma weighted average number of common shares outstanding:
Basic:	3,139,696	3,315,201

Dilutive impact of convertible preferred stock, stock options and warrants:	—	1,006,854

Diluted:	3,139,696	4,322,055

          Item (g): Adjustments to cash and cash equivalents are as follows (in thousands):

June 30, 2010

Total gross purchase price	$21,919
Borrowings under credit facility	(11,528)
Common stock issued in connection with acquisition	(1,954)
Cash and cash equivalents not acquired	569

Total adjustment to cash and cash equivalents	$9,006

          Item (h): Adjustment reflects certain assets and liabilities not assumed by ExamWorks in conjunction with the Verity and Exigere acquisitions.

          Item (i): Adjustments to equipment and leasehold improvements are as follows (in thousands):

June 30, 2010

Book value of fixed assets acquired	$(446)
Fair value of fixed assets acquired	114

Net adjustment to equipment and leasehold improvements:	$(332)

          Item (j): Adjustment to record intangible assets, goodwill and the related deferred tax liability in the combined balance sheet as detailed in Note 3 — Preliminary Purchase Price Allocation.

          Item (k): Adjustments to debt are as follows (in thousands):

June 30, 2010

Borrowings under credit facility to fund acquisitions — current	$2,306
Repayment of acquired company’s debt — current	(40)

Total	$2,266

Borrowings under credit facility to fund acquisitions — long term	$9,222
Repayment of acquired company’s debt — long term	(117)

Total	$9,105

          Item (l): Adjustments to stockholders’ equity reflects adjustments to the following (in thousands):

          Adjustments to additional paid-in capital:

June 30, 2010

Eliminate acquired businesses’ historical additional paid-in capital	$(3)
Record acquisition consideration for common stock issued in excess of par	1,953

$1,950

•	An adjustment of approximately $5.1 million was made to retained earnings (accumulated deficit) to eliminate the acquired business’ historical retained earnings.

•	An adjustment was made to common stock to reflect acquisition consideration, at par, and to eliminate the acquired business’ historical common stock, at par.

SELECTED CONSOLIDATED FINANCIAL DATA

          The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. The summary consolidated statement of operations data for the period from April 27, 2007 (inception) to December 31, 2007, each of the years in the two-year period ended December 31, 2009 and for the six months ended June 30, 2010 and the summary consolidated balance sheet data as of December 31, 2008 and 2009 and June 30, 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2007 is derived from our consolidated audited financial statements not included in this prospectus. The summary consolidated statement of operations data for the six months ended June 30, 2009 is derived from our unaudited financial statements, included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and notes thereto and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

          You should read the following selected consolidated financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus.

		For the years ended, December 31,		For the six months ended June 30,

	2007(1)	2008	2009	2009	2010

	(In thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues	$—	$14,694	$49,634	$19,628	$60,679
Costs and expenses:
Costs of revenues	—	9,828	32,026	12,356	38,265
Selling, general and administrative expenses	226	4,610	15,811	6,082	14,383
Depreciation and amortization	—	2,392	6,889	2,592	6,547

Total costs and expenses	226	16,830	54,726	21,030	59,195
Income (loss) from operations	(226)	(2,136)	(5,092)	(1,402)	1,484
Interest and other expenses, net	—	1,470	1,925	319	2,811

Loss before income taxes	(226)	(3,606)	(7,017)	(1,721)	(1,327)
Income tax benefit	—	(1,434)	(2,613)	(641)	(660)

Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)

Net loss per share attributable to common stockholders — basic and diluted	$(3.77)	$(2.28)	$(2.16)	$(0.55)	$(0.23)

Weighted average shares outstanding — common stock	60,000	952,318	2,038,310	1,962,809	2,844,110
Other Financial Data:
Adjusted EBITDA(2)	$(36)	$1,076	$6,496	$2,808	$10,349

	As of December 31,

	2007	2008	2009	As of June 30, 2010

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$416	$1,203	$1,499	$15,054
Current assets	416	4,735	11,497	38,459
Total assets	689	38,898	76,547	164,798
Current portion of long-term debt	—	1,534	3,263	14,721
Current portion of subordinated unsecured notes payable	—	—	1,565	2,083
Current liabilities	434	5,700	20,871	36,793
Long-term debt, less current portion	—	10,205	29,371	58,883
Long-term subordinated unsecured notes payable, less current portion	—	—	3,552	2,809
Revolving line of credit	—	1,500	600	—
Total liabilities	434	18,375	56,147	101,588
Convertible preferred stock	—	—	—	33,000
Total stockholders’ equity	255	20,523	20,400	63,210

(1)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.
(2)

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition related transaction costs, stock based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability. The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Adjusted EBITDA.”

		For the years ended, December 31,		For the six months ended June 30,

	2007(i)	2008	2009	2009	2010

		(In thousands)
Reconciliation of Adjusted EBITDA:
Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)
Share-based compensation expense	—	101	218	132	298
Depreciation and amortization expense	—	2,392	6,889	2,592	6,547
Acquisition-related transaction costs	—	719	2,109	691	2,020
Monitoring fee(ii)	—	—	1,738	270	—
Other non-recurring costs(iii)	190	—	634	525	—
Interest and other expenses, net	—	1,470	1,925	319	2,811
Income tax benefit	—	(1,434)	(2,613)	(641)	(660)

Adjusted EBITDA:	$(36)	$1,076	$6,496	$2,808	$10,349

(i)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.
(ii)	See “Certain Relationships and Related Party Transactions—Monitoring Fee Agreement” for a description of the monitoring fee.
(iii)	Other non-recurring costs consist of start-up costs incurred in 2007 and severance and facility termination costs in 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data,” and our consolidated financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors” and “Forward-Looking Statements.” All forward-looking statements in this document are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements.

Our Business

          We are a leading provider of independent medical examinations, or “IMEs”, peer and bill reviews, and related services, and were incorporated as a Delaware corporation on April 27, 2007. We commenced operations in July 2008 with the acquisition of three IME businesses in New York, New Jersey and Texas. In 2009, we acquired 11 additional IME businesses, including the leading provider of software solutions to the IME industry. We acquired 10 additional IME businesses through August 6, 2010 and currently operate out of 24 locations servicing all 50 U.S. states and Canada. In June 2010, we effected a corporate reorganization creating a holding company, ExamWorks Group, Inc., with ExamWorks, Inc. becoming a wholly-owned subsidiary of ExamWorks Group, Inc.

          We provide our services to property and casualty insurance carriers, law firms, third-party claim administrators, government agencies, and state funds that use independent services to confirm the veracity of claims by sick or injured individuals for workers’ compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

          We provide our clients with the local presence, expertise and broad geographic coverage they increasingly require. Our size and geographic reach give our clients access to our medical panel of approximately 13,500 credentialed physicians and other medical providers and our proprietary information technology infrastructure that has been specifically designed to streamline the complex process of coordinating referrals, scheduling appointments, complying with regulations and client reporting. Our primary service is to provide IMEs that give our clients authoritative and accurate answers to questions regarding the nature and permanency of medical conditions or personal injury, their cause and appropriate treatment. Additionally, we provide peer and bill reviews, which consist of medical opinions by members of our medical panel without conducting physical exams, and the review of physician and hospital bills to examine medical care rendered and its conformity to accepted standards of care.

Our Industry

          The IME industry is a large, highly fragmented industry. Our primary markets are the U.S. and Canada. We believe the IME industry represented sales volumes in 2009 in excess of $4.4 billion in the U.S. and $0.6 billion in Canada based on data regarding the number of claims made in 2009 for which IME services may be requested in insurance lines we service.

          In the U.S. IME market, we estimate that approximately 15 to 20% of all workers’ compensation, automotive, personal injury liability and disability insurance claims are potentially subject to IME services. Particular types of claims with high economic value, such as permanent disability and bodily injury, typically require IMEs and have shown strong demand in recent years.

          We believe that Canada represents a significant growth opportunity for us. As described above, we believe the Canadian IME industry represents sales volumes in 2009 of approximately $0.6 billion.

Acquisitions

          We operate in a highly fragmented industry and have completed numerous acquisitions since we commenced operations in July 2008. A key component of our business strategy is growth through acquisitions that expand our geographic coverage, provide new or complementary lines of business, expand our portfolio of services, and increase our market share. Another central feature of our business strategy is growing our business organically and as such, implementing focused initiatives at each of our acquired businesses, including, improving management systems and infrastructure, selling additional services to existing clients, cross-selling into additional insurance lines of business and expanding our geographic footprint with existing clients. To date, we have completed the following 24 acquisitions:

Acquisition Date	Name

August 6, 2010	•	Verity Medical
	•	Exigere

June 30, 2010	•	SOMA Medical Assessments
	•	Direct IME
	•	Network Medical Review
	•	Independent Medical Services
	•	401 Diagnostics

March 26, 2010	•	Metro Medical Services

March 15, 2010	•	American Medical Bill Review
	•	Medical Evaluations

December 31, 2009	•	Abeton
	•	Medical Assurance Group
	•	MedNet I.M.S.
	•	Qualmed
	•	IME Operations of Physicians Practice

August 14, 2009	•	The Evaluation Group

August 4, 2009	•	Benchmark Medical Consultants

July 7, 2009	•	IME Software Solutions

May 21, 2009	•	Florida Medical Specialists
	•	Marquis Medical Administrators

April 17, 2009	•	Ricwel

July 14, 2008	•	CFO Medical Services
	•	Crossland Medical Review Services
	•	Southwest Medical

Sources of Revenues and Expenses

Revenues

          We derive revenue primarily from fees charged for independent medical examinations, peer and bill reviews and other related services. Revenues are recognized at the time services have been performed and, if applicable, at the time the report is shipped to the end user. We expect revenue to continue to increase principally through organic and acquisition growth. Our revenue is derived from services performed in different geographic areas. Pro forma for acquisitions completed through August 6, 2010, no client contributed more than 10% of pro forma total revenue in 2009 and the six months ended June 30, 2010.

Costs of revenues

          Costs of revenues are comprised of fees paid to members of our medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenue. We expect these operationally driven costs to increase to support future revenue growth and as we continue to grow through acquisitions.

Selling, general and administrative expenses

          Selling, general and administrative (“SGA”) expenses consist primarily of expenses for administrative, human resource related, corporate information technology support, legal (primarily from transaction costs related to acquisitions), finance and accounting personnel, professional fees (primarily from transaction costs related to acquisitions), insurance and other corporate expenses. We expect that SGA expenses will increase as we continue to add personnel to support the growth of our business and pursue acquisition growth. In addition, we anticipate that we will incur additional personnel expenses, professional service fees, including audit and legal, investor relations, costs of compliance with securities laws and regulations, and higher director and officer insurance costs related to operating as a public company. As a result, we expect that our SGA expenses will continue to increase in the future but decrease as a percentage of revenue over time as our revenue increases.

Depreciation and amortization

          Depreciation and amortization (“D&A”) expense consists primarily of amortization of our finite lived intangible assets obtained through acquisitions completed to date and, to a lesser extent, depreciation of equipment and leasehold improvements. We expect that depreciation and amortization expense will increase as we continue our acquisition strategy.

Results of Operations

          The following table sets forth certain consolidated statement of operations data for the periods indicated:

		For the years ended, December 31,		For the six months ended June 30,

	2007(1)	2008	2009	2009	2010

	(In thousands, except share and per share data)
Revenues	$—	$14,694	$49,634	$19,628	$60,679
Costs and expenses:
Costs of revenues	—	9,828	32,026	12,356	38,265
Selling, general and administrative expenses	226	4,610	15,811	6,082	14,383
Depreciation and amortization	—	2,392	6,889	2,592	6,547

Total costs and expenses	226	16,830	54,726	21,030	59,195
Loss from operations	(226)	(2,136)	(5,092)	(1,402)	1,484
Interest and other expenses, net	—	1,470	1,925	319	2,811

Loss before income tax benefit	(226)	(3,606)	(7,017)	(1,721)	(1,327)
Income tax benefit	—	(1,434)	(2,613)	(641)	(660)

Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)

Net loss per share attributable to common stockholders — basic and diluted	$(3.77)	$(2.28)	$(2.16)	$(0.55)	$(0.23)

Weighted average shares outstanding — common stock	60,000	952,318	2,038,310	1,962,809	2,844,110
Other Financial Data:
Adjusted EBITDA(2)	$(36)	$1,076	$6,496	$2,808	$10,349

(1)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.
(2)	Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss in the next section and is not a substitute for the GAAP equivalent.

Adjusted EBITDA

          In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability.

          We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees, excluding our senior management.

          Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

          The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

		For the years ended, December 31,		For the six months ended June 30,

	2007(i)	2008	2009	2009	2010

		(In thousands)
Reconciliation of Adjusted EBITDA:
Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)
Share-based compensation expense	—	102	218	132	298
Depreciation and amortization	—	2,392	6,889	2,592	6,547
Acquisition-related transaction costs	—	719	2,109	691	2,020
Monitoring fee(ii)	—	—	1,738	270	—
Other non-recurring costs(iii)	190	—	634	525	—
Other expenses, net	—	1,470	1,925	319	2,811
Income tax benefit	—	(1,434)	(2,613)	(641)	(660)

Adjusted EBITDA:	$(36)	$1,076	$6,496	$2,808	$10,349

(i)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.
(ii)	See “Certain Relationships and Related Party Transactions—Monitoring Fee Agreement” for a description of the monitoring fee.
(iii)	Other non-recurring costs consist of start-up costs in 2007 and severance and facility termination costs in 2009.

Comparison of the Six Months Ended June 30, 2010 and 2009

          Revenues. Revenues were $60.7 million for the six months ended June 30, 2010 compared to $19.6 million for the six months ended June 30, 2009, an increase of $41.1 million, or 210%. The increase in revenue over the 2009 period was due to the following:

•	$37.0 million, or 188%, was attributable to acquisitions completed during the third and fourth quarters of 2009 and the first quarter of 2010.

•	$4.1 million, or 21%, was due to organic growth primarily attributable to increased volume and, to a lesser extent, a favorable change in sales mix.

          Costs of revenues. Costs of revenues were $38.3 million for the six months ended June 30, 2010 compared to $12.4 million for the six months ended June 30, 2009, an increase of $25.9 million, or 209%. The increase in costs of revenues over the 2009 period was due to the following:

•	$24.1 million, or 195%, was attributable to acquisitions completed during the third and fourth quarters of 2009 and the first quarter of 2010.

•	$1.8 million, or 14%, was primarily attributable to increased fees paid to members of our medical panel and other direct costs resulting from increased revenue.

•	Costs of revenues as a percentage of revenues for the six months ended June 30, 2010 and 2009 remained constant at 63%.

          Selling, general and administrative. SGA expenses were $14.4 million for the six months ended June 30, 2010 compared to $6.1 million for the six months ended June 30, 2009, an increase of $8.3 million, or 137%. The increase in SGA expenses over the 2009 period was due to the following:

•	$6.0 million, or 100%, was attributable to the acquisitions completed during 2009 and the first six months of 2010.

•

$2.3 million, or 37%, was primarily attributable to increased transaction costs of $1.3 million related to the acquisitions completed in 2010 and, to a lesser extent, increased corporate expenses to support our growing operations.

          Depreciation and amortization. D&A expenses were $6.5 million for the six months ended June 30, 2010 compared to $2.6 million for the six months ended June 30, 2009, an increase of $3.9 million, or 153%. The increase in D&A expenses over the 2009 period was due to the following:

•

$3.5 million, or 135%, was attributable to growth resulting from additional amortization of finite-lived intangibles and tangible assets related to acquisitions completed during 2009 and the first quarter of 2010.

•	$462,000, or 18%, was primarily attributable to increased depreciation expense resulting from capital expenditures to support our growing operations.

          Interest and other expenses, net. Interest and other expenses, net were $2.8 million for the six months ended June 30, 2010 compared to $319,000 for the six months ended June 30, 2009, an increase of $2.5 million, or 781%. Interest expense increased $2.1 million due to increased borrowings for purposes of financing our acquisitions completed in 2009 and the first quarter of 2010. As of June 30, 2010, the amount outstanding under our senior credit facility was $73.6 million as compared to $14.5 million outstanding as of June 30, 2009. The increase in other expenses, net was also due to the net loss on the interest rate swap of approximately $65,000 for the six months ended June 30, 2010, compared to the net gain on the interest rate swap of $(285,000) during the six months ended June 30, 2009. The increase in net loss on the interest rate swap was primarily due to the change in the fair value of the instrument primarily driven by falling interest rates from 2009 and 2010.

          Income tax benefit. Income tax benefit was $660,000 for the six months ended June 30, 2010 compared to $641,000 for the six months ended June 30, 2009, a decrease of $19,000, or 3%. Our effective income tax rate was 49.8% and 37.2% for the six months ending June 30, 2010 and 2009, respectively. The tax rates in the 2010 period were favorably impacted primarily by state net operating losses.

Net loss. For the foregoing reasons, net loss was $667,000 for the six months ended June 30, 2010 compared to $1.1 million for the six months ended June 30, 2009, a decrease of $414,000, or 38%.

Comparison of Years Ended December 31, 2009 and December 31, 2008

          Revenues. Revenues were $49.6 million for the year ended December 31, 2009 compared to $14.7 million for the year ended December 31, 2008, an increase of $34.9 million, or 238%. The increase in revenue over the 2008 period was due to the following:

•	$32.4 million, or 221%, was attributable to acquisitions completed in 2008 and 2009.

•	$2.5 million, or 17%, was due to organic growth primarily attributable to increased volume and, to a lesser extent, a favorable change in sales mix.

          Costs of revenues. Costs of revenues were $32.0 million for the year ended December 31, 2009 compared to $9.8 million for the year ended December 31, 2008, an increase of $22.2 million, or 226%. The increase in costs of revenues over the 2008 was due to the following:

•	$21.4 million, or 218%, was attributable to acquisitions completed in 2008 and 2009.

•	$750,000, or 8%, was primarily attributable to increased fees paid to members of our medical panel and other direct costs resulting from increased revenue.

•

Costs of revenues as a percentage of revenues was 65% for the year ended December 31, 2009 compared to 67% for the year ended December 31, 2008. The improvement in this percentage was primarily due to the impact of a favorable change in sales mix to higher margin services.

          Selling, general and administrative. SGA expenses were $15.8 million for the year ended December 31, 2009 compared to $4.6 million for the year ended December 31, 2008, an increase of $11.2 million, or 243%. The increase in SGA expenses over the 2008 was due to the following:

•	$5.1 million, or 110%, was attributable to the acquisitions completed in 2008 and 2009.

•

$6.1 million, or 133%, was primarily attributable to increased corporate headcount and other overhead expenses of $2.7 million to support our growing operations and develop the related corporate infrastructure, costs of $1.7 million incurred under the monitoring fee agreement, and increased transaction costs of $1.4 million related to the eleven acquisitions completed in 2009.

          Depreciation and amortization. D&A expenses were $6.9 million for the year ended December 31, 2009 compared to $2.4 million for the year ended December 31, 2008, an increase of $4.5 million, or 188%. The increase in D&A expenses over the 2008 was due to the following:

•	$4.3 million, or 179%, was attributable to the acquisitions completed in 2008 and 2009.

•	$220,000, or 9%, was primarily attributable to increased depreciation expense resulting from continued capital expenditures to support our growing operations.

          Interest and other expenses, net. Interest and other expenses, net were $1.9 million for the year ended December 31, 2009 compared to $1.5 million for the year ended December 31, 2008, an increase of $455,000, or 31%. Interest expense increased by $1.3 million, or 251%, primarily due to borrowings incurred to complete the 2008 and 2009 acquisitions. As of December 31, 2009, borrowings under our then outstanding senior credit facility were $33.5 million compared to $13.2 million as of December 31, 2008. In December 2009, we entered into a new senior credit facility and repaid and terminated our previous senior credit facility. In conjunction with the termination of the prior facility, we recognized a loss from early extinguishment of debt in the amount of approximately $461,000 attributable to the unamortized portion of capitalized loan costs. The increase in other expenses was partially offset by the net gain in the interest rate swap of approximately $343,000 in the year ended December 31, 2009, an increase of approximately 136% compared to a net loss recorded in the prior year. This increase in net gain resulted from the change in the fair value of the instrument primarily due to a slight increase in interest rates in 2009 compared to 2008.

          Income tax benefit. Income tax benefit was $2.6 million for the year ended December 31, 2009 compared to $1.4 million for the year ended December 31, 2008, an increase of $1.2 million or 82%. Our effective income tax rate was 37.2% and 39.8% for the years ended December 31, 2009 and 2008, respectively. The decrease in the effective income tax rates in 2009 was primarily due to changes in state tax apportionment factors as we expanded our geographic footprint.

          Net loss. For the foregoing reasons, net loss was $4.4 million for the year ended December 31, 2009 compared to $2.2 million for the year ended December 31, 2008, an increase of $2.2 million, or 100%.

Comparison of the Year Ended December 31, 2008 and the period from April 27, 2007 (inception) to 2007

          Revenues. Revenues were $14.7 million in the year ended December 31, 2008. Revenues in 2008 were attributable to the acquisition of three IME businesses and commencement of operations in July 2008. No revenues were recorded in the period from April 27, 2007 (inception) to December 31, 2007.

          Costs of revenues. Costs of revenues were $9.8 million in the year ended December 31, 2008. No costs of revenues were recorded in the period from April 27, 2007 (inception) to December 31, 2007.

          Selling, general and administrative. SGA expenses were $4.6 million for the year ended December 31, 2008 compared to $0.2 million for the period from April 27, 2007 (inception) to December 31, 2007, an increase of $4.4 million. SGA expenses in 2008 were primarily attributable to expenses incurred in connection with the acquisition of three IME businesses completed during 2008, including certain transaction costs. SGA expenses in 2007 represented our pre-operational expenses.

          Depreciation and amortization. D&A expenses were $2.4 million in the year ended December 31, 2008. Approximately $2.0 million of expense was attributable to the amortization of finite lived intangibles recorded in conjunction with the acquisitions completed in July 2008. The remaining D&A expenses in 2008 were due to capital expenditures made during 2008 to support operations. No D&A expenses were incurred in 2007.

          Interest and other expenses, net. Interest and other expenses, net were $1.5 million in the year ended December 31, 2008. Approximately $515,000 was interest expense due to borrowings incurred to complete the 2008 acquisitions. As of December 31, 2008, the outstanding principal amount of our then outstanding senior credit facility was $13.2 million. Other expenses, net, also included an unrealized loss recorded on the interest rate swap of approximately $1.0 million resulting from the difference between the amortized cost and fair value of the instrument and was primarily driven by falling interest rates. We entered into the interest rate swap in August 2008 to manage the interest rate exposure on our then outstanding senior credit facility which included a variable interest rate. No other expenses, net were incurred in 2007.

          Income tax benefit. Income tax benefit was $1.4 million in the year ended December 31, 2008. Our effective income tax rate was 39.8% and 0% for the year ended December 31, 2008 and the period from April 27, 2007 (inception) to December 31, 2007, respectively.

          Net loss. For the foregoing reasons, net loss was $2.2 million for the year ended December 31, 2008 compared to $226,000 for the year ended December 31, 2007, an increase of $2.0 million.

Selected Quarterly Financial Data

          The following table sets forth selected unaudited consolidated quarterly operating data for each of the eight quarters during the period from July 1, 2008 to June 30, 2010. As we commenced operations in July 2008 with the acquisition of three IME businesses, the first two quarters of 2008 have not been included in the table below. In our opinion, the following selected unaudited consolidated quarterly operating data have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data. You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Operating results for any fiscal quarter are not necessarily indicative of results for the full year. Historical results are not necessarily indicative of the results to be expected in future periods.

	For the three months ended,
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In thousands, except share and per share data)
Revenues	$6,739	$7,955	$8,697	$10,931	$14,168	$15,838	$25,400	$35,279
Costs and expenses:
Costs of revenues	4,524	5,304	5,569	6,787	9,226	10,445	16,132	22,133
Selling, general and administrative expenses	1,873	2,212	2,455	3,627	3,851	5,877	6,011	8,372
Depreciation and amortization	1,087	1,305	1,228	1,364	2,038	2,259	2,977	3,570
Total costs and expenses	7,485	8,820	9,252	11,778	15,115	18,581	25,120	34,075
Income (loss) from operations	(746)	(865)	(555)	(847)	(947)	(2,743)	280	1,204
Other expenses, net	457	1,013	221	98	522	1,084	1,464	1,347
Loss before income taxes	(1,203)	(1,878)	(776)	(945)	(1,469)	(3,827)	(1,184)	(143)
Income tax benefit	(478)	(746)	(289)	(352)	(547)	(1,425)	(589)	(71)
Net loss	(724)	(1,132)	(487)	(593)	(922)	(2,402)	(595)	(72)
Net loss per share attributable to common stockholders — basic and diluted	$(0.43)	$(0.58)	$(0.25)	$(0.30)	$(0.44)	$(1.12)	$(0.22)	$(0.02)
Weighted average shares outstanding — common stock	1,697,655	1,949,614	1,949,614	1,976,005	2,085,740	2,137,004	2,712,154	2,970,297
Other Financial Data:
Adjusted EBITDA(1)	$456	$1,145	$1,450	$1,358	$1,861	$1,827	$4,166	$6,183

(1)

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability. The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated. See also “Results of Operations—Adjusted EBITDA.”

	For the three months ended,
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In thousands, except share and per share data)
Reconciliation to Adjusted EBITDA:
Net loss	$(724)	$(1,132)	$(487)	$(593)	$(922)	$(2,402)	$(589)	$(717)
Share-based compensation expense	39	62	59	73	79	7	114	184
Depreciation and amortization expense	1,087	1,305	1,228	1,364	2,038	2,259	2,977	3,570
Acquisition-related transaction costs	75	644	262	429	617	801	795	1,226
Monitoring Fee(i)	—	—	197	73	—	1,467	—	—
Other non-recurring costs(ii)	—	—	259	266	74	35	—	—
Other expenses, net	457	1,013	221	98	522	1,084	1,464	1,347
Income tax benefit	(478)	(746)	(289)	(352)	(547)	(1,425)	(589)	(71)
Adjusted EBITDA:	$456	$1,145	$1,450	$1,358	$1,861	$1,827	$4,166	$6,183

(i)	See “Certain Relationships and Related Party Transactions—Monitoring Fee Agreement” for a description of the monitoring fee.
(ii)	Other non-recurring costs consist of severance and facility termination costs.

Liquidity and Capital Resources

          Our principal capital requirements are to fund operations and acquisitions. To date, we have funded our capital needs from cash flow generated from operations, private placements of common and preferred stock, and borrowings under our credit facility. We have also funded our acquisition program with equity issuances to sellers and with seller debt financing. We expect that cash and cash equivalents, availability under our credit facility, and cash flows from operations will be sufficient to support our operations, planned capital expenditures and acquisitions for at least the next 12 months.

          Although we believe that our current cash and cash equivalents and funds available under our term loan facility will be sufficient to meet our working capital and acquisition plans for at least the next 12 months, we may need to raise additional funds through public or private financings or increase borrowings to fund acquisitions. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. Additional financing may not be available or, if available, such financing may not be obtained on terms favorable to our stockholders and us.

Private Placements

          From our inception through July 2008, we privately placed an aggregate of 1,200,000 shares of common stock to one investor for gross proceeds of $12.0 million.

          In January 2010, we issued an aggregate of 387,051 shares of common stock for gross proceeds of $3.5 million and as consideration for the termination of the monitoring fee. See “Certain Relationships and Related Party Transactions—Monitoring Fee Agreement.”

          In May 2010, we completed a private placement of our Series A Convertible Preferred Stock, which are convertible into shares of our common stock at the option of the holder, to raise additional capital to fund our acquisition program. We increased the number of our authorized shares to 8.5 million shares of common stock and 1.5 million shares of preferred stock. Between March 2010 and May 2010, we issued an aggregate of 967,741 shares of Series A Convertible Preferred Stock, for approximately $33.0 million in gross proceeds to the Company. These shares of preferred stock have an aggregate initial liquidation preference of $33.0 million and accrue dividends at an annual rate of 12%, in each case payable only upon liquidation or deemed liquidation event. As of June 30, 2010, no preferred stock dividends had been accrued. The preferred stock will automatically convert into shares of our common stock simultaneously with the closing of this offering. Pursuant to investor rights agreements with the holders of the preferred stock, unless there has been a liquidation event, we are required to file for an underwritten initial public offering within 18 months of the termination of the private placement and to consummate such offering within 24 months of termination of the private placement or face certain cash penalties outlined in the agreements.

Credit Facility

          Our credit facility, which is available to finance our acquisition program and working capital needs, consists of a $105.0 million term loan and a $5.0 million revolving credit facility. All of our obligations under the credit facility are secured, subject to permitted liens and certain other exceptions, by a first-priority lien on substantially all of our assets and the assets of our domestic subsidiaries, including but not limited to, (i) a pledge of the capital stock of each of such subsidiary and (ii) a security interest in substantially all of the tangible and intangible assets owned by such domestic subsidiaries. The credit facility provides for monthly interest payments which commenced on January 1, 2010 and for the term loan, monthly installments of principal which commenced on July 1, 2010. The credit facility contains certain financial and nonfinancial covenants and restricts the payment of cash dividends. As of June 30, 2010, we had no amounts outstanding pursuant to the revolving credit facility, $220,000 of outstanding letters of credit and $677,000 of interest rate hedging losses, resulting in availability under the revolving credit facility of $4.1 million. We intend to repay outstanding amounts under the credit facility with the proceeds received from this offering.

Cash Flow Summary

          Cash and cash equivalents were $1.5 million at December 31, 2009, as compared with $1.2 million at December 31, 2008 and $416,000 at December 31, 2007. Cash and cash equivalents were $15.1 million at June 30, 2010, as compared with $726,000 at June 30, 2009.

          Our cash flows from operating, investing and financing activities, as reported in our consolidated financial statements included elsewhere in this prospectus, are summarized as follows:

		For the years ended December 31,
	2007(1)	2008	2009
	(In thousands)
Net cash provided by (used in) operating activities	$(65)	$(289)	$4,177
Net cash used in investing activities	—	(23,173)	(25,775)
Net cash provided by financing activities	481	24,249	21,894
Increase in cash and cash equivalents	$416	$787	$296

(1)	Only includes the period from April 27, 2007 (inception) to December 31, 2007, during which time we did not own an operating business.

          Operating Activities. Net cash provided by operating activities was $4.2 million in the year ended December 31, 2009 as compared with net cash used in operating activities of $(289,000) in the year ended December 31, 2008. Net cash provided by operating activities for 2009 consisted of our net loss of $(4.4) million which was offset by non-cash charges of $4.9 million (including $6.9 million in depreciation and amortization and $(2.7) million from deferred income taxes) and a decrease in working capital of approximately $3.6 million in 2009. The decrease in working capital primarily consisted of increases in accounts receivable of $(1.1) million, offset by increases in trade accounts payable and accrued liabilities of $3.0 million and amounts due to related parties of $1.9 million.

          Net cash used in operating activities was $(289,000) and $(65,000) in the years ended December 31, 2008 and 2007, respectively. Net cash used in operating activities for 2008 resulted from our net loss of $(2.2) million and a net increase in working capital of approximately $591,000, primarily due to cash provided by increases in trade accounts payable and accrued liabilities, which was offset by non-cash charges of $2.5 million.

          Investing Activities. Net cash used in investing activities was $(25.8) million and $(23.2) million in the years ended December 31, 2009 and 2008, respectively. This increase was directly attributable to cash paid for increased acquisition activity and capital asset purchases during 2009 of approximately $(25.7) million and $(1.6) million, respectively. The increase in cash used was partially offset by increases in other acquisition settlement related activities of approximately $1.5 million.

          Net cash used in investing activities was $(23.2) million in the year ended December 31, 2008. Since our operations did not commence until 2008, we did not complete transactions of this nature in 2007. The cash used in investing activities in 2008 was primarily attributable to cash paid of approximately $(22.7) million to complete three acquisitions in July 2008 and to commence our operations.

          Financing Activities. Net cash provided by financing activities was $21.9 million and $24.2 million in the years ended December 31, 2009 and 2008, respectively. This decrease was primarily attributable to the net decrease of borrowings and repayments under our credit facility of approximately $8.6 million, and a reduction of proceeds from the issuance of common stock of approximately $(10.9) million year over year.

          Net cash provided by financing activities was $24.2 million and $481,000 in the years ended December 31, 2008 and 2007, respectively. Cash provided by financing activities of $24.2 million during 2008 resulted primarily from the net borrowings and repayments under our credit facility of $12.4 million, coupled with $11.5 million in proceeds from the issuance of our common stock completed in July 2008. The cash provided by financing activities during 2007 was limited to cash received from investors of approximately $0.5 million.

	For the six months ended June 30,

	2009	2010

	(In thousands)
Net cash provided by operating activities	$2,183	$6,825
Net cash used in investing activities	(3,876)	(63,090)
Net cash provided by financing activities	1,216	69,820

Increase (decrease) in cash and cash equivalents	$(477)	$13,555

          Operating Activities. Net cash provided by operating activities was $6.8 million in the six months ended June 30, 2010 compared with $2.2 million provided in the six months ended June 30, 2009. This increase was due to the level of our operations in the 2010 period compared to the 2009 period. Net cash provided by operating activities for the six months ended June 30, 2010 consisted of our net loss of $667,000 offset by non-cash charges of $6.8 million (including $6.5 million in depreciation and amortization) and a decrease in working capital of approximately $672,000. The increase in working capital was primarily due to increased accounts receivable of $(1.7) million, offset by increases in trade accounts payable and accrued liabilities of $2.7 million.

          Investing Activities. Net cash used in investing activities was $(63.1) million and $(3.9) million for the six months ended June 30, 2010 and 2009, respectively. The increase in cash used in investing activities was primarily due to $61.9 million used to complete eight acquisitions in the first half of 2010 as well as $1.0 million used for capital expenditures.

          Financing Activities. Net cash provided by financing activities was $69.8 million and $1.2 million for the six months ended June 30, 2010 and 2009, respectively. In the 2010 period, we received $41.0 million in proceeds from borrowing under our credit facility, $32.4 million in net proceeds from the issuance of preferred stock, and $2.8 million in net proceeds from the issuance of common stock, offset by repayments to related parties of $(3.5) million and the payment of deferred loan costs of $(1.6) million.

Contingencies

          We record contingent liabilities resulting from asserted and unasserted claims against us when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. We disclose contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. We currently are not involved in any material legal proceedings. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to any future proceedings. Contingent liabilities are described in Note 9 to the consolidated financial statements included elsewhere in this prospectus.

Contractual Obligations and Commitments

          Our contractual cash payment obligations are set forth below:

	Payments due by period

	Total	July 1, 2010 – December 31, 2010	2011	2012	2013	2014	Thereafter

	(In thousands)
Operating leases	$11,258	$1,702	$2,929	$2,257	$1,659	$1,152	$1,559
Amounts outstanding under credit facility	73,604	7,360	14,720	51,524	—	—	—
Subordinated unsecured notes payable and deferred payments	5,822	1,485	1,985	1,557	462	333	—

Total:	$90,864	$10,547	$19,634	$55,338	$2,121	$1,485	$1,559

          We lease our office spaces for our corporate locations in Atlanta, Georgia and New York, New York and also for our 24 locations in various cities under non-cancelable lease agreements.

          We have certain contractual obligations including various debt agreements with requirements to make interest payments. These amounts are subject to the level of borrowings in future periods and the interest rate for the applicable periods, and therefore the amounts of these payments are not determinable. Borrowings under our credit facility bear interest at a base rate plus 5.0% for base rate loans or at a LIBOR base rate plus 5.5% for LIBOR Loans with a LIBOR floor of 2.0%. The credit facility also requires the payment of a monthly commitment fee for any availability at a rate of 0.5%.

Off-Balance Sheet Arrangements

          We engage in no activities, obligations or exposures associated with off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Overview and Definitions

          We have identified the policies below as critical to our business operations and understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this management’s discussion and analysis of financial condition and results of operations where such policies affect our reported and expected financial results. Our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, cash flow and related disclosure of contingent assets and liabilities. Our estimates include those related to accounts receivable reserves, goodwill and other intangible assets, share-based compensation other equity instruments, income and other taxes, derivative instruments and contingent obligations. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates, and the impact of changes in key assumptions may not be linear. Our management has reviewed the application of these policies with the audit committee of our board of directors. For a detailed discussion on the application of these and other accounting policies, see Note 2 to the consolidated financial statements included elsewhere in this prospectus. We believe that our most critical accounting policies and estimates relate to the following:

Revenue Recognition

          Revenue is recognized at the time services have been performed and, if applicable, the report is shipped to the end user. We believe that recognizing revenue at the time the report is shipped is appropriate because we meet the following four criteria in accordance with ASC 605-10-S25, Revenue Recognition: Overall, (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectability is reasonably assured. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Trade Accounts Receivable and Allowance for Doubtful Accounts

          Accounts receivable balances consist of amounts owed to us for services provided in the normal course of business and are reported net of an allowance for doubtful accounts. Generally, no collateral is received from clients and the collectability of trade receivable balances is regularly evaluated based on a combination of factors such as client credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment patterns and additions to the allowance are made based on these trends. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off.

Goodwill and Other Intangible Assets

          Goodwill is an asset representing the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized. Based on the provisions of ASC 350, Intangibles—Goodwill and Other (“ASC 350”), goodwill and indefinite lived intangible assets are tested for impairment annually or more frequently if impairment indicators arise. We evaluate the carrying value of goodwill during the fourth quarter of each fiscal year and between annual valuations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances include: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using primarily the income, or discounted cash flows, approach. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss is calculated by comparing the implied fair value of the reporting unit’s goodwill to its carrying amount. In calculating the implied fair value of the reporting unit’s goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

          Intangible assets, including client relationships, trade names, covenants not to compete and technology that have finite lives are amortized over their useful lives.

          We performed our annual impairment review of goodwill in October of 2008 and 2009, respectively, and reviewed subsequent events through December 31, 2008 and 2009, respectively, and determined that the carrying value of goodwill was not impaired as of each respective year end. Further, we believe that there have been no facts or circumstances subsequent to December 31, 2009 that indicate an impairment of goodwill exists.

Deferred Income Taxes

          In preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These differences result in deferred income tax assets and liabilities.

          As of December 31, 2008 and 2009, respectively, we had net operating losses (“NOLs”) of approximately $700,000 and $800,000, which are subject to annual limitations of $800,000 resulting from the change in control provisions in Section 382 of the Internal Revenue Code. We generated $3.6 million of federal taxable income in the six months ended June 30, 2010, which we expect will fully utilize the NOLs in 2010.

          Additionally, we currently have significant deferred tax assets and other deductible temporary differences including basis differences between intangible assets. We do not provide a valuation allowance against our deferred tax assets as we believe that it is more likely than not that some or all of the deferred tax assets will be realized based on available evidence including scheduled reversal of deferred tax liabilities, projected future taxable income, carry-back opportunities and other tax planning considerations.

          Effective January 1, 2009, we adopted the provisions of ASC 740, Income Taxes (“ASC 740”), as it relates to uncertain tax positions. This guidance prescribes a comprehensive model for how a company should recognize, measure, present and disclosure in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. ASC 740 states that a tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. As of January 1, 2009, we recognized a liability for unrecognized tax liabilities of approximately $100,000. We recorded an additional $50,000 liability for unrecognized tax benefits in the six months ended June 30, 2010 related to prior year tax positions of an acquired company. Additionally, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense.

          We are no longer subject to U.S. federal income or state tax return examinations by tax authorities before 2005 and 2004, respectively, which periods relate to certain acquired businesses. We operate in multiple taxing jurisdictions and face audits from various tax authorities. We remain subject to examination until the statute of limitations expires for the respective tax jurisdiction. We do not anticipate that the amount of the unrecognized benefit will significantly increase or decrease within the next twelve months.

Share-Based Compensation and Other Equity Instruments

          Our stock incentive plans provides for the granting of stock options and share-based awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires measurement of compensation cost for all share based awards at fair value on the grant date (or measurement date, if different) and recognition of compensation expense, net of forfeitures, over the requisite service period for awards expected to vest. We use the straight-line amortization method for recognizing share based compensation expense.

          The fair value of stock option grants is determined using the Black-Scholes valuation model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded stock options that have no vesting restrictions and are fully transferable, characteristics not present in these stock options. Additionally, option valuation models require the input of highly subjective assumptions, including the expected volatility of the stock price. Because the Company’s stock options have characteristics significantly different from those of traded stock options and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its share-based awards. Our expected volatility assumptions are based on publicly traded peer group’s average implied historical volatility. We expect to continue to use an estimate based on our peer group’s historical volatility until we have adequate historical data regarding the volatility of our traded stock price. Expected life assumptions are based upon the average of the “simplified” method as described in SEC Staff Accounting Bulletin No. 107, which is the midpoint between the vesting date and the end of the contractual term, and the contractual term of the option, in accordance with ASC 718, which states that if no amount within the range is more or less likely than any other amount, an average of the range (its expected value) should be used. This option has been elected as we do not have sufficient stock option exercise experience to support a reasonable estimate of the expected term. The risk-free interest rate was selected based upon yields currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term of the option. We recognize compensation expense for only the portion of stock options that are expected to vest. Accordingly, we have estimated expected forfeitures of stock options based on historical forfeiture experience rates and used these to develop a future rate. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

          The per share exercise price of our stock option grants is no less than the fair market value of our common stock on the date of grant, and historically has been substantially in excess of fair market value. The fair market value of our common stock is determined on a quarterly basis by our Board of Directors in consultation with management. Starting in 2009, our Board began performing quarterly valuations of our common stock using discounted future cash flows and taking into consideration a number of subjective factors including the illiquid nature of our stock and expected time to liquidity. The per share exercise price of our stock options, however, has been determined based on a number of objective factors, primarily the contractual value of our stock issued to sellers in acquisitions and the price per share at which we sold stock in equity financings. For example, in acquisitions, we have valued our stock, and sellers have accepted valuations, based on a multiple of our pro forma adjusted EBITDA. The multiple has been based on a number of factors, including our size and growth rate.

          The following table summarizes the number of stock options granted from January 1, 2008 through June 30, 2010, the per share exercise price of the stock options and estimated per share weighted average fair value of stock options:

Quarter ending	Number of shares subject to options granted and outstanding	Weighted average per share exercise price of options	Weighted average per share estimated fair value of options (1)

September 30, 2008	112,867	$14.43	$4.04
June 30, 2009	90,723	$14.43	$3.44
September 30, 2009	28,667	$20.03	$5.27
December 31, 2009	20,858	$20.03	$5.11
March 31, 2010	280,489	$31.49	$3.32
June 30, 2010	133,421	$34.10	$3.44

(1)

As described above, the per share estimated fair value of stock options was estimated for the date of grant using the Black-Scholes option-pricing model. This model estimates the fair value by applying a series of factors including the exercise price of the stock option, the fair market value of our common stock, a risk free interest rate, the expected term of the stock option, expected share price volatility of the underlying common stock and expected dividends on the underlying common stock. Additional information regarding our valuation of common stock and option awards is set forth in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Accounting for Acquisitions

          Accounting for acquisitions requires us to recognize and measure identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquired entity. Our accounting for acquisitions involves significant judgments and estimates, including the fair value of certain forms of consideration such as our common stock, the fair value of acquired intangible assets, which involve projections of future revenues, cash flows and terminal value, which are then discounted at an estimated discount rate, the fair value of other acquired assets and assumed liabilities, including potential contingencies, and the useful lives of the assets. The projections are developed using internal forecasts, available industry and market data and estimates of long-term rates of growth for our business. The impact of prior or future acquisitions on our financial position or results of operations may be materially impacted by the change in or initial selection of assumptions and estimates.

Financial Instruments

          In September 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance codified as ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosure about fair value measurements. ASC 820 is effective for interim reporting periods in fiscal years beginning after November 15, 2007. As such, we adopted the provisions of ASC 820 effective January 1, 2008.

          ASC 825, Financial Instruments (“ASC 825”), delayed the effective date of the application of ASC 820 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Nonrecurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of ASC 820 primarily include those measured at fair value in goodwill and long-lived asset impairment testing, those initially measured at fair value in a business combination, and nonfinancial liabilities for exit or disposal activities.

          ASC 820 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following levels:

          In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterpart credit risk in the assessment of fair value.

          Level 1 — Quoted prices in active markets for identical assets or liabilities.

          Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

          Level 3 — Unobservable inputs based on the company’s own assumptions.

          Our financial liabilities, which are measured at fair value on a recurring basis, are categorized using the fair value hierarchy as of the year ended December 31, 2008 and 2009 and as of the six months ended June 30, 2010 were as follows:

	Level 1	Level 2	Level 3	Total

	(In thousands)

As of December 31, 2008:
Financial liabilities:
Interest rate swap	$—	$611	$—	$611
As of December 31, 2009:
Financial liabilities:
Interest rate swap	—	485	—	485
Contingent consideration	—	—	2,630	2,630
As of June 30, 2010:
Financial liabilities:
Interest rate swap	—	677	—	677
Contingent consideration	—	—	4,250	4,250

          The fair value of the interest rate swap is determined using observable market inputs, such as current interest rates, and considers nonperformance risk of the Company and that of our counterparties. The contingent consideration relates to earn-out provisions recorded in conjunction with certain acquisitions completed in 2009 and 2010.

          In February 2007, the FASB issued authoritative guidance codified as ASC 825, which permits entities to choose to measure many financial instruments and certain other items at fair value. As we did not elect the fair value option, the adoption of this provision of ASC 825 did not have a material impact on our consolidated financial position, results of operations and cash flows for the years ended December 31, 2008 and 2009.

Recent Accounting Pronouncements

          In addition to the recently adopted accounting pronouncements discussed above in conjunction with our critical accounting policies, we believe the following recently adopted accounting pronouncements are important to an understanding of our financial statements.

Recently Adopted Accounting Pronouncements

          In June 2009, the FASB issued the Accounting Standards Codification, or ASC, as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with U.S. GAAP. The ASC supersedes existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and related literature. While the adoption of the ASC as of July 1, 2009 changes how we reference accounting standards, the adoption did not have an impact on our financial position, results of operations or cash flows.

          In December 2007, the FASB issued authoritative guidance codified as ASC 805, Business Combinations (“ASC 805”). ASC 805 changes accounting for business combinations through a requirement to recognize 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of ASC 420, Exit or Disposal Cost Obligations, are met. ASC 805 is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted ASC 805 effective January 1, 2009 and applied the principles contained in this standard to all acquisitions that were completed in 2009. Our consolidated financial position, results of operations and cash flows for the year ended December 31, 2009, along with the results of operations and cash flows for the six months ended June 30, 2009 and 2010, reflect the adoption of ASC 805.

          In March 2008, the FASB issued authoritative guidance codified as ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments, and a tabular disclosure of the effects of such instruments and related hedged items on the Company’s financial position, results of operations, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. We adopted ASC 815 effective January 1, 2009 and the adoption did not have a material impact on our consolidated financial position, results of operations and cash flows for the year and six months ended December 31, 2009 and June 30, 2010, respectively.

          In May 2009, the FASB issued authoritative guidance codified as ASC 855, Subsequent Events (“ASC 855”). ASC 855 requires that an entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. ASC 855 defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the Company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. The standard also requires entities to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. We adopted the provisions of ASC 855 for the year ended December 31, 2009. The adoption of the provisions of ASC 855 did not have a material effect on our consolidated financial condition, results of operations and cash flows. In accordance with ASC 855, we have evaluated subsequent events through the date that the consolidated financial statements were issued for the year and six month period ended December 31, 2009 and June 30, 2010, respectively. No events have taken place that meet the definition of a recognized subsequent event that requires disclosure in the consolidated financial statements included elsewhere in this prospectus.

          In January 2010, the FASB issued Accounting Standards Update, Fair Value Measurements and Disclosure. This update provides amendments to Codification topic, Fair Value Measurements and Disclosures, which require new disclosures about transfers in and out of Levels 1 and 2 and the reasons for the transfers as well as reconciliation for fair value measurements using significant unobservable inputs (Level 3). The update is effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this update did not have a material impact on our financial statements.

Accounting Pronouncements Not Yet Adopted

          In October 2009, the FASB issued ASU 2009-13 (“ASU 2009-13”), addressing revenue arrangements with multiple deliverables. The new guidance establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, requires the allocation of arrangement consideration to all deliverables using the relative selling price method, and significantly expands disclosure requirements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We do not expect the adoption of the ASU 2009-13 to have a material impact on our consolidated financial position, results of operations and cash flows.

          There were various other accounting standards and interpretations issued during 2009 and through June 30, 2010 that we have not yet been required to adopt, none of which are expected to have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

          Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure results primarily from fluctuations in interest rates as well as inflation. In the normal course of business, we are exposed to market risks, including changes in interest rates which affect our debt as well as cash flows. We may also face additional exchange rate risk in the future as we expand our business internationally.

          Interest Rate Risk. As of June 30, 2010, we had cash and cash equivalents totaling approximately $15.1 million. These amounts were held for future acquisition and working capital purposes and were held in non-interest bearing accounts. Therefore, these amounts are insured in full through June 30, 2012 against bank failure under the Federal Deposit Insurance Corporation Temporary Liquidity Guarantee Program.

          Our outstanding debt of $73.6 million at June 30, 2010 related to indebtedness under our credit facility contains a floating interest rate. Thus, our interest rate is subject to market risk in the form of fluctuations in interest rates. The effect of a hypothetical one percentage point increase in our variable rate debt would result in an increase of $0.7 million in our annual pre-tax net loss assuming no further changes in the amount of borrowings subject to variable rate interest from amounts outstanding at June 30, 2010.

          In August 2008, as required under our then existing credit facility, in order to protect against interest rate exposure on its variable-rate debt, we entered into an interest rate swap to fix the interest rate applicable to our variable-rate debt. The agreement swaps one-month LIBOR for a fixed interest rate of 4.36%. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

          Foreign Exchange Risk. As of June 30, 2010, we have foreign currency risks related to our revenues and operating expenses denominated in currencies other than the U.S. dollar, principally the Canadian dollar. Our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We do not currently hedge our exposure to foreign currency exchange rate fluctuations given that the net difference between foreign currency denominated revenue and operating expenses is relatively small. In the future, however, we may hedge such exposure to foreign currency exchange rate fluctuations.

BUSINESS

Overview

          ExamWorks is a leading provider of independent medical examinations, or “IMEs”, peer and bill reviews, and related services, which we collectively refer to as IME services or the IME industry. We provide these IME services through our medical panel of approximately 13,500 independently contracted, credentialed physicians and other medical providers. Our clients include property and casualty insurance carriers, law firms, third-party claim administrators, and government agencies that use independent services to confirm the veracity of claims by sick or injured individuals for workers’ compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

          We provide our clients with the local presence, expertise and broad geographic coverage they increasingly require. Our size and geographic reach give our clients access to our medical panel and proprietary information technology infrastructure that has been specifically designed to streamline the complex process of coordinating referrals, scheduling appointments, complying with regulations and client reporting. Our primary service is to provide IMEs that give our clients authoritative and accurate answers to questions regarding the nature and permanency of medical conditions or personal injury, their cause and appropriate treatment. Additionally, we provide peer and bill reviews, which consist of medical opinions by members our medical panel without conducting physical exams, and the review of physician and hospital bills to examine medical care rendered and its conformity to accepted standards of care. On a pro forma basis for acquisitions completed to date, we provided in excess of 275,000 IMEs and reviews in the twelve months ended June 30, 2010.

          The qualifications, experience and availability of physicians and other medical providers are critical to the IME industry, as they are the primary determinants of the speed and quality with which IME services are performed. Physicians and other medical providers often seek to perform IME services because these services have limited reimbursement and malpractice risk. We provide our physicians and other medical providers with seamless document management, scheduling, transcription and tracking systems, helping them increase efficiency and optimize the number of IME services they can conduct based on their availability. Our ability to minimize administrative burden and schedule appointments efficiently, encourages physicians and other medical providers to perform IME services through us. Based on client and physician feedback, we believe our medical panel effectively meets our clients’ needs and represents an important competitive advantage.

          Our revenues consist primarily of fees per IME service performed. Our fees vary by physician/medical provider, specialty and type of service. Pro forma for acquisitions completed by June 30, 2010, we had revenues of $175.1 million and $97.2 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. See “Unaudited Pro Forma Condensed Combined Financial Information.” Our primary costs are the payments made to physicians and other medical providers on our medical panel. Our costs are variable as members of our medical panel are independent contractors, allowing us to maintain and manage our operating margins more effectively. We have long-standing relationships with clients, resulting in consistent, recurrent demand for our services.

          We commenced operations in July 2008 with the acquisition of three IME businesses in New York, New Jersey and Texas. As of August 6, 2010, we acquired an additional 21 IME businesses including two IME businesses in Canada and the foremost provider of software solutions to the IME industry. As a result of our corporate infrastructure and scale, our acquired businesses have been able to increase revenues and improve operating margins post acquisition. In addition, we have developed and refined our services by identifying and integrating the best practices from acquired businesses throughout our entire organization. Our geographic reach, scale, brand recognition, long-standing industry relationships, management experience and capital resources position us as an acquiror of choice and give us a distinct competitive advantage that we believe creates an effective barrier that is difficult for our traditional industry competitors to emulate and new market entrants to achieve.

          Today, we are an international company delivering our services in all 50 U.S. states and Canada through 24 locations. Our operating model enables us to provide our clients with localized services they are accustomed to, while realizing the benefits of scale that accrue to a larger, integrated company.

Industry Opportunity

          We believe the IME industry represented sales volumes in 2009 in excess of $4.4 billion in the U.S. and $0.6 billion in Canada based on data regarding the number of claims made in 2009 for which IME services may be requested in insurance lines we service.

          The following clients routinely request IME services:

Clients	Description

Insurance Companies	Mainly claims adjusters and in-house counsel for major insurance companies covering workers’ compensation, automotive, personal injury liability and disability insurance claims.

Law Firms	Attorneys who request IME services based on specific claims for insurance carriers.

Third-Party Claim Administrators (“TPA”)	Process claims and administer benefits for large self-insured corporations that outsource claims management.

Government Agencies	Government agencies across the federal, state and local levels (e.g., U.S. Department of Labor and Health Canada).

State Funds	State-run payors that provide mandatory workers’ compensation insurance to companies.

          The IME industry is highly fragmented, consisting of an estimated 500 companies in the U.S., most of which are privately owned and generate less than $10 million in annual revenues, and thousands of independent physicians and other medical providers. Most of these companies provide IME services to only one line of business and only at a local level. In contrast, the needs and requirements of IME clients are increasingly sophisticated, requiring a broader portfolio of services, uniform quality standards, consistent reporting and robust administrative and information systems necessary to meet their needs across multiple geographies and lines of business.

IME Industry Growth Drivers

          We believe the IME industry presents large IME services providers like us with continued potential for growth and profitability through consolidation, growth in international markets, and capture of market share from smaller IME companies without a national infrastructure, large credentialed medical panel and/or technology platform. The following are some of the factors that contribute to these opportunities:

•

IME services are used for a large number of claims. IME services are regularly used by insurance companies, law firms, TPAs, government agencies and state funds for the evaluation of non-litigated and litigated claims.

–

In the U.S. IME market, we estimate that approximately 15 to 20% of all workers’ compensation, automotive, personal injury liability and disability insurance claims are potentially subject to IME services. Particular types of claims with high economic value, such as permanent disability, typically require IMEs and have shown strong demand in recent years.

	–	We believe that rising cost concerns within Health Canada, the government-sponsored healthcare organization, may increase the demand for IME services.

•

Cost containment and risk management will be primary areas of focus. Current macroeconomic, demographic and regulatory trends, including increased medical costs and administrative and regulatory burdens, will continue to pressure users of IME services to better manage costs and mitigate risks. If settled, claims are usually paid as a multiple of medical expenses and other costs accrued. Consequently, clients increasingly demand fast and efficient provision of IME services to help manage costs.

•

Demand for IME services due to the prevalence of fraud. The National Health Care Anti-Fraud Association estimates that 3% of all healthcare spending in the U.S., approximately $68 billion in 2007, was lost to fraud. With ongoing efforts to address healthcare fraud, we expect the demand for IME services to increase.

•

Sources of low-risk revenue are increasingly attractive to physicians. Pressure in the healthcare industry on physician compensation encourages physicians to take on additional work, including performing IME services to supplement their incomes. There is almost no reimbursement risk associated with performing IME services as physicians are paid on a per service basis at a pre-negotiated rate. Consequently, demand from physicians to perform IME services is expected to remain strong.

•

International markets represent key growth opportunities. There are several international markets with demand for IME services either due to regulatory requirements, such as national health programs, or private-sector adoption of claims validation practices to better manage costs and mitigate risks.

•

Industry fragmentation, inefficiencies and lack of scale present challenges for smaller IME companies. The IME industry is highly fragmented and smaller IME companies may provide IME services inefficiently and with inconsistent quality. With ongoing pressure in the IME industry to reduce costs, improve quality, and improve workflow efficiency, the market opportunity for IME companies with a comprehensive portfolio of services and broad geographic coverage is significant.

Our Competitive Strengths

We believe our competitive strengths include the following:

•

Leading market position. We believe we are the largest IME company in the U.S. and that in many markets we are the preferred provider for users of IME services and physicians. We provide more IME services, more quickly and consistently through our large medical panel, 24 locations across the U.S. and Canada, a broad portfolio of services and leading technology platform.

•

Strong brand name associated with market leading capabilities. Our ExamWorks brand has distinct geographic and market strengths which continue to grow stronger as we build our national and international presence. We are known by our clients as having industry leading capabilities and continue to position ourselves as the optimal IME services provider for insurance companies and other clients as well as physicians and other medical providers. As we acquire companies, we market and deliver our services under the ExamWorks corporate brand, while maintaining the relationships and recognition associated with the acquired local brand. We believe that as our brand strength improves, we will continue to attract clients and qualified physicians and other medical providers to our medical panel.

•

Well positioned to capture market share. With the focus on national accounts and our long-standing local relationships, we believe we are well positioned to continue to capture market share at the local and national level. To date, we have been successful in being named a preferred vendor for many of the largest insurers and are in the process of adding more national accounts to our client list. As a preferred vendor, clients are encouraged to utilize our services over other vendors, if possible. Consequently, as we add national accounts and proactively sell our services to our clients through our sales force, we should continue to receive new business and grow our market share. The quality of our long-standing relationships with our clients provides consistent, recurrent demand for our services.

•

Large, qualified and experienced medical panel. We believe our medical panel represents one of the IME industry’s leading groups of widely accessible, experienced and credible physicians and other medical providers. We have relationships with physicians and other medical providers across nearly every medical specialty. We are able to attract and retain our highly qualified medical panel through our ability to fill schedules and offer a full range of administrative services. Our focus on quality and integrity and assistance with continuing medical education programs differentiate us and allow us to ensure high quality service and evidence-based exam accuracy. We believe the quality of service, professionalism and speed of IME or review completion provided by our medical panel, which are key areas of focus for our clients, will continue to be a competitive advantage that will be increasingly difficult to replicate.

•

Leading technology platform. We believe our leading technology team and proprietary infrastructure provide us with a sustainable competitive advantage. Our IME*Centric technology platform streamlines our business processes and reduces administrative operating costs with industry leading coordination of patient referrals, appointment scheduling, client reporting and real-time case tracking. We believe that the complexities of the IME industry and client demand for a broader, more cost-effective portfolio of services will continue to benefit companies like us, which remain at the forefront of technological innovation.

•

Proven track record of successfully completing and integrating key acquisitions. Our growth is supplemented by selective, disciplined acquisitions to expand our geographic coverage, provide new or complementary lines of business, expand our portfolio of services and increase our market share. Since our founding, we have acquired 24 IME businesses and have a track record of successfully integrating acquired businesses into our operations. Through rapid and effective integration, we have been able to utilize acquired platforms and best practices to cross-sell IME services. As awareness of our brand continues to increase, we find that smaller IME companies increasingly want to join ExamWorks. To date, we have successfully realized several key benefits through our acquisition strategy, including (i) the scale to operate efficiently while retaining the critical local office presence, (ii) the ability to offer our clients a leading medical panel, (iii) service-specific best practices which are rapidly shared throughout our entire Company and (iv) the opportunity to introduce new products and services, and enter new markets and geographies.

•

Experienced management team. Our management team has an in-depth understanding of the IME industry and a wealth of experience in growing companies profitably, both organically and through acquisitions. Prior to founding our Company, our senior executive team founded and operated three successful public companies. They bring extensive experience in growing businesses organically and acquisitively, having successfully integrated over 80 acquisitions during their careers. Many of the members of the executive management team have worked together closely over the past 15 years. Since ExamWorks’ inception, the management team has sourced and successfully completed 24 acquisitions.

Our Growth Strategies

          Our objective is to continue to be a leading provider of IME services, and to build on our position as an essential and trusted service provider in claims validation and verification processes. Our principal strategies to meet our objectives are:

Maintain Strong Organic Growth

          In the year ended December 31, 2009 and the six months ended June 30, 2010, our revenues from existing businesses grew by approximately 17% and 21%, respectively. We believe the following initiatives will allow us to continue realizing strong organic growth:

•

Implement management best practices to drive sales growth. As many of our acquired companies were family-owned businesses built on local relationships, they often did not have well-developed management strategies, policies and procedures. Consequently, we have been able to implement management best practices, including establishing accountability, setting clear sales goals, and tracking progress effectively, that have enabled us to increase the number of IME services provided to existing clients. This, in turn, has increased the growth and profitability of our acquired companies.

•

Sell additional services to existing clients. Currently, with 24 locations across North America, we are able to leverage our large network to efficiently share services expertise and best practices within our sales force. By accelerating the knowledge transfer and cross-selling capabilities of our sales force, we are able to offer additional IME services to existing clients (for example, peer and bill reviews to existing IME clients). This allows us to capture additional market share and grow our presence in markets by increasing utilization of our existing platform across all IME service offerings.

•

Cross-sell into other insurance lines of business. Currently we have clients that use our services for a specific line of business. We can increase sales to existing clients through cross-selling into additional lines of business, such as workers’ compensation, automotive, personal injury liability and disability.

•

Expand geographic footprint with existing clients. We intend to build on our local relationships and expand into new geographies where our clients operate. As many of our clients have a broad national and/or international presence, we believe our strong relationships and reputation for providing quality IME services will provide us with opportunities to receive intra-client referrals and increase our geographic footprint. As we expand geographically and serve clients in new geographic regions, we expect our national account program to build momentum and for us to become a preferred provider for more of our clients.

•

Leverage industry knowledge and position. With many of our acquired businesses, the lack of broad market knowledge has often resulted in off-market pricing structures. Our knowledge of the IME industry and our scale allow us to increase revenues and improve operating margins by establishing discipline in our pricing and cost structure.

Pursue Acquisitions

          We believe we are the largest provider of IME services in the U.S. and Canada based on revenues. However, we estimate that our revenues represent only approximately 4% of the U.S. and Canadian IME markets. We believe that the remainder of the market is serviced by local and regional companies and as a result, we believe this fragmented industry provides many opportunities for acquisitions. We plan to continue to pursue acquisitions to enhance our strategic and competitive positions in existing markets and add new service areas and geographies, including new international markets. We have a history of successfully integrating acquired businesses and have acquired 24 IME businesses to date. The acquisitions have allowed us to diversify our portfolio of services and expand our geographic footprint.

          As we grow our reputation and recognition in the IME industry, we believe more IME companies will want to join ExamWorks. Since the IME industry is highly fragmented, we believe we will have additional opportunities to identify and capitalize on complementary acquisitions in the future.

Our Services, Medical Panel and Technology Platform

          Our services primarily include IMEs and peer and bill reviews. Our portfolio of IME services meets the urgent claims evaluation needs of our clients by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

Independent Medical Examinations (“IMEs”)

          Our primary service is to provide IMEs that give our clients authoritative and accurate answers to questions regarding the nature and permanency of medical conditions or personal injury, their cause and appropriate treatment. Clients use IMEs as part of their claims or liability management process in order to confirm the veracity of claims by sick or injured individuals for workers’ compensation, automotive, personal injury liability and disability insurance coverage. Our independent and clearly written opinions, prepared by our credentialed panel of physicians and other medical providers, address both medical and legal competencies. In most cases, clients cannot perform the services in-house, as there is a need to perform IMEs independently, objectively and in a cost-effective manner. IMEs are also used by attorneys for legal disputes and proceedings related to personal injury and other claims. In the case of litigated claims, physicians and medical providers on our medical panel are able to provide expert testimony.

Peer Reviews

          We offer a full range of peer review services, including medical record reviews, nurse file reviews, utilization reviews and radiology reviews by members of our medical panel. Our peer reviews, which are performed by members of our medical panel, provide an informed, credible, and evidence-based medical opinion of a claimant’s condition and treatment. These reviews examine and include opinions as to (i) causal relationships, (ii) reasonableness and appropriateness of treatment, (iii) mitigating conditions with relevant associated and degenerative conditions and (iv) the necessity of medical service and treatment, all for the purpose of facilitating the fair and proper handling of claims.

Bill Reviews

          We offer a full range of bill review services, including physician and hospital bill reviews and surgical cost estimates. Bill reviews examine the specific medical care rendered and how its relevance and cost conform to industry accepted standards of care. Physician and hospital bill reviews are used to facilitate the adjudication, settlement or resolution of a medical bill or claim, through a line item audit for every charge on the bill, based on service rates from local market data. Our surgical cost estimates, performed by credentialed registered nurses on our medical panel, highlight ways in which costs can be anticipated, managed, and reduced, by providing usual, customary and reasonable costs associated with the procedure itemized by service category. This service provides insight into prospective procedures, likely rehabilitation and implications for disability and costs, and is particularly helpful in addressing claims where medical severity continues to increase.

Medical Panel

          Our IME services are performed by a panel of approximately 13,500 experienced and credentialed physicians and other medical providers. These physicians and other medical providers are engaged by us on an independent contractor basis, which is customary in the IME industry. Because members of our medical panel are independent contractors, as opposed to employees, we do not withhold income or other employment related taxes, pay employment related taxes, provide workers’ compensation insurance, or directly assume any malpractice liabilities with respect to them. Utilization of members on our medical panel is heavily dependent on geographic location and certain specialties, including orthopedic, chiropractic, rehabilitation and neurology specialties. Importantly, our medical panel costs are variable, allowing us to effectively maintain and manage our operating margins.

IME*Centric Technology Platform

          Through our acquisition of IME Software Solutions in July 2009, we acquired the leading platform software solution for the IME industry and are in the process of deploying this technology throughout our entire company. We are now able to customize specific software initiatives to meet our clients’ needs and to support our strategic objectives. With IME*Centric, we provide clients with access to our HIPAA-compliant web portal and computing network that automates a host of tasks that can otherwise consume a significant amount of time for both our staff and our clients. The architecture of our technology platform is built in a Private Virtual Cloud Computing Network (“PVCCN”). We believe that no competitor in the IME industry uses a PVCCN or any of its associated capabilities. Specific functions of our technology platform include central data collection, data privacy controls, elimination of cost centers, business continuity procedures, and data mining capabilities. We use real-time feedback from our clients to improve functionality and performance of our technology and processes and incorporate these improvements into our portfolio of services on a regular basis.

          IME*Centric links our clients with our IME platform, and medical panel and allows for the following functionality:

•	Online referrals and electronic record submission.

•	Automated forms generation.

•	Search and scheduling.

•	Review and comment on documents and doctor reports.

•	Tracking and auditing.

          We plan to continue developing our technological capabilities nationally and internationally and enhancing the competitive advantages our technology platform provides.

Acquisitions

          We have substantial experience in identifying, acquiring and integrating IME services businesses. Since our inception, we have acquired 24 IME businesses and have a track record of successfully integrating acquired businesses into our operations. These acquisitions have enabled us to establish a presence in new markets, strengthen our position in existing markets and add new or complementary lines of business to our portfolio of services. Our management team executes our growth strategy by being involved in the process of identifying complementary acquisition opportunities in new and existing markets. Our management team is experienced, having collectively coordinated due diligence, negotiation and execution for all acquisitions to date.

          We anticipate that we will continue to acquire companies in geographic regions in which we currently have a limited presence or that offer a complementary portfolio of services to those that we already provide, and would consider suitable acquisition candidates, characterized by several, if not all, of the following attributes:

•	an experienced and talented management team prepared to make a commitment to executing our strategic business plan.

•	specialization in certain services that may be beneficial to or complement our other companies.

•	a demonstrated record of organic growth and profitability, or capable of achieving our minimum financial performance targets in the near term.

          Our process to source, execute and integrate acquisition targets has been successful to date, as we have been able to identify suitable targets efficiently and close the vast majority of transactions we initiated. Our acquisition process includes several key steps. During sourcing, we either identify potential targets directly or receive inbound requests from smaller IME or IME-related businesses interested in joining ExamWorks. Our preliminary assessment consists of an evaluation of the target’s financial performance and fit with our business model and culture. If a proposal is considered, we formulate a suitable bid based on a critical assessment of the target’s historical and projected performance. We always aim to negotiate and complete purchase agreements as efficiently as possible. During the final stage of closing and integration, we strive to establish ExamWorks’ best practices, introduce concrete goals and objectives, and implement professional management practices to ensure that the target’s culture and processes are consistent with those of ExamWorks.

ExamWorks Acquisitions

          Since our inception, we have closed the following acquisitions:

Acquisition Date	Name	Year Founded	Main Office Location

August 6, 2010	Verity Medical	2001	Madison, WI
August 6, 2010	Exigere	1996	Bellevue, WA
June 30, 2010	SOMA Medial Assessments	1999	Toronto, ON
June 30, 2010	Direct IME	2003	Toronto, ON
June 30, 2010	Network Medical Review	1995	Rockford, IL
June 30, 2010	Independent Medical Services	1999	St. Paul, MN
June 30, 2010	401 Diagnostics	2002	Sacramento, CA
March 26, 2010	Metro Medical Services	1987	East Rockaway, NY
March 15, 2010	American Medical Bill Review	1989	Redding, CA
March 15, 2010	Medical Evaluations	1984	Minneapolis, MN
December 31, 2009	Abeton	1984	Portland, OR
December 31, 2009	Medical Assurance Group	2001	Phoenix, AZ
December 31, 2009	MedNet I.M.S.	1992	Atlanta, GA
December 31, 2009	QualMed	1994	Mount Laurel, NJ
December 31, 2009	IME Operations of Physician Practice	2007	Boynton Beach, FL
August 14, 2009	The Evaluation Group	2000	Southfield, MI
August 4, 2009	Benchmark Medical Consultants	1989	Sacramento, CA
July 7, 2009	IME Software Solutions	2002	Farmington Hills, MI
May 21, 2009	Florida Medical Specialists	1989	Fort Lauderdale, FL
May 21, 2009	Marquis Medical Administrators	2002	Roseland, NJ
April 17, 2009	Ricwel	1987	Dublin, OH
July 14, 2008	CFO Medical Services	1990	Roseland, NJ
July 14, 2008	Crossland Medical Review Services	1992	Syosset, NY
July 14, 2008	Southwest Medical	1992	Dallas, TX

Sales and Marketing

          We employ a direct sales force of approximately 65 representatives with in-depth knowledge of the IME industry. Given the experience of our sales team and the constant sharing of best practices from each of our 24 locations, we believe our sales force provides us with a competitive advantage. Our sales force promotes and sells our services to existing and new clients and seeks to expand the services we provide to our existing client base. We focus on both our clients who request IME services and the physicians and other medical providers who perform them.

          Physician and other medical providers’ enrollment and retention are critical aspects of our sales strategy. It is important for us to have a large, motivated network of physicians and other medical providers who collectively offer diverse expertise and enable accelerated IME and review times. We recruit physicians and other medical providers through various channels, including med-legal conferences, referrals and continuing medical education seminars. Our ability to recruit physicians and other medical providers has been supported by the increasing prominence of our brand, both domestically and abroad.

          Our marketing efforts focus on creating a strong brand identity for ExamWorks through industry trade shows, websites, print media and development of industry related seminars and continuing medical education opportunities. Our brand awareness in the IME industry has resulted in several companies proactively reaching out to us to join ExamWorks, and aided in our national account program to become a preferred service provider for clients. We have developed, and intend to continue to develop, local, regional, national and international marketing programs designed to create a strong brand identity for ExamWorks, emphasizing our wide geographic footprint, capabilities and technology platform.

Clients

          Our clients include insurance companies, law firms, TPAs, government agencies and state funds. Our client base is diversified, with only one client contributing 11% of total revenue in the year ended December 31, 2009 and no client contributing more than 8% of total revenue in the six months ended June 30, 2010.

Competitive Landscape

          Our competitors primarily consist of significantly smaller, local and regional companies in a fragmented landscape. In the U.S., we estimate that there are approximately 500 mainly private companies and thousands of independent physicians and medical providers that provide IME services. Small, local and regional providers often lack the scale and experience to provide multiple products across multiple service lines. Typically, these companies are able to provide just one product. We indirectly compete with local providers, HMOs and non-profit hospitals utilizing staff physicians, insurance companies employing in-house staff, and public companies providing services as a subset of a core line of business.

          The competitive landscape in Canada has similar characteristics in that IME services are mainly provided by smaller companies and independent physicians. In Canada, we estimate that there are in excess of 90 companies that provide IME services. As the Canadian IME market grows, we believe there is an opportunity for an IME services company such as ExamWorks, with broad infrastructure and extensive experience, to grow and expand.

Government Regulation

          As a participant in the healthcare industry, our operations and relationships with our clients, physician contractors and other medical professionals are subject to a variety of government regulations. These laws and regulations are broad in scope and they are subject to evolving interpretations, which could require us to incur substantial costs associated with compliance and to alter one or more of our practices. We devote significant efforts to establish and maintain compliance with all regulatory requirements that we believe are applicable to our business and the services we offer. Specifically, but without limitation, the following laws and regulations may affect our operations and contractual relationships:

Government Regulation of Health Information

          HIPAA. The Health Insurance Portability and Accountability Act of 1996, as amended (including by the Health Information Technology for Economic and Clinical Health Act (“HITECH”)), including the regulations issued and effective thereunder, which we collectively refer to as HIPAA, contains substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. HIPAA applies to covered entities, such as certain healthcare providers and health plans, as well as business associates that perform functions on behalf of or provide services to covered entities.

          As a result of our dealings with clients, suppliers and contractors in the medical industry which may be considered covered entities under or otherwise subject to the requirements of HIPAA, we are, in some circumstances, considered a business associate under HIPAA. As a business associate, we are subject to the HIPAA requirements relating to the privacy and security of protected health information. Among other things, HIPAA requires business associates to (i) maintain physical and technical and administrative safeguards to prevent protected health information from misuse, (ii) report security incidents and other inappropriate uses or disclosures of the information, including to individuals and governmental authorities, and (iii) assist covered entities from which we obtain health information with certain of their duties under HIPAA. We have policies and safeguards in place intended to protect health information as required by HIPAA and have processes in place to assist us in complying with applicable laws and regulations regarding the protection of this data and responding to any security incidents.

          On July 14, 2010, the Department of Health and Human Services published a set of proposed regulations designed to modify and add provisions to HIPAA to reflect HITECH. If finalized, these proposed HITECH regulations could expand the applicability of HIPAA to our business. For example, the proposed HITECH regulations would, among other things:

•	Expand the circumstances we could be considered a business associate subject to HIPAA;

•

Require us to comply directly with many of HIPAA’s privacy requirements for which currently we are only obligated to comply contractually via our agreements with covered entities and other business associates; and

•	Require us to implement additional provisions in our agreements with our subcontractors.

          We are monitoring these proposed changes to HIPAA with the goal of effecting compliance when and if any new regulations go into effect.

          Other Laws. In addition to HIPAA, most states have enacted confidentiality laws that protect against the unauthorized disclosure of confidential health information, and many states have adopted or are considering further legislation in this area, including privacy safeguards, security standards and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we must comply with them even though they may be subject to different interpretations by various courts and other governmental authorities. In addition, numerous other state and federal laws govern the collection, dissemination, use, accesses to, confidentiality and retention of health information.

False or Fraudulent Claim Laws

          There are numerous federal and state laws that forbid submission of false information or the failure to disclose information in connection with the submission and payment of physician claims for reimbursement. In some cases, these laws also forbid abuse of existing systems for such submission and payment, for example, by systematic over treatment or duplicate billing of the same services to collect increased or duplicate payments.

          In particular, the federal False Claims Act, or FCA, prohibits a person from knowingly presenting or causing to be presented a false or fraudulent claim for payment or approval by an officer, employee or agent of the U.S. In addition, the FCA prohibits a person from knowingly making, using, or causing to be made or used a false record or statement material to such a claim. The FCA’s “reverse false claim” provision also creates liability for persons who knowingly and improperly conceal the retention of an overpayment of government money. Violations of the FCA may result in treble damages, significant monetary penalties, and other collateral consequences including, potentially, exclusion from participation in federally funded health care programs. The scope and implications of the FERA amendments have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business.

          In addition, under the Civil Monetary Penalty Act of 1981, the Department of Health and Human Services Office of Inspector General has the authority to impose administrative penalties and assessments against any person, including an organization or other entity, who, among other things, knowingly presents, or causes to be presented, to a state or federal government employee or agent certain false or otherwise improper claims.

State and Local Laws and Licenses

          We are subject to various federal, state and local laws, rules and regulations relating to our industry and our specific lines of business, including, without limitation, workers’ compensation, auto-injury and insurance laws. These laws are wide-ranging in scope and effect and range from requiring that we register with a governmental agency to imposing specific limitations on how medical assessments must be scheduled and conducted and how payment must be collected. In some states, these laws require us to obtain and maintain licenses, certifications and/or accreditations in order to conduct business (as, for example, an independent review organization or utilization review agent). We are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations. We are taking the steps that we believe are required to maintain or obtain all requisite licenses and certifications and to comply with these laws.

State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee Splitting Arrangements

          The practice of most healthcare professions requires appropriate licensing under applicable state law. Some states prohibit general business entities, such as we are, from practicing medicine, controlling physicians’ medical decisions and engaging in some practices such as fee-splitting. Among other things, we currently contract with physicians to facilitate provision of IMEs in all 50 U.S. states. Although we are not in the business of providing healthcare or practicing medicine, and notwithstanding the way our arrangements our structured, others could potentially allege that we are in violation of some or all of these laws. If a state determines that some portion of our business violates these laws, it may seek to have us discontinue those portions or subject us to penalties, fines, certain license requirements or other measures. Any determination that we have acted improperly in this regard may result in liability to us. Even an unsuccessful challenge by regulatory authorities or others of our practices could result in adverse publicity and be costly to respond to.

Healthcare Reform Law

          On March 23, 2010, the healthcare reform bill passed into law as the Patient Protection and Affordable Care Act as amended by the Healthcare and Education Reconciliation Act. This law and related measures call for increased scrutiny of, and may impose requirements on, physicians and insurance companies, and their third party contractors. While we are not in the business of providing healthcare, to the extent we contract with these physicians and insurance companies, these reforms could indirectly affect our business; however, at this time, we do not believe that these reforms will have a significant impact on our business.

Foreign Regulations

          In General. Our operations in Canada are subject to a variety of federal and provincial regulations related to privacy, security and employment.

          Canada. The Personal Information Protection and Electronic Documents Act (“PIPEDA”) is federal legislation that applies to federally regulated private sector organizations, including organizations in the transportation, communications, broadcasting and banking sectors, and to provincially regulated private sector organizations in provinces that have not enacted “substantially similar” legislation. PIPEDA applies to personal information, including health information, which is collected, used or disclosed in the course of commercial activity that takes place across the Canadian border, between provinces, or within a Canadian province that has not enacted substantially similar legislation.

          The province of Ontario has not enacted a privacy law of general application; thus, PIPEDA applies to the activities of organizations operating within the province of Ontario, including SOMA Medical Assessments and Direct IME. PIPEDA requires that organizations obtain consent from individuals for the collection, use or disclosure of their personal information, subject to limited exceptions. PIPEDA also requires that organizations (i) protect collected information with reasonable security measures, (ii) implement a privacy policy (including an information retention policy), (iii) appoint a privacy officer responsible for representing the organization in privacy matters, and (iv) provide individuals with the right to access personal information held by the organization and to challenge its accuracy. Physicians and other persons providing services to us may also be subject to other provincial laws governing health information that is transmitted to us in connection with these services.

          In Ontario, the conduct of medical assessments and examinations, as IMEs are called in Canada, and the preparation of reports in connection with motor vehicle accident claims are governed by the Statutory Accident Benefit Schedule (“SABS”) set forth in Regulations promulgated under the Insurance Act (Ontario). Under SABS, insurers are generally required to pay for all reasonable expenses incurred by or on behalf of an insured person for the purpose of obtaining and attending an examination or assessment or in obtaining a certificate, report or treatment plan. Recent amendments to the SABS that go into effect on September 1, 2010, no longer require insurance companies to first obtain medical assessments before denying claims, but clarify that denials must state a medical or other reason, require that all fees and expenses for conducting medical assessments, other than those requested by insurance companies, be paid out of a claimant’s medical and rehabilitation benefits and cap at C$2,000 the fees that may be charged for all medical assessments. Historically, fees for medical assessments for non-catastrophic automobile injuries, which constitute the substantial majority of medical assessments performed by us, are well below the new C$2,000 cap. As a result, we do not currently anticipate the cap itself to significantly impact our business. The cap would impact fees charged for medical assessments related to catastrophic injuries, which are typically well in excess of the cap. However, those constitute only a small number of the medical assessments we provide and there is uncertainty in the industry as to the real effect this cap will have on the demand for, and the willingness of providers to perform, medical assessments for catastrophic claims. As a result, new rules and regulations are currently being discussed presumably to mitigate the impact that the cap would have on IMEs for catastrophic claims. There is also uncertainty in the industry as to the effect that the changes related to insurers’ ability to deny claims without a medical assessment and charging claimant’s benefits for the cost of medical assessments will have on the demand for medical assessments. Some observers argue that the impact on demand will be limited, if any, since insurers have to state the medical or other reasons for denials, which would generally require an IME, and claimants faced with denied claims will demand medical assessments. Since the amendments are not yet effective, we cannot at this time predict the effects and implications of the SABS amendments. However, we do not currently expect such amendment to have a material impact on our business.

Intellectual Property

          We rely on a combination of copyright, trademark, trade secret and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights.

Legal Proceedings

          From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results or financial condition.

Properties and Facilities

          We lease our corporate headquarters at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. We also lease office space for our corporate offices in New York, New York and our locations in various cities under non-cancelable lease agreements. Our leased properties have lease terms expiring from September 2010 to February 2018.

          We believe that our current facilities are sufficient for our current needs. We intend to add new facilities or expand existing facilities as we add employees or expand our geographic markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Employees

          As of August 9, 2010, we had approximately 780 employees, of whom approximately 720 are full-time employees. None of our employees are represented by a union or collective bargaining agreements. We believe our relationship with our employees to be positive, which is a key component of our operating strategy. We seek to create a corporate culture in which virtually every employee benefits from his or her and our success through participation in our employee stock option program and a culture that rewards performance and accountability.

          Our employees are required to participate in various training sessions each year, including mandatory HIPAA training. Our ongoing training and executive learning programs are modeled after the practices of companies that we believe have reputations for service excellence.

Independent Contractors

          We also have a medical panel consisting of approximately 13,500 credentialed physicians and other medical providers. Our member panel costs are variable, as members of our medical panel are independent contractors, allowing us to effectively maintain and manage our operating margins.

Corporate Structure

          ExamWorks, Inc., which we refer to herein as EWI, was incorporated in Delaware on April 27, 2007. ExamWorks Group, Inc. was incorporated in Delaware on June 22, 2010, to enable its now wholly-owned subsidiary, EWI, to implement a holding company organizational structure. Effective June 23, 2010, EWI reorganized into a holding company structure, effected by a merger conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which we refer to herein as the Reorganization.

          Immediately prior to the Reorganization, ExamWorks was a direct, wholly-owned subsidiary of EWI and ExamWorks Merger Sub, Inc., a Delaware corporation, which we refer to herein as the Merger Sub, was a direct, wholly-owned subsidiary of ExamWorks. Both ExamWorks and Merger Sub were organized for the sole purpose of implementing the holding company structure. Pursuant to the Reorganization, the Merger Sub merged with and into EWI, with EWI continuing as the surviving corporation. Each issued and outstanding share of common stock and preferred stock of EWI was converted into one share of common stock or preferred stock of ExamWorks, as applicable. The separate corporate existence of Merger Sub ceased and all of the issued and outstanding shares of ExamWorks owned by EWI were automatically canceled and retired. As a result of the Reorganization, each stockholder of EWI became a holder of the common stock and/or the preferred stock of ExamWorks, evidencing the same proportional interests, and EWI became a direct, wholly-owned subsidiary of ExamWorks.

          In connection with the Reorganization, ExamWorks assumed EWI’s 2008 Stock Option Plan, as amended. In addition, ExamWorks assumed EWI’s obligations under the various warrants to purchase an aggregate of 87,906 shares of EWI’s common stock, which were issued on May 7, 2010 in connection with the private placement of Series A Convertible Preferred Stock. Outstanding options and warrants to purchase EWI’s common stock were automatically converted into options and warrants to purchase an equal number of shares of common stock of ExamWorks. ExamWorks also assumed EWI’s obligations under the various agreements executed in connection with such private placement, including but not limited to (i) Subscription Agreements, dated as of March 12, 2010, March 26, 2010 and May 7, 2010, by and among EWI and the subscribers party thereto, (ii) Investor Rights Agreements, dated as of March 12, 2010, March 26, 2010, and May 7, 2010, by and among EWI and the investors party thereto; and (iii) the Registration Rights Agreement, dated as of May 7, 2010, by and among EWI, Broadband Capital Management LLC and the officers and employees of Broadband Capital Management LLC party thereto.

          The conversion of shares of capital stock in the Reorganization occurred without an exchange of certificates. The initial certificate of incorporation and bylaws of ExamWorks were identical to those of EWI prior to the Reorganization. The initial directors and executive officers of ExamWorks were the same individuals who were directors and executive officers of EWI immediately prior to the Reorganization. The other liabilities of EWI, including the existing credit facility, were not assumed by ExamWorks in the transaction and therefore continue to be obligations of EWI, and the assets of EWI were not transferred to ExamWorks and continue to be the assets of EWI.

Corporate Information

          Our executive offices are located at 3280 Peachtree Road, N.E., Suite 2625, Atlanta, GA 30305 and our telephone number at this location is (404) 952-2400. Our website is www.examworks.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

MANAGEMENT AND BOARD OF DIRECTORS

Our Executive Officers, Certain Key Employees and Directors

          The following table and descriptions sets forth certain information concerning our executive officers, certain key employees and directors as of August 12, 2010:

Name	Age	Position

Richard E. Perlman	64	Executive Chairman of the Board
James K. Price	52	Chief Executive Officer and Director
Wesley J. Campbell	44	President
J. Miguel Fernandez de Castro	38	Senior Vice President and Chief Financial Officer
Kevin J. Kozlowski	47	Vice President and Chief Information Officer
Joshua W. LeMaire	36	Vice President, Sales and Marketing
Crystal B. Patmore	38	Vice President and Secretary
Clare Y. Arguedas	28	Vice President, General Counsel and Assistant Secretary
Brian K. Denton	43	Chief Technology Officer
Robert C. Porter, M.D.	60	Chief Medical Director
Peter B. Bach, M.D., MAPP	45	Director
J. Thomas Presby	70	Director
William A. Shutzer	63	Director
David B. Zenoff	72	Director

          Richard E. Perlman has been our Executive Chairman of the Board since August 12, 2010. Previously, Mr. Perlman served as our Co-Chairman of the Board, Co-Chief Executive Officer and a director from July 2008. Mr. Perlman is also the President of Compass Partners, L.L.C. (“Compass Partners”), a merchant banking and financial advisory firm he founded in 1995 that specializes in middle market companies and corporate restructuring. Mr. Perlman served as Chairman and Director of TurboChef Technologies, Inc. from October 2003 until January 2009, when TurboChef was acquired by The Middleby Corporation. Mr. Perlman was the Chairman of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Perlman served as Chairman and Treasurer of AMICAS, Inc. (formerly VitalWorks Inc.) from January 1998 and as a Director from March 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Prior to this time, Mr. Perlman was involved in the acquisition and operation of several private companies in the home furnishings, automobile replacement parts and real estate industries where he was a principal and Chief Executive Officer. Mr. Perlman is a Director of Alloy, Inc., a media and marketing services company as well as several other privately held companies. Mr. Perlman serves as a Trustee of the James Beard Foundation and as a Director on the non-profit board of Fighting Chance. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from Columbia University Graduate School of Business.

          We believe Mr. Perlman’s qualifications to serve on our Board of Directors include his expertise in business and corporate strategy, his prior experience at public companies, including with respect to acquisition transactions, his knowledge regarding our Company and our industry and his experience as a merchant banker and financial advisor.

          James K. Price has been our Chief Executive Officer since August 12, 2010 and a director since July 2008. Previously, Mr. Price served as our Co-Chairman of the Board and Co-Chief Executive Officer from July 2008. From October 2003 to January 2009, Mr. Price served as President, Chief Executive Officer and Director of TurboChef Technologies, Inc. Mr. Price served as President, Chief Executive Officer and a Director of PracticeWorks, Inc. from 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Price was a co-founder of AMICAS, Inc. (formerly VitalWorks Inc.) and served as its Executive Vice President and Secretary from July 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Price also served as an executive officer of American Medcare and also co-founded and was an executive officer of International Computer Solutions, which companies were acquired by VitalWorks Inc. Mr. Price sits on the Board of Directors of several other privately held companies and non-profit organizations. Mr. Price holds a B.A. in marketing from the University of Georgia.

          We believe Mr. Price’s qualifications to serve on our Board of Directors include his expertise in business and corporate strategy, his prior experience at public companies, including with respect to acquisition transactions, and his knowledge regarding our Company and our industry.

          Wesley J. Campbell has been our President since July 2008. Mr. Campbell manages the daily corporate operations and oversees the integration of newly acquired companies. During his career, Mr. Campbell has played a key role in acquiring and integrating over 80 companies and has over 20 years experience in the medical and dental technology industries. Mr. Campbell served as Vice President of International of PracticeWorks, Inc. from 2006 to 2007, President of PracticeWorks, Inc. from 2003 to 2006 and Vice President of Operations of PracticeWorks, Inc. from 2001 to 2003. From 1997 to 2001, Mr. Campbell served as Vice President of Technical Services for AMICAS, Inc. (formerly VitalWorks Inc.) and from 1986 to 1997 served as General Manager of Commercial Computers, Inc. Mr. Campbell graduated from DeVry Institute of Technology.

          J. Miguel Fernandez de Castro has been our Senior Vice President and Chief Financial Officer since March 2009. Mr. Fernandez de Castro manages the finance and treasury functions as well as acquisition due diligence. From October 2007 to February 2009, Mr. Fernandez de Castro was Senior Vice President and Chief Financial Officer of TurboChef Technologies, Inc. and Vice President of Finance and Controller since April 2004. From October 2003 to February 2004, Mr. Fernandez de Castro served as the Controller of PracticeWorks, Inc. and served as Director of Financial Reporting from 2000 to March 2001 until its acquisition by The Eastman Kodak Company in October 2003, during which time PracticeWorks was a publicly-traded company. Mr. Fernandez de Castro served as Manager of Financial Reporting of AMICAS, Inc. (formerly VitalWorks Inc.) from August, 2000 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Fernandez de Castro began his career in the audit services group of BDO Seidman, LLP. Mr. Fernandez de Castro is a Certified Public Accountant and a member of the Georgia Society of CPAs. Mr. Fernandez de Castro received a B.A. in Economics and Spanish and a Masters in Accounting from the University of North Carolina at Chapel Hill.

          Kevin J. Kozlowski has been our Vice President and Chief Information Officer since July 2008. Mr. Kozlowski oversees our information systems, architecture and infrastructure and has more than 25 years of experience in the healthcare information technology industry. From October 2003 to June 2007, Mr. Kozlowski served as Vice President, Research and Development at Kodak Dental Systems and from March 2001 to October 2003 at PracticeWorks, Inc. Mr. Kozlowski was Vice President of Research and Development for the Dental Division of AMICAS, Inc. (formerly VitalWorks Inc.) from December 1999 until the completion and spin-off of PracticeWorks, Inc. in March 2001. Mr. Kozlowski was President and founder of Human Touch Software from 1984 to December 1999, where he was the lead developer of the PatientBase dental practice management system. Mr. Kozlowski received a B.S. in computer science from California State University at Sacramento.

          Joshua W. LeMaire has been our Vice President, Sales and Marketing since September 2008. Mr. LeMaire manages our corporate branding initiative, sales and marketing programs and strategic corporate relationships. At Becker-Parkin Dental Supply Co., Mr. LeMaire served as Executive Vice President of Sales and Marketing from 2006 to 2008, Vice President of Full Service Sales from 2005 to 2006 and National Sales Manager from 2003 to 2004. From 2001 to 2003, Mr. LeMaire was National Sales Manager at Sky Financial Solutions.

          Crystal B. Patmore has been our Secretary and Vice President, Human Resources since March 2009. Ms. Patmore works closely with the finance team and is integral in the due diligence and forensic accounting processes, and is also responsible for our risk management function. From December 2003 to February 2009, Ms. Patmore served as Vice President of Human Resources and Director of Business Development for TurboChef Technologies, Inc. From March 2001 to October 2003, Ms. Patmore was the Controller at PracticeWorks, Inc. From 1997 to March 2001, Ms. Patmore served as the Accounting Manager at AMICAS, Inc. (formerly VitalWorks Inc.). Ms. Patmore started her career at International Computer Solutions and American Medcare. Ms. Patmore holds a B.B.A. in accounting from Georgia State University.

          Clare Y. Arguedas has been our Vice President, General Counsel and Assistant Secretary since February 2010. Prior to joining ExamWorks, Ms. Arguedas was an attorney at the law firm of Paul, Hastings, Janofsky & Walker LLP from September 2006 to February 2010. Ms. Arguedas has been named one of America’s leading lawyers for business by Chambers & Partners. Ms. Arguedas received a B.A. from the University of Pennsylvania and a J.D. from Emory University School of Law.

          Brian K. Denton has been our Chief Technology Officer since September 2008. Mr. Denton is responsible for the development and integration of our systems and software platform. From 2003 to August 2008, Mr. Denton served as Chief Information Officer for Kodak Dental Systems and from December 1997 to March 2003 served as Director of Information Technology for AJC International. Mr. Denton has been recognized as an innovator and named in numerous publications including The Wall Street Journal and White Papers by Bomgar Corporation and VMware. Mr. Denton has been a member of several Fortune 1000 technical advisory boards. Mr. Denton has more than 10 years of experience focusing on medical and dental technology and over 30 years of IT experience. Mr. Denton holds a B.S. in computer science from the University of Georgia.

          Dr. Robert C. Porter has been our Chief Medical Director since July 2010 and President of Network Medical Review subsidiary since its founding in 1995. Over the past 30 years, Dr. Porter has cultivated an interdisciplinary career that encompasses the clinical practice of medicine, medical evaluation, healthcare management and academia. He is a noted industry speaker and widely published. He has held numerous positions in the private sector including the position of Medical Director, Pioneer Life Insurance Company of Illinois and President, National Health Services, Inc. Dr. Porter has served in the public sector as the Director, Outpatient Healthcare Services and Director and Chairman, Department of Emergency Medicine and Occupational Medicine, Swedish American Hospital. From 2007 to 2010, he served as the Executive Director of Occupational Health Services for Sherman Health System. He holds the academic appointment of Assistant Professor at the University of Illinois, College of Medicine. His medical practice experience includes the emergency, occupational and insurance disciplines. Dr. Porter is board certified by the following organizations: American Board of Preventive Medicine Occupational Medicine; American Board of Emergency Medicine; and American Board of Family Practice. Dr. Porter did his residency at the Toronto Western Hospital. He received a B.S. and M.D. from the University of Toronto.

          Peter B. Bach, M.D., MAPP has been a director of the Company since July 2010. Dr. Bach is also an attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases and holds a Full Member academic position with Memorial Sloan-Kettering Cancer Center. From 2004 to 2009, Dr. Bach was an associate attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases and held an Associate Member academic position with Memorial Sloan-Kettering Cancer Center. Dr. Bach is a member of the working group on HIT for the President’s Council of Advisors on Science and Technology. From 2005 to 2006, Dr. Bach served as the Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services, Washington, D.C. Dr. Bach has been a member of a number of professional associations and regularly reviews manuscripts for professional medical journals. Dr. Bach has been a licensed physician in Illinois from 1995 to 1997 and in New York since 1998. He is board certified in Internal Medicine, Pulmonary Medicine and Critical Care Medicine. Dr. Bach received a B.A. in English and American Literature from Harvard University, an M.D. from the University of Minnesota, and an M.A. in Public Policy from the Harris School of Public Policy at the University of Chicago.

          We believe Dr. Bach’s qualifications to serve on our Board of Directors include his extensive experience practicing and teaching medicine at the highest levels and his knowledge of the healthcare industry.

          J. Thomas Presby has been a director of the Company since June 2009. In June 2002, Mr. Presby retired as a partner with Deloitte Touche Tohmatsu, an international accounting and consulting firm. Over a period of 30 years, Mr. Presby held many positions with Deloitte in the U.S. and abroad, including deputy chairman and chief operating officer from 1995 until his retirement. Mr. Presby currently serves as a director and audit committee chair of Tiffany & Co., Invesco Ltd., American Eagle Outfitters Inc., First Solar, Inc. and World Fuel Services Corporation. Mr. Presby served as a director of PracticeWorks, Inc. from June 2002 to October 2003 and served as a director of GreenPoint Financial Corporation from January 2003 to October 2004. From December 2003 to January 2009, Mr. Presby was a director of TurboChef Technologies, Inc. Mr. Presby received a B.S. in Electrical Engineering from Rutgers University, and an M.S. in Industrial Administration from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a Certified Public Accountant in New York and Ohio.

          We believe Mr. Presby’s qualifications to serve on our Board of Directors include his extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, as well as in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. Mr. Presby serves a number of leading companies by chairing their audit committees, a role which he also fulfills for ExamWorks, where he is recognized by the Board as its audit committee financial expert. The Board has determined that Mr. Presby’s simultaneous service on six audit committees will not impair his ability to effectively serve as the chair of our audit committee.

          William A. Shutzer has been a director of the Company since July 2010. Mr. Shutzer has been a Senior Managing Director of Evercore Partners, a financial advisory and private equity firm since 2003. He previously served as a Managing Director of Lehman Brothers from 2000 through 2003, a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, President of Furman Selz Inc. from 1995 through 1997, and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. Mr. Shutzer is also a member of the Board of Directors of Tiffany & Co. and WebMedia Brands Inc. (formerly known as Jupiter Media Corp.). He has been a director of the following public companies during the past five years: American Financial Group (2003-2006); CSK Auto (2002-2008); and TurboChef Technologies (2003-2009). Mr. Schutzer received both his B.A. and M.B.A. degrees from Harvard University.

          We believe Mr. Shutzer’s qualifications to serve on our Board of Directors include his knowledge of and experience in finance, investment banking, investor relations and corporate strategy.

          David B. Zenoff has been a director of the Company since July 2010. Dr. Zenoff is also President of David B. Zenoff and Associates, Inc., a strategy and administrative practices firm he founded in 1973.

Dr. Zenoff currently serves as a director of Williams-Sonoma, Inc. and Depomed, Inc. From 1966 to 1972, Dr. Zenoff was a full-time faculty member at the Columbia Graduate School of Business. During the 1970s and the 1980s, Dr. Zenoff was a part-time faculty member at the Stanford University Graduate School of Business, and from 1983 to 1984, he was a visiting professor at IMD (formerly IMEDE) in Lausanne, Switzerland. He has authored eight books on management, finance and marketing. Dr. Zenoff received a B.A. in Economics from Stanford, a doctorate in International Business and an M.B.A. from Harvard University.

          We believe Mr. Zenoff’s qualifications to serve on our Board of Directors include his extensive strategic and management consulting experience with over 90 large companies and organizations in 31 countries and his expertise in guiding long-term strategic and corporate management planning and advising on organization renewal, increasing organization performance, marketplace strategy, and executive team-building and business leadership practices.

Our Board of Directors

          Currently, there are six members of our Board of Directors, all of whom were designated by ExamWorks Holdings, LLLP (“Holdings”) and elected as directors pursuant to our existing stockholders’ agreement between us and our existing stockholders. The existing stockholders’ agreement will be automatically terminated immediately prior to the consummation of our initial public offering, and ExamWorks Holding LLLP’s right to designate board members, as referenced above, will no longer exist. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. There are no family relationships among any of our directors or executive officers.

          As of the closing of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 20;

•	the Class II directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 20; and

•	the Class III directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 20.

          Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.

Director Independence

          Upon completion of this offering, our Board of Directors will consist of six members, a majority of whom will be independent under the rules of the New York Stock Exchange. Pursuant to the corporate governance listing standards of the New York Stock Exchange, a director employed by us cannot be deemed to be an “independent director”, and each other director will qualify as “independent” only if our Board of Directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

          Our Board of Directors has affirmatively determined that each of Dr. Bach and Messrs. Presby, Shutzer and Zenoff is “independent” in accordance with Section 303A.02(b) of the NYSE Listed Company Manual.

          All of the members of the Board’s audit committee, compensation committee and corporate governance and nominating committee described below are independent as defined under the rules of the New York Stock Exchange.

Board Committees

          Our Board of Directors has established an audit committee, a compensation committee, a corporate governance and nominating committee and an acquisition committee. Our Board of Directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect upon the completion of this offering.

Audit Committee

          Our audit committee consists of Messrs. Presby (chair) and Shutzer, both of which are “independent” as defined under, and required by, the federal securities laws and the rules of the New York Stock Exchange. Our Board of Directors has determined that each of the members of our audit committee satisfy the requirements for financial literacy under the current requirements of the New York Stock Exchange. Our Board of Directors has determined that Mr. Presby is an “audit committee financial expert,” as that term is defined by the SEC. The primary function of the audit committee is to assist the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications, performance and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) our compliance with regulatory and legal requirements. The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, KPMG LLP. In addition, approval of the audit committee is required prior to our entering into any related-party transaction. It is also responsible for “whistle-blowing” procedures and certain other compliance matters. The audit committee has adopted a charter which will be posted on the Investor Relations section of our website upon or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Compensation Committee

          Our compensation committee currently consists of Mr. Shutzer (chair) and Dr. Bach. Among other things, the compensation committee is required to review, and make recommendations to the Board of Directors regarding, the compensation and benefits of our executive officers. The compensation committee also administers the issuance of stock options and other awards under our equity incentive plans and will establish and review policies relating to the compensation and benefits of our employees and consultants. The compensation committee has adopted a charter which will be posted on the Investor Relations section of our website upon or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Corporate Governance and Nominating Committee

          Our corporate governance and nominating committee currently consists of Mr. Zenoff and Mr. Presby. The corporate governance and nominating committee is responsible for, among other things, developing and recommending to our Board of Directors our corporate governance guidelines, identifying individuals qualified to become board members, overseeing the evaluation of the performance of the Board of Directors, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board of Directors. The corporate governance and nominating committee has adopted a charter which will be posted on the Investor Relations section of our website upon or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Compensation Committee Interlocks and Insider Participation

          No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

          The members of our compensation committee do not have any interlocking relationships as defined under SEC regulations.

Acquisition Committee

          Our acquisition committee currently consists of Messrs. Perlman, Price and Presby. The acquisition committee is authorized to approve acquisitions up to an individual purchase price of $20 million per acquisition in cash, stock or a combination thereof. Acquisitions with a purchase price in excess of this limit must be approved by the Board of Directors. The acquisition committee’s charter will be posted on the Investor Relations section of our website upon or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Director Qualifications

          The corporate governance and nominating committee is responsible for identifying qualified individuals to become members of the Board of Directors. We select individuals as director nominees with the goal of creating a balance of knowledge, experience and interest on the Board. Candidates are evaluated for their character, judgment, business experience and acumen. We believe that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company and be free from conflicts of interest with the Company. The following criteria are also considered when reviewing a director candidate:

  The extent of the director candidate’s educational, business, non-profit or professional acumen and experience;

  Whether the director candidate assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;

  Whether the director candidate meets the independence requirements of the listing standards of the New York Stock Exchange; and

  Whether the director candidate possesses the ability to work as part of a team in an environment of trust.

          Specific weights are not assigned to any particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. We do not pay a fee to any third party to identify or evaluate director candidates.

Board Leadership Structure

          From July 2008 through August 11, 2010, Messrs. Perlman and Price each held the position of Co-Chairman of the Board and Co-Chief Executive Officer. Effective, August 12, 2010, Mr. Price was appointed the Chief Executive Officer and continues to serve as a director and Mr. Perlman was appointed as the Executive Chairman of the Board. We believe that this structure provides strength to the Company by giving the Chief Executive Officer a respected voice on our Board, while at the same time giving leadership of the Board to another individual who, together with the other directors, provides active oversight of management and its implementation of our strategic plans. Each of our directors serves on one or more of the committees of the Board and actively and regularly participates in the various functions of these committees. The committee structure enables the duties of the Board to be divided among the directors. This division of duties allows each of the directors to concentrate his or her energies in a focused way on a narrower area of Board responsibility and helps insure that adequate time is being given to the many oversight responsibilities of the Board.

Board’s Role in Risk Oversight

          The Board of Directors is actively involved in oversight of risks that could affect our Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the Board committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Code of Conduct and Ethics

          Prior to the closing of this offering, our Board of Directors intends to adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our chief executive officer and senior financial officers. Following this offering, a copy of the code of business conduct and ethics will be posted on the Investor Relations section of our website. We intend to disclose future amendments to our code of conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Director Compensation

          Prior to July 2010, the only compensation received by any of the directors for their service as a director or as a board committee member was the August 14, 2009 grant to Mr. Presby of stock options to purchase 1,500 shares of our common stock at an exercise price of $20.03 per share. The grant date fair value of this option award was approximately $8,000. A discussion of the assumptions used in calculating the option award’s grant date fair value may be found in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

          Effective July 16, 2010, we amended our director compensation program to provide for cash and equity based retainers to be paid to non-employee directors as follows (Messrs. Perlman and Price intend to waive any such compensation for at least one year after the closing of this offering):

          Cash Compensation. Each non-employee director will receive a $40,000 annual cash retainer. The chair of the audit committee will receive an additional annual cash retainer of $5,000 and the chairs of the compensation committee and corporate governance and nominating committee will each receive an additional annual cash retainer of $2,500. Non-employee directors will receive an additional cash payment of $2,500 per additional meeting attended in person, if the director attends more than five Board meetings during a year, or more than three committee meetings during a year on dates different than Board meetings. In addition, non-employee directors will receive an additional cash payment of $750 per additional meeting attended by telephone, if the director attends more than five Board meetings during a year, or more than three committee meetings during a year on dates different than Board meetings. Cash fees will be paid quarterly in arrears to the non-employee directors who were serving as directors at the end of the quarter.

          Restricted Stock. On July 16, 2010, each current non-employee director was granted the number of shares of restricted stock pursuant to our Amended and Restated 2008 Stock Incentive Plan set forth below. Such restricted stock awards shall vest on the one year anniversary of the grant date or upon a change of control.

Name:	Number of Restricted Shares:	Grant Date Value ($)(1)

		(in thousands)
Peter B. Bach, M.D., MAPP	1,997	34
J. Thomas Presby	2,246	38
William A. Shutzer	2,121	36
David B. Zenoff	2,121	36

(1)

This column reports the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2010. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

          In addition, each non-employee director shall receive an annual restricted stock grant pursuant to our Amended and Restated 2008 Stock Incentive Plan with a value as of each grant date equal to $80,000. In addition, the chair of the audit committee will receive an additional annual restricted stock grant with a value as of each grant date equal to $10,000 and the chairs of the compensation committee and corporate governance and nominating committee will each receive an additional annual restricted stock grant with a value as of each grant date equal to $5,000.

          Expenses. We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending board and board committee meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (“NEOs”), and is intended to place in perspective the data presented in the tables and narrative that follow. Based on applicable securities laws, the following were our NEOs for 2009. For the biographical information of our NEOs, see “Management and Board of Directors.”

•	Richard E. Perlman, Co-Chief Executive Officer and Co-Chairman of the Board in 2009

•	James K. Price, Co-Chief Executive Officer and Co-Chairman of the Board in 2009

•	J. Miguel Fernandez de Castro, Senior Vice President and Chief Financial Officer

•	Wesley J. Campbell, President

•	Kevin J. Kozlowski, Vice President and Chief Information Officer

•	Crystal B. Patmore, Secretary and Vice President, Human Resources

          Prior to the appointment of new directors and the establishment of our compensation committee effective July 16, 2010, our Board of Directors had been responsible for the administration and oversight of our executive compensation program. Effective July 16, 2010, this responsibility was delegated to the compensation committee. Once we become a public company, our compensation committee will administer and oversee all elements of our executive compensation program, including the function and design of our annual cash incentive and equity incentive programs. In the future, the compensation committee will evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for superior executive talent. As part of this process, the compensation committee will, among other things, consider the competitiveness of the elements of the compensation packages we offer to our executives, as well as their total compensation packages. While neither an independent compensation consultant nor peer group comparisons have been used to date in determining executive compensation, the compensation committee may in the future retain an independent compensation consultant and review peer group data to assist it in this process.

Overview

          We seek to provide a compensation package for executives reasonably sufficient to attract and hold talented, experienced, energetic, and entrepreneurial-minded individuals for our key management positions. We balance offering compensation consistent with the executive marketplace and common sense affordability for a company of our size, revenues, market position and growth opportunities. Management strives to hire and maintain an executive workforce with individuals having the abilities and capacities to manage today as well as carry us through significant growth tomorrow and beyond. We also want to align the interests of our employees with the interests of our stockholders, so we follow a compensation strategy that includes a meaningful equity component for future value. Accordingly, our philosophy is to provide reasonably competitive salaries and potential cash bonuses with growth potential through equity incentives. While executive compensation structures and changes are typically initiated by senior management, historically our Board of Directors, and going forward, our compensation committee, reviews and approves salary, bonus and equity incentive proposals prior to implementation.

          We view base salary as a component of compensation designed to reflect the executive’s relative level of responsibilities and value to the organization and as a reflection of market competition for individuals with similar skill sets and experience. We are not tied to a specific ratio of amounts among the three main components of executive compensation, but believe base salary presents the threshold level necessary to compensate and retain qualified individuals before any consideration of the other components of compensation. Bonuses are also considered as no less important to encouraging and rewarding extraordinary performance and results. In 2009, the only year for which bonuses have been paid, we paid discretionary bonuses to our NEOs in the form of cash, although the Board has the discretion to pay bonuses in stock or combinations thereof. Finally, we believe an equity component of compensation provides a dual benefit of aligning the interests of executives with those of other stockholders.

Base Salary

          In 2009, executive base salaries were determined by our Co-Chairmen and Co-Chief Executive Officers, in their sole discretion. The 2009 base salaries for our NEOs are set forth in the “Summary Compensation Table” below.

          In recommending cash compensation levels for executives, senior management considers the qualifications of the executive, the current needs and expected future needs of the Company, the competitive opportunities for individuals with similar executive skill sets and experience and the expected budget. Going forward, the compensation committee will consider the recommendations of senior management in determining whether to adjust the salary component of overall compensation in light of the overall compensation package and how the balance of the components for an individual matches the overall compensation philosophy.

Annual Cash Incentives

          In 2009, discretionary cash bonuses were determined by our Co-Chairmen and Co-Chief Executive Officers, in their sole discretion. The determination of the bonus payment amounts were made after considering each individual executive officer’s achievement during the year, as well as the assessment of our past and future performance.

Equity Incentives

          In 2009, stock option grants were recommended by our Co-Chairmen and Co-Chief Executive Officers and were subject to review and approval by the members of Board of Directors. Mr. Fernandez and Ms. Patmore were granted stock options in 2009 in connection with the commencement of their employment. Mr. Kozlowski was granted stock options in 2009 in connection with a periodic review of his compensation arrangements. See “Grants of Plan-Based Awards in 2009” below for information regarding stock options granted to NEOs in 2009. We view equity incentives as a means for aligning one aspect of executive compensation with stockholders’ interests. In addition, vesting of equity incentives over a continued period of employment can assist in our efforts to retain qualified executive personnel. The amount of an equity award given to an executive officer normally is proposed by senior management to the Board of Directors, and going forward, the compensation committee, for its consideration and approval. While equity incentives are viewed as longer term, forward-looking forms of compensation, the recommendation by senior management to award equity incentives, other than in connection with the hiring of a new executive, generally is based on past performance of the executive, on the needs of the Company to retain that executive and the expected contribution from that executive to the Company’s success going forward. Stock option awards in 2009 were made under and pursuant to the terms and conditions of the Company’s Amended and Restated 2008 Stock Incentive Plan. See “Equity Incentive Plans” below.

Perquisites

          Other payments or benefits in the form of perquisites are not a significant component of executive compensation. Executives enjoy the same insurance coverages as other employees. Our general policies applicable to all employees govern paid vacation and other time off.

Employment Agreements

          Other than the standard confidentiality and non-disclosure agreement that we enter into with all of our employees, none of the NEOs is party to an employment agreement.

Impact of Accounting and Tax Considerations

          We maintain awareness of the accounting and tax implications of Sections 162(m) and 409A of the Internal Revenue Code. Section 162(m) limits the Company’s deduction of certain non-performance based compensation paid to executive officers in excess of $1 million per year. We believe the full deductibility for federal income tax purposes of our executive compensation is not adversely impacted by Section 162(m).

          Base salary and bonuses are expensed by the Company when the services are rendered (base bonuses are expensed ratably and incentive bonuses are expensed when attainment of financial or operational goals is determinable).

Actions Regarding Executive Compensation Taken After the End of Fiscal Year 2009

          This section provides a summary of significant compensation-related decisions and actions that were taken after the end of fiscal year 2009 with respect to the NEOs.

          When we commenced operations in 2008, it was initially contemplated that Messrs. Perlman and Price, as the founders of the Company who designed our business model, were to provide management oversight and assistance with financing, acquisition and other strategic matters to the Company. Messrs. Perlman and Price received no compensation in 2008 and nominal compensation in 2009. As our business continued to grow, Messrs. Perlman and Price became fully engaged in numerous areas of the Company on a full-time basis, including leading the acquisition program, supervising the integration of acquired companies, coordinating financings to fund our growth, recruiting management and executive level employees and leading and providing management oversight of our operations. In light of the foregoing, on March 26, 2010, the Board of Directors approved a stock option grant to each of Messrs. Perlman and Price of stock options to purchase 100,000 shares of common stock of the Company at an exercise price of $34.10 per share. The options expire ten years from the date of grant and 50,000 of such options will vest upon the earlier of 18 months from the date of grant or the closing of this offering and the remaining 50,000 of such options will vest on the date that is 12 months following the closing of this offering. These stock option awards were further conditioned on Messrs. Perlman’s and Price’s continued employment for 12 months following the closing of this offering. In addition, Messrs. Perlman and Price each agreed that they would not be eligible (i) for any additional grants of equity under the stock incentive plan until the date that is 12 months following the closing of this offering and (ii) to receive any cash compensation (including base salary) beyond the minimum required to qualify for benefits under our benefit plans generally available to our employees, other than reimbursement for out-of-pocket expenses incurred on behalf of the Company, consistent with Company policy.

          On February 15, 2010, the Board of Directors approved discretionary stock option grants to certain of our NEOs at the recommendation of Messrs. Perlman and Price. Mr. Fernandez de Castro received stock options to purchase 1,008 shares of common stock of the Company, Mr. Campbell received stock options to purchase 1,260 shares of common stock of the Company, Mr. Kozlowski received stock options to purchase 504 shares of common stock of the Company, and Ms. Patmore received stock options to purchase 2,500 shares of common stock of the Company. All of the options have an exercise price of $25.00 per share, subject to adjustment as specified in the stock incentive plan. The options expire ten years from the date of grant. Such options will vest in one-third annual increments beginning one year from the grant date.

          Effective July 12, 2010, we amended and restated our stock incentive plan. See “Stock Incentive Plans” below.

          Effective August 12, 2010, Mr. Perlman became our sole Executive Chairman of the Board and Mr. Price became our sole Chief Executive Officer and continued as a director.

Summary Compensation Table

          The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, our NEOs for all services rendered to us for fiscal years ended December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Richard E. Perlman Chairman of the Board(1)	2009	21,840	—	—	217	22,057

James K. Price Chief Executive Officer and Director(1)	2009	21,840	—	—	—	21,840

J. Miguel Fernandez de Castro Senior Vice President and Chief Financial Officer	2009	165,385	32,000	134,132	18,171	349,688

Wesley J. Campbell President	2009	237,000	32,000	—	18,171	287,171

Kevin J. Kozlowski Vice President and Chief Information Officer	2009	212,000	20,000	31,620	6,144	269,764

Crystal B. Patmore Secretary and Vice President, Human Resources	2009	100,961	25,000	60,200	6,845	193,006

(1)	From July 2008 through August 11, 2010, Messrs. Perlman and Price each held the office of Co-Chairman of the Board and Co-Chief Executive Officer.
(2)	This column reports the discretionary bonuses awarded to our NEOs for fiscal year 2009.
(3)

This column reports the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2009. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included elsewhere in this prospectus. Options are exercisable in one-third annual increments beginning one year from the grant date. See “Outstanding Equity Awards at Fiscal Year End.”

(4)	All other compensation for our NEOs for 2009 included the following:

	Richard E. Perlman	James K. Price	J. Miguel Fernandez de Castro	Wesley J. Campbell	Kevin J. Kozlowski	Crystal B. Patmore

Medical Premiums/HSA Contributions	$217	$—	$16,374	$16,374	$5,121	$6,215
Dental Premiums	—	—	1,156	1,156	381	173
Short-term, long-term and life insurance premiums	—	—	641	641	641	457

Total	$217	$—	$18,171	$18,171	$6,144	$6,845

Grants of Plan-Based Awards in 2009

          The following table sets forth information regarding grants of awards made to our NEOs during the fiscal year ended December 31, 2009.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)

Richard E. Perlman	—	—	—	—
James K. Price	—	—	—	—
J. Miguel Fernandez de Castro	4/3/2009	38,992	14.43	134,132
Wesley J. Campbell	—	—	—	—
Kevin J. Kozlowski	8/14/2009	6,000	20.03	31,620
Crystal B. Patmore	4/3/2009	17,500	14.43	60,200

(1)

This column reports the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2009. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included elsewhere in this prospectus. Options are exercisable in one-third annual increments beginning one year from the grant date. See “Outstanding Equity Awards at Fiscal Year End.”

Outstanding Equity Awards at Fiscal Year End

          The following table sets forth information regarding outstanding option awards held by our NEOs as of December 31, 2009.

			Option Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Richard E. Perlman	—		—	—	—	—
James K. Price	—		—	—	—	—
J. Miguel Fernandez de Castro	4/3/2009	(1)	—	38,992	14.43	4/3/2019
Wesley J. Campbell	8/7/2008	(1)	16,246	32,494	14.43	8/7/2018
Kevin J. Kozlowski	8/7/2008	(1)	6,498	12,998	14.43	8/7/2018
	8/14/2009	(1)	—	6,000	20.03	8/14/2019
Crystal B. Patmore	4/3/2009	(1)	—	17,500	14.43	4/3/2019

(1)	Options are exercisable in one-third annual increments beginning one year from the grant date.

Potential Payments upon Termination or Change of Control

          Except with respect to the automatic vesting of options in connection with termination following a change of control, none of the NEOs are entitled to receive any payments upon termination of employment, regardless of the reason thereof. The table below sets forth the stock options that would vest (and the related exercise price) if each of the NEOs had been terminated as of December 31, 2009 following a change of control. The fair value of our common stock as of December 31, 2009 was less than the exercise price of the options set forth below.

Name	Number of Stock Options That Will Vest	Option Exercise Price ($)

Richard E. Perlman	—	—
James K. Price	—	—
J. Miguel Fernandez de Castro	38,992	14.43
Wesley J. Campbell	32,494	14.43
Kevin J. Kozlowski	12,998	14.43
	6,000	20.03
Crystal B. Patmore	17,500	14.43

Equity Incentive Plans

Amended and Restated 2008 Stock Incentive Plan

          In connection with the Reorganization, we assumed the ExamWorks Inc.’s 2008 Stock Option Plan, and effective July 12, 2010, we amended and restated the plan, including amending its name to the ExamWorks’ Group, Inc.’s Amended and Restated 2008 Stock Incentive Plan, which we refer to herein as the Plan. This Plan authorizes the Company to make grants of stock options to purchase shares of common stock, stock appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), unrestricted shares, deferred share units (“DSUs”), performance and cash-settled awards and dividend equivalent rights to our employees, directors and/or consultants. As of June 30, 2010, we have granted stock options to purchase an aggregate of 653,995 shares of common stock (excluding canceled stock options) under the Plan. The initial definition of change of control included in the Plan provided that stock options would automatically vest and become exercisable upon the closing of an initial public offering. Effective February 4, 2010, the definition of change of control was amended such that, unless specifically provided in a specific option award agreement, future stock option grants will no longer vest upon the closing of an initial public offering. As such, of the outstanding stock options as of June 30, 2010, stock options to purchase an aggregate of 323,882 shares of common stock will vest and become exercisable upon the closing of this initial public offering. The following summary of the Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the Plan.

          Subject to the Plan being approved by our stockholders no later than July 12, 2011, a maximum of two million shares shall be available for issuance under the Plan (with such total number of shares being adjusted for future stock splits, stock dividends, recapitalizations, and other similar transactions). In the absence of such stockholder approval, one million shares shall be available for issuance under the Plan (with such total number of shares being adjusted for future stock splits, stock dividends, recapitalizations, and other similar transactions). The shares of our common stock that are subject to any award that expire, or are forfeited, cancelled, settled, or become unexercisable without the issuance of shares, will again be available for subsequent awards. We receive no cash consideration for the granting of awards under the Plan. However, if a stock option were to be exercised, we would receive the exercise price for the shares being purchased, unless the exercise occurs pursuant to a cashless alternative that the committee approves.

          Stockholder approval of the Plan will primarily enable us to satisfy New York Stock Exchange listing requirements, and to make awards that qualify as performance-based compensation that is exempt from the deduction limitation set forth under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally limits the corporate income tax deduction to $1,000,000 annually for the non performance-based compensation paid to each of the Chief Executive Officer and the three other highest paid executive officers of the Company (other than the Chief Financial Officer).

          Administration of the Plan will be carried out by our compensation committee or our Board of Directors if no such committee is appointed; provided that our Board may act in lieu of the compensation committee at any time. Either our compensation committee or our Board of Directors may delegate its authority under the Plan to one or more officers but it may not delegate its authority with respect to making awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term administrator means the compensation committee or the Board of Directors or its delegate, if any. The Plan provides that we and our affiliates will indemnify members of the administrative committee and their delegates against any claims, liabilities, or costs arising from the good faith performance of their duties under the Plan.

          Subject to the terms of the Plan, the administrator has express authority to determine the eligible persons who will receive awards, the number of shares of our common stock to be covered by each award, and the terms and conditions of awards. The administrator has broad discretion to prescribe, amend, and rescind rules relating to the Plan and its administration, to interpret and construe the Plan and the terms of all award agreements, and to take all actions necessary or advisable to administer the Plan. Within the limits of the Plan, the administrator may accelerate the vesting of any awards, allow the exercise of unvested awards, and may modify, replace, cancel, or renew any awards.

          The administrator may grant options that are intended to qualify as incentive stock options (“ISOs”), only to employees, if any, and may grant all other awards to eligible persons. Stock options granted under the Plan will provide award recipients, or participants, with the right to purchase shares of our common stock at a predetermined exercise price. The administrator may grant stock options that are intended to qualify as ISOs or that are not intended to so qualify (“Non-ISOs”). The Plan also provides that ISO treatment may not be available for stock options that become first exercisable in any calendar year to the extent the value of the shares that are the subject of the stock option exceed $100,000, based upon the fair market value of the shares of our common stock on the option grant date.

          An SAR generally permits a participant who receives it to receive, upon exercise, cash and/or shares of our common stock equal in value to the excess of the fair market value, on the date of exercise, of the shares of our common stock with respect to which the SAR is being exercised, over the exercise price of the SAR for such shares. The administrator may grant SARs in tandem with options, or independently of them. SARs that are independent of options may limit the value payable on its exercise to a percentage.

          The exercise price of ISOs, Non-ISOs, and SARs may not be less than 100% of the fair market value on the grant date of the shares of our common stock subject to the award, although the exercise price of ISOs may not be less than 110% of the fair market value on the grant date of the underlying shares of our common stock subject to the award for participants who own more than 10% of our shares of common stock on the grant date. To the extent vested and exercisable in accordance with the agreement granting them, a stock option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to stock options, unless otherwise provided in an award agreement, payment of the exercise price may be made in any of the following forms, or combination of them: cash or check in U.S. dollars, certain shares of our common stock, cashless exercise under a program the administrator approves or certain full recourse promissory notes approved by the administrator.

          The term over which participants may exercise stock options and SARs may not exceed ten years from the date of grant; five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of our outstanding shares of common stock. Under the Plan, subject to certain exceptions, no participant may receive stock options and SARs that relate to more than 400,000 shares of our common stock issuable under the Plan during the term of the Plan.

          Under the Plan, the administrator may grant restricted stock that is forfeitable until certain vesting requirements are met, may grant RSUs that represent the right to receive shares of our common stock after certain vesting requirements are met or cash under certain circumstances, and may grant unrestricted stock as to which the participant’s interest is immediately vested. For restricted awards, the Plan provides the administrator with discretion to determine the terms and conditions under which a participant’s interests in such awards become vested.

          The Plan also authorizes awards of deferred share units in order to permit certain directors, officers, consultants, or select members of management to defer their receipt of compensation payable in cash or shares of our common stock, including shares that would otherwise be issued upon the vesting of restricted stock and RSUs. Deferred share units represent a future right to receive shares of our common stock.

          The Plan authorizes the administrator to grant performance-based awards in the form of performance units that the administrator may, or may not, designate as “performance compensation awards” that are intended to be exempt from Code Section 162(m) limitations. In either case, performance units will vest and/or become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, us, or any affiliate. Performance units will be payable in shares of common stock, cash, or some combination of the two, subject to an individual participant limit of 400,000 shares (subject to adjustment) or if settled in cash, $8,000,000. The administrator will decide the length of performance periods, but the periods may not be less than one fiscal year.

          With respect to performance compensation awards, the Plan requires that the administrator specify in writing the performance period to which the award relates, and an objective formula by which to measure whether and the extent to which the award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the award may not be amended or modified in a manner that would cause the compensation payable under the award to fail to constitute performance-based compensation under Code Section 162(m). Under the Plan, the possible performance measures for performance compensation awards may include one or more of the following, applied in total or on a per share basis, (i) basic, diluted or adjusted earnings per share, (ii) sales or revenue, (iii) EBITDA, or earnings before interest, taxes, depreciation and amortization, and other adjustments, (iv) basic or adjusted net income, (v) returns on equity, assets, capital, revenue or similar measure, (vi) economic value added, (vii) working capital, (viii) total stockholder return and (ix) cash flow, margin, product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units.

          Each performance measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by us, or such other standard applied by the administrator and, if so determined by the administrator, and in the case of a performance compensation award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

          As a condition to the issuance of shares of our common stock pursuant to awards, the Plan requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares of our common stock.

          Finally, the Plan authorizes the awarding of dividend equivalent rights to any eligible person. These rights may be independent of other awards, or attached to awards (other than stock options and SARs), and in all cases represent the participant’s right to collect any dividends that we declare and pay to our stockholders during the term of the dividend equivalent right. Unless an award agreement provides otherwise, the distributions attributable to dividend equivalent rights that are attached to other awards shall occur when shares of our common stock are issued to settle the underlying award.

          Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or the laws of descent and distribution, except to the extent the administrator permits lifetime transfers to charitable institutions, certain family members, or related trusts, or as otherwise approved by the administrator.

          The administrator will equitably adjust the number of shares covered by each outstanding award, and the number of shares that have been authorized for issuance under the Plan, but as to which no awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an award, as well as the price per share covered by each such outstanding award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares of our common stock, or any other increase or decrease in the number of issued shares effected without receipt of consideration by us. In the event of any such transaction or event, the administrator may (and shall if we are not the surviving entity or our shares are no longer outstanding) provide in substitution for any or all outstanding awards under the Plan such alternative consideration, including securities of any surviving entity, as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted awards pursuant to the Plan.

          In addition, in the event or in anticipation of a change of control, as defined in the Plan, subject to the terms of any award agreements, the administrator may at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of our stockholders or any participant with respect to his or her outstanding awards, except to the extent an award provides otherwise, take one or more of the following actions: (i) arrange for or otherwise provide that each outstanding award will be assumed or substituted with a substantially equivalent award by a successor corporation or a parent or subsidiary of such successor corporation; (ii) accelerate the vesting of awards, so that awards shall vest (and, to the extent applicable, become exercisable) as to the shares of our common stock that otherwise would have been unvested and provide that our repurchase rights with respect to shares of our common stock issued upon exercise of an award shall lapse as to the shares of our common stock subject to such repurchase right; (iii) arrange or otherwise provide for payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards; or (iv) terminate all or some of the awards upon consummation of the transaction, provided that all awards so terminated are vested in full immediately prior to the consummation of such transaction.

          Notwithstanding the above, the Plan provides that in the event a participant holding an award assumed or substituted by the successor corporation in a change of control is involuntarily terminated, as defined in the Plan, by the successor corporation in connection with, or within 12 months following, the change of control, then any assumed or substituted award held by the terminated participant at the time of termination shall accelerate and become fully vested, and exercisable in full in the case of options and SARs, and any repurchase right applicable to any shares of our common stock shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the participant’s termination. Finally, if we dissolve or liquidate, all awards will immediately terminate, subject to the ability of our Board of Directors to exercise any discretion that the Board of Directors may exercise in the case of a change of control.

          The Plan shall terminate on July 14, 2018, unless terminated prior to such date by the Board of Directors. Our Board of Directors may from time to time, amend, alter, suspend, discontinue, or terminate the Plan; provided that no amendment, suspension, or termination of the Plan shall materially and adversely affect awards already granted unless it is required by applicable law, relates to an adjustment pursuant to certain change of control transactions or it is otherwise mutually agreed between the participant and the administrator.

Limitations on Liability; Indemnification of Directors and Officers

          Our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect upon the completion of this offering, will contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

          Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering will provide that we shall indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws will also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our common stock as of August 6, 2010, subject to certain assumptions set forth in the footnotes and as adjusted to reflect the sale of the shares of our common stock offered in this offering under this prospectus for:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers;

•	all of our current directors and current executive officers as a group; and

•	each of the selling stockholders.

          Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

          The number of shares and percentages of beneficial ownership prior to this offering set forth below are based 4,329,428 shares of common stock outstanding as of August 6, 2010, which gives effect to the conversion of all outstanding shares of preferred stock into 967,741 shares of common stock simultaneously with the closing of this offering.

          The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our common stock to be issued and outstanding immediately after the consummation of this offering, assuming no exercise of the underwriters’ option to purchase up to an aggregate of          shares of our common stock.

          Unless otherwise indicated, the address of each of the individuals named below is ExamWorks Group, Inc., 3280 Peachtree Road, N.E., Suite 2625, Atlanta, GA 30305.

	Shares Beneficially Owned Prior to Offering			Number of Shares Offered(1)	Shares Beneficially Owned After Offering

Name of Beneficial Owner	Number	Percent (%)			Number	Percent (%)

5% Stockholders
ExamWorks Holdings, LLLP(2)	1,308,673	30.2
Steven G. Robbins(3)	249,354	5.8
Thomas P. Anderson and
Lynn C. Anderson(4)	243,228	5.6
Edward M. Decter(5)	228,648	5.3
Named Executive Officers and Directors
Richard E. Perlman(6)	1,433,527	32.7
James K. Price(7)	362,026	8.3
Wesley J. Campbell(8)	37,946		*
J. Miguel Fernandez de Castro(9)	41,320		*
Kevin J. Kozlowski(10)	37,426		*
Crystal B. Patmore(11)	32,116		*
Peter B. Bach(12)	3,497		*
J. Thomas Presby(13)	31,739		*
William A. Shutzer(14)	247,044	5.7
David B. Zenoff(15)	5,121		*
All directors and executive officers as a group (11 persons)(16)	1,702,974	37.8
Other Selling Stockholders

*	less than 1%.
(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.
(2)

The sole general partner of Holdings is Compass Partners. Mr. Perlman is the President of Compass Partners and is also a limited partner of Holdings. Holdings’ address is ExamWorks Holdings, LLLP, c/o Richard E. Perlman, 655 Madison Avenue, 23rd Floor, New York, NY 10065.

(3)	Dr. Robbins’ address is 1500 Pleasant Valley Way, Suite 301, West Orange, NJ 07052.
(4)	Mr. and Mrs. Anderson’s address is 215 Viking Place, Alamo, CA 94507.
(5)	Dr. Decter’s address is 1500 Pleasant Valley Way, Suite 301, West Orange, NJ 07052.
(6)

Shares beneficially owned by Mr. Perlman include (i) 50,000 shares of common stock issuable upon exercise of stock options that will vest upon the earlier of the consummation of this offering and eighteen months following the grant date of March 26, 2010, (ii) 2,933 shares of Series A Convertible Preferred Stock owned in joint tenancy by Mr. Perlman’s wife and Mr. Perlman’s mother-in-law, of which Mr. Perlman disclaims beneficial ownership, and (iii) 1,308,673 shares of common stock currently owned by Holdings, which is controlled by Mr. Perlman. If Holdings distributed such shares of common stock to its limited partners prior to and following the offering, Mr. Perlman would own, respectively, (i) 213,144 and            shares of common stock directly, (ii) 24,279 and           shares of common stock through a Roth IRA, and (iii) 2,500 and            shares of common stock indirectly through Compass Partners. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(7)

Shares beneficially owned by Mr. Price include (i) 50,000 shares of common stock issuable upon exercise of stock options that will vest upon the earlier of the consummation of this offering and eighteen months following the grant date of March 26, 2010 and (ii) 240,105 shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Mr. Price would own if distributed by Holdings to its limited partners.

(8)

Shares beneficially owned by Mr. Campbell include (i) 32,493 shares of common stock issuable upon exercise of stock options and (ii) 5,453 shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Mr. Campbell would own if distributed by Holdings to its limited partners.

(9)

Shares beneficially owned by Mr. Fernandez de Castro include (i) 12,997 shares of common stock issuable upon exercise of stock options, (ii) 16,358 shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Mr. Fernandez de Castro would own if distributed by Holdings to its limited partners and (iii) 705 shares of Series A Convertible Preferred Stock. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(10)

Shares beneficially owned by Mr. Kozlowski include (i) 14,997 shares of common stock issuable upon exercise of stock options and (ii) 13,632 shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Mr. Kozlowski would own if distributed by Holdings to its limited partners.

(11)

Shares beneficially owned by Ms. Patmore include (i) 5,833 shares of common stock issuable upon exercise of stock options, (ii) 16,358 shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Ms. Patmore would own if distributed by Holdings to its limited partners, and (iii) 706 shares of Series A Convertible Preferred Stock. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(12)

Shares beneficially owned by Dr. Bach include (i) 1,997 shares of restricted stock issued pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan, or the Plan, that are not yet vested, but are eligible to be voted and (ii) 1,500 shares of Series A Convertible Preferred Stock. The restricted shares will vest upon the earlier of (i) July 16, 2011 and (ii) the occurrence of a change of control, as defined in the Plan. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(13)

Shares beneficially owned by Mr. Presby include (i) 500 shares of common stock issuable upon exercise of stock options, (ii) 13,632 of shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Mr. Presby would own if distributed by Holdings to its limited partners, (iii) 2,246 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted, and (iv) 6,000 shares of Series A Convertible Preferred Stock. The restricted shares will vest upon the earlier of (i) July 16, 2011 and (ii) the occurrence of an event of change of control, as defined in the Plan. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(14)

Shares beneficially owned by Mr. Shutzer include (i) 239,923 shares of common stock currently owned by Holdings prior to the offering and           shares following the offering, which Mr. Shutzer would own if distributed by Holdings to its limited partners (ii) 2,121 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted, and (iii) 5,000 shares of Series A Convertible Preferred Stock owned by the Shutzer Family Limited Partnership of which Mr. Shutzer’s wife is a general partner, and of which Mr. Shutzer disclaims beneficial ownership. The restricted shares will vest upon the earlier of (i) July 16, 2011 and (ii) the occurrence of a change of control, as defined in the Plan. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(15)

Shares beneficially owned by Mr. Zenoff include (i) 2,121 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted and (ii) 3,000 shares of Series A Convertible Preferred Stock, issued to David B. Zenoff and Associates Inc. Profit Sharing Trust, of which Mr. Zenoff is the sole trustee. The restricted shares will vest upon the earlier of (i) July 16, 2011 and (ii) the occurrence of a change of control, as defined in the Plan. Simultaneously with the closing of this offering, all outstanding shares of Series A Convertible Preferred Stock will be converted into shares of common stock.

(16)

Shares beneficially owned prior to the offering include           shares of common stock issuable upon exercise of options and 1,308,673 shares currently owned by Holdings, which is indirectly controlled by our Executive Chairman, Mr. Perlman.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation”, the following is a description of transactions since April 27, 2007, our inception, to which we have been a party in which the amount involved or exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or persons or entities affiliated with them, had or will have a direct or indirect material interest.

Monitoring Fee Agreement

          We entered into a Monitoring Fee Agreement, dated July 14, 2008 (as amended, the “Monitoring Fee Agreement”), with Compass Partners, L.L.C. (“Compass Partners”), which is the general partner of our majority stockholder, ExamWorks Holdings, LLLP. In accordance with the Monitoring Fee Agreement, Compass Partners renders to us monitoring, advisory and consulting services in relation to our debt and equity offerings, dispositions or acquisitions and other similar transactions. In consideration of the services provided, we originally agreed to pay Compass Partners a monitoring fee equal to 5% of our Adjusted EBITDA. In order to, among other things, maximize the amount of cash available to us, the Board of Directors determined that it was in the Company’s and its stockholders’ best interest to eliminate our obligation to pay Compass Partners this monitoring fee. Accordingly, the Monitoring Fee Agreement has been amended to eliminate the ongoing obligation to pay the monitoring fee in exchange for the one-time issuance of 143,842 shares issued in connection with our private placement of common stock on January 7, 2010. Compass Partners directed us to issue one half of such shares to each of Richard E. Perlman and James K. Price. The consideration paid represents the present value of projected future cash payments due to Compass Partners as determined by an independent appraisal obtained by us. In addition, we paid Compass Partners approximately $290,000 in 2009 pursuant to the Monitoring Fee Agreement for services rendered prior to the effectiveness of the amendment described above.

RedRidge Finance Group

          RedRidge Finance Group (“RedRidge”) provides us with financial due diligence services in connection with our acquisition program and served as our financial advisor with respect to our credit facility. P&P Investments, LLC (“P&P”), a company owned by Richard E. Perlman and James K. Price, owns approximately 33% of RedRidge. In 2009, we paid approximately $52,000 to RedRidge for diligence services and $500,000 in connection with the credit facility. Pursuant to a letter agreement dated December 11, 2009, as amended, Richard E. Perlman and James K. Price agreed to waive any direct or indirect right P&P has to all fees RedRidge receives in connection with services provided to the Company. Through June 30, 2010, we have paid RedRidge approximately $240,000 for diligence services and $425,000 in connection with the credit facility, in each case, for services rendered during 2010.

Consulting Agreements

          The Company is a party to certain consulting agreements with each of Dr. Edward M. Decter and Dr. Steven G. Robbins, who are stockholders of the Company and members of our medical panel, which set forth the terms and conditions upon which Dr. Decter and Dr. Robbins are entitled to compensation for IMEs and other services performed by them on behalf of the Company. In addition, such agreements provide that Dr. Decter and Dr. Robbins are to be provided with a minimum number of IMEs. In 2009, Dr. Decter and Dr. Robbins received an aggregate of $819,000 and $360,000, respectively, for IME services performed for the Company’s clients on the Company’s behalf pursuant to these arrangements.

Stockholder Notes

          In December 2009, Richard E. Perlman and James K. Price, who are both stockholders of the Company, advanced the Company $3.5 million in the form of subordinated promissory notes to fund a portion of the cash consideration of the acquisitions completed in December 2009. The notes accrued interest at 7.5% per annum and were repaid in January 2010.

Compass Partners Lease

          In June 2010, we entered into a lease agreement with Compass Partners for corporate office space located at 655 Madison Avenue, 23rd Floor, New York, NY. Pursuant to the lease, from April 1, 2010 through June 30, 2014, we will initially pay Compass Partners $10,080 per month, subject to increase commencing January 1, 2011. In June 2010, we paid Compass Partners $40,320 as advance rent payment for the last four months of the lease and approximately $62,000 as our share of leasehold improvements. Prior to the entry into this lease agreement, we did not incur costs in excess of $120,000 per year with respect to leasing this corporate office space.

Director Independence

          For a discussion of the independence of our directors, please see “Management and Board of Directors—Director Independence” above.

Policies and Procedures for Related Party Transactions

          Pursuant to our audit committee charter, our audit committee is responsible for reviewing and approving in advance any related party transaction. Prior to the formation of our audit committee, our full Board of Directors reviewed all material related party transactions. We intend to amend our code of conduct and ethics, which we expect will include a formal policy regarding conflicts of interest. All of the transactions described above were entered into prior to the adoption of this policy. Upon completion of this offering, we will post the full text of the code on our website.

DESCRIPTION OF CAPITAL STOCK

          The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect immediately prior to the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

General

          The shares registered pursuant to the registration statement, of which this prospectus is a part, are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock. We currently have authorized capital of 10,000,000 shares, of which 8,500,000 shares have been designated as common stock, par value $0.0001 per shares and 1,500,000 shares as preferred stock, par value $0.0001 per share. As of June 30, 2010, there were 4,287,737 shares of common stock outstanding (after giving effect to the conversion of all of our outstanding shares of Series A Convertible Preferred Stock into shares of common stock, as described below) held of record by approximately 205 stockholders. As of June 30, 2010, there were 967,741 shares of Series A Convertible Preferred Stock issued and outstanding, all of which will convert into shares of common stock simultaneously with the closing of this offering. Upon the closing of this offering, there will be shares of common stock outstanding (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options) and 1,500,000 shares of undesignated preferred stock.

Common Stock

          Holders of our common stock are entitled to one vote for each share of stock held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. The credit facility imposes restrictions on our ability to declare dividends with respect to our common stock. See the section entitled “Dividend Policy.” In the event of our liquidation, dissolution, winding up or merger, consolidation, sale or transfer of all or substantially all of our assets, holders of common stock will be entitled to share in our assets that are remaining after payment or provision for payment of all of our debts. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

          Upon the closing of this offering, all outstanding shares of our Series A Convertible Preferred Stock will be converted into shares of common stock and such preferred stock shall automatically be returned to our authorized, unissued and undesignated shares of preferred stock. Thereafter, our Board of Directors will have the authority, without further action by the stockholders, to issue up to 1,500,000 shares of preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions of each such series, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.

          We have entered into investor rights agreements with holders of shares of the Series A Convertible Preferred Stock to pay to such holders a cash penalty of 2% of the purchase price for the shares of the Series A Convertible Preferred Stock paid by such holder in the event we do not file for an underwritten initial public offering of our common stock within 18 months from May 7, 2010, and consummate such initial public offering within 24 months of May 7, 2010 (subject to certain limited exceptions). The filing of the registration statement of which this prospectus is a part satisfies the filing requirement specified in the immediately preceding sentence. The payment of this penalty is subordinated to the rights of the lenders under our credit facility and may only be paid to the extent that we are not in default under the credit facility and the payment of such penalty would not result in a default under the credit facility. If, as a result of the foregoing, we are unable to make a penalty payment if and when due, such payment will be accrued and we will be required to pay all accrued and unpaid penalty payments as soon as we are permitted to do so.

Outstanding Warrants

          In connection with the issuance of the Series A Convertible Preferred Stock, we issued warrants to Broadband Capital Management LLC and certain of its employees to purchase an aggregate of 87,096 shares of our common stock at an exercise price of $34.10 per share. Each warrant has an initial term of five years from the issue date. The warrant holders are entitled to antidilution rights in certain events, including, but not limited to: (i) stock dividends, splits or combinations; (ii) reorganization, reclassification, consolidation, merger or sale of the Company; (iii) the issuance of stock options and/or convertible securities; and (iv) the issuance of shares of common stock without consideration or for a consideration per share less than the exercise price then in effect. The common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and non-assessable.

          The warrants may be exercised at any time upon delivery to us, prior to the expiration date of the warrant, of the exercise form, found as an exhibit to the warrant completed and executed as indicated, accompanied by payment of the exercise price for the number of shares of common stock with respect to which the warrant is being exercised. The warrants may be exercised on a cashless basis at the sole option of the holder of the warrant.

Registration Rights Agreements

          Upon completion of this offering, and after the expiration or waiver of the lock-up agreements described in the section entitled “Shares Eligible for Future Sale,” certain holders of our common stock and other securities will be entitled to rights to register the shares held by them under the Securities Act pursuant to registration rights granted to such holders of these securities. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions and limitations, that the underwriters may limit the number of shares to be included in the registration and in some cases exclude these shares entirely.

Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law

          Certain provisions of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the closing of this offering contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board of Directors

          Our amended and restated certificate of incorporation provides that the Board of Directors will be classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we would have at the time such number is fixed if there were no vacancies. The directors will be divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The initial division of the Board into classes will be made by the decision of a majority of the entire Board. The term of the initial class I directors will terminate on the date of the annual meeting of stockholders; the term of initial class II directors will terminate on the date of the annual meeting of stockholders; and the term of initial class III directors will terminate on the date of the

annual meeting of stockholders. At each annual meeting of stockholders beginning in          , successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The Board of Directors has the sole authority to fill any vacancy on the Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. Our amended and restated certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders at which a quorum is present by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon. Any amendment to the provisions of our certificate of incorporation described in this paragraph requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast on such matter.

Undesignated Preferred Stock

          As discussed above, our Board of Directors has the ability to issue, without stockholder approval, preferred stock with voting or other rights or preferences as may be fixed by the Board of Directors that could impede the success of any takeover attempt. This and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting

          Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. The inability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

          In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

          Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or from otherwise attempting to obtain control of the Company.

Board Vacancies Filled Only by Majority of Directors

          Vacancies and newly created seats on our Board of Directors may be filled only by a majority of the number of then-authorized members of our Board of Directors. Only our Board of Directors may determine the number of directors on our Board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our Board of Directors makes it more difficult to change the composition of our Board of Directors, but these provisions promote a continuity of existing management.

No Cumulative Voting

          The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting.

Directors Removed Only for Cause

          Our amended and restated certificate of incorporation provides for the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of our outstanding capital stock entitled to vote generally in the election of directors.

Amendment of Charter Provisions

          The amendment of certain of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

          We are subject to DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203. This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for our shares.

          The provisions of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

          The transfer agent and registrar for the common stock is          . The transfer agent’s address is and its telephone number is          .

Listing

          We will apply to list our common stock on the New York Stock Exchange under the symbol “EXAM.”

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since a substantial number of shares will be subject to contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

          Upon completion of this offering, we will have outstanding an aggregate of           shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining           shares of common stock held by existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act or are subject to the contractual restrictions described below. Restricted securities may be sold in the public market only if registered or if the transaction qualifies for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act.

          “Restricted” shares and shares subject to the contractual restrictions described below will be available for sale in the public market as follows:

•	shares will be eligible for sale upon completion of this offering; and

•	shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.

•	shares will be eligible for sale upon the exercise of vested options days after the date of this prospectus.

          In addition, of the           shares of our common stock that were subject to stock options outstanding as of           , options to purchase           shares of common stock were vested as of          and will be eligible for sale           days following the effective date of this offering. In addition, as of           , warrants to purchase           shares of our common stock with a weighted average exercise price of $          were outstanding.

Lock-Up Agreements and Obligations

          Each of our officers and directors and certain of our stockholders, who together hold           % of our outstanding common stock as of          , have agreed not to lend, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether directly or indirectly for a period of at least 180 days after the date of this prospectus, except for bona fide gifts to immediate family members, transfers to family trusts, distributions to affiliates or transfers pursuant to testate, intestate succession or bona fide estate planning. Transfers or dispositions can be made sooner only under the conditions described above or with the prior written consent of each of the representatives.

Rule 144

          In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

          In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors, consultants or advisors who purchase or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Registration Rights

          Upon completion of this offering, the holders of an aggregate of           shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

Form S-8 Registration Statements

          Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our Amended and Restated 2008 Stock Incentive Plan. See the section entitled “Management and Board of Directors—Equity Incentive Plan.” Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

          The following is a general discussion of the material U.S. federal income and certain estate tax considerations relating to the acquisition, ownership and disposition of our common stock to a holder that acquires shares of common stock in this offering and that holds the common stock as a capital asset (generally, property held for investment within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based on currently existing provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.

          This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, insurance companies, tax-exempt entities, retirement plans, brokers or dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, expatriates, persons who hold our common stock as part of a straddle, hedge, conversion transaction or other risk-reduction or integrated investment, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, companies that accumulate earnings to avoid U.S. federal income tax, taxpayers whose functional currency is not the U.S. dollar, and persons who hold or receive our common stock as compensation).

          Except as specifically noted below, this discussion does not address U.S. federal taxes other than the federal income tax. In addition, this discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the acquisition, ownership and disposition of our common stock.

          As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•

a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or of any state or political subdivision thereof or therein, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•

a trust, if (a) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

          The term “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder and that is not a partnership.

          If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we suggest that you consult your own tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

          Prospective purchasers are urged to consult their own tax advisors as to the particular tax considerations applicable to them relating to the acquisition, ownership and disposition of our common stock, including the application of U.S. federal, state or local tax laws or non-U.S. tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

U.S. Holders

Dividends

          Distributions paid on shares of our common stock will be treated as dividends for U.S. federal income tax purposes to the extent they are paid out of our current or accumulated earnings and profits and, to the extent so treated, will be includible in gross income by a U.S. holder upon receipt. To the extent that the amount of any distribution paid on shares of our common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a return of capital, which will be applied against and reduce your adjusted tax basis (but not below zero) in such shares of our common stock, and thereafter as capital gain.

          If you are an individual, dividends received by you on a share of our common stock generally will be subject to a reduced maximum U.S. federal income tax rate of 15% for taxable years beginning prior to January 1, 2011, if you meet certain holding period and other requirements. If you are a corporation, dividends on our common stock generally will be eligible for the dividends-received deduction, if you meet the holding period and other requirements for the dividends-received deduction.

Sale, Exchange or Other Disposition

          Upon a sale, exchange or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and such U.S. holder’s adjusted tax basis in the share of our common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for such share of our common stock exceeds one year. Long-term capital gain of a noncorporate U.S. holder is subject to a maximum tax rate of 15% for taxable years beginning prior to January 1, 2011. The deduction of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

          In general, dividends on our common stock and payments of the proceeds of a sale, exchange or other disposition of our common stock paid to a U.S. holder may be subject to information reporting. Certain U.S. holders may be subject to backup withholding tax (currently at a rate of 28%) on payments made on or with respect to our common stock if such U.S. holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations and financial institutions.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service (the “IRS”). U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Non-U.S. Holders

Dividends

          We or another withholding agent will be required to withhold U.S. federal withholding tax at a rate of 30% from the gross amount of any dividends on our common stock paid to a non-U.S. holder, unless (a) an applicable income tax treaty reduces or eliminates such tax, and such non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper IRS documentation, or (b) the dividends are effectively connected with such non-U.S. holder’s conduct of a trade or business in the U.S. and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis, at the same graduated individual and corporate rates applicable to U.S. persons. Additionally, a non-U.S. holder that is taxed as a corporation may be subject to a branch profits tax on its effectively connected earnings and profits, as adjusted for certain items, at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

          Where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under an applicable income tax treaty in order for the entity to obtain an exemption or reduction in withholding. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

          Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless:

•	such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met;

•

the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment of such non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe that we are not and have never been, and do not anticipate that we will become) and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding such sale, exchange or disposition or the period that such non-U.S. holder held our common stock, more than 5% of our common stock.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain on a net-income basis in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

          We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make this information available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information agreement. Backup withholding tax (currently at a rate of 28%) may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

          Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the U.S. through a foreign office of a foreign broker that does not have certain specified connections to the U.S. However, if you sell your shares of common stock through a U.S. office of a broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also to impose backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. holder or you otherwise establish an exemption. Information reporting, but not backup withholding, will apply if you sell your shares of common stock through a foreign office of a broker that has any of certain connections to the U.S., unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s

U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Federal Estate Tax

          Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the U.S. at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Under current law, there is no U.S. estate tax for persons dying in 2010.

New Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

          Recently enacted legislation generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. This legislation generally is effective for payments made after December 31, 2012. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

UNDERWRITING

          We, the selling stockholders and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an                     additional shares from                    . They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

          We and our officers, directors, and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application will be made to list the common stock on the New York Stock Exchange under the symbol “EXAM.” In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from                     in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

          (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 (the “FSMA”) would not apply to the Issuer, and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

          We and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $          .

          We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

          Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia. A partner at Paul, Hastings, Janofsky & Walker LLP directly owns 4,455 and 6,000 shares of our common stock and preferred stock, respectively, and is a limited partner of ExamWorks Holdings, LLLP, and, if shares of our common stock owned by ExamWorks Holdings were to be distributed to its limited partners, this partner would own 16,358 shares of our common stock prior to the offering and          shares following the offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Kirkland & Ellis LLP.

EXPERTS

          The consolidated financial statements and schedule of ExamWorks Group, Inc. and subsidiaries as of December 31, 2008 and 2009 and June 30, 2010 and for the period from April 27, 2007 (inception) to December 31, 2007, each of the years in the two-year period ended December 31, 2009, and the six months ended June 30, 2010, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of CFO Medical Services, P.A. as of December 31, 2007, and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Crossland Medical Review Services, Inc. as of December 31, 2007 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Southwest Medical Examination Services, Inc. and subsidiaries as of December 31, 2007, and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of The Evaluation Group, Inc. as of December 31, 2008 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Benchmark Medical Consultants, Inc. as of July 31, 2009, and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Abeton Group, Inc. and subsidiaries as of December 31, 2008 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of American Medical Bill Review, Inc. as of December 31, 2009 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Medical Evaluations, Inc. as of December 31, 2009 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Metro Medical Services, LLC as of December 31, 2009 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. As permitted under the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and exhibits and schedule to the registration statement. You should refer to the registration statement and its exhibits and schedule for additional information. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

          Copies of the registration statement, including its exhibits and schedules, may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement are also available to you, free of charge, on the SEC’s website at www.sec.gov.

          Upon completion of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. We will make available to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page

EXAMWORKS GROUP, INC AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets as of December 31, 2008 and 2009 and June 30, 2010	F-5

Consolidated Statements of Operations and Comprehensive Loss for the period from April 27, 2007 (inception) to December 31, 2007, for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 and 2009 (unaudited)

F-6

Consolidated Statements of Stockholders’ Equity for the period from April 27, 2007 (inception) to December 31, 2007, for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010

F-7

Consolidated Statements of Cash Flows for the period from April 27, 2007 (inception) to December 31, 2007, for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 and 2009 (unaudited)

F-8
Notes to the Consolidated Financial Statements	F-9

CFO MEDICAL SERVICES, P.A.
Independent Auditors’ Report	F-37
Balance Sheets as of December 31, 2007 and June 30, 2008 (unaudited)	F-38
Statements of Operations and Changes in Retained Earnings for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-39
Statements of Cash Flows for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-40
Notes to Financial Statements	F-41

CROSSLAND MEDICAL REVIEW SERVICES, INC.
Independent Auditors’ Report	F-46
Balance Sheets as of December 31, 2007 and June 30, 2008 (unaudited)	F-47
Statements of Operations and Changes in Retained Earnings for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-48
Statements of Cash Flows for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-49
Notes to Financial Statements	F-50

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC.
Independent Auditors’ Report	F-56
Consolidated Balance Sheets as of December 31, 2007 and June 30, 2008 (unaudited)	F-57
Consolidated Statements of Operations and Changes in Retained Earnings for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-58
Consolidated Statements of Cash Flows for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-59
Notes to Consolidated Financial Statements	F-60

THE EVALUATION GROUP, INC.
Independent Auditors’ Report	F-65
Balance Sheets as of December 31, 2008 and June 30, 2009 (unaudited)	F-66
Statements of Operations and Changes in Retained Earnings for the year ended December 31, 2008 and six months ended June 30, 2008 (unaudited) and 2009 (unaudited)	F-67
Statements of Cash Flows for the year ended December 31, 2008 and six months ended June 30, 2008 (unaudited) and 2009 (unaudited)	F-68
Notes to Financial Statements	F-69

INDEX TO FINANCIAL STATEMENTS (Continued)

Page

BENCHMARK MEDICAL CONSULTANTS, INC.
Independent Auditors’ Report	F-74
Balance Sheet as of July 31, 2009	F-75
Statement of Operations and Changes in Retained Earnings for the year ended July 31, 2009	F-76
Statement of Cash Flows for the year ended July 31, 2009	F-77
Notes to Financial Statements	F-78

ABETON GROUP, INC. AND SUBSIDIARIES
Independent Auditors’ Report	F-84
Consolidated Balance Sheets as of December 31, 2008 and September 30, 2009 (unaudited)	F-85
Consolidated Statements of Operations for the year ended December 31, 2008 and nine months ended September 30, 2008 (unaudited) and 2009 (unaudited)	F-86
Consolidated Statements of Stockholders’ Deficit for the year ended December 31, 2008 and nine months ended September 30, 2008 (unaudited) and 2009 (unaudited)	F-87
Consolidated Statements of Cash Flows for the year ended December 31, 2008 and nine months ended September 30, 2008 (unaudited) and 2009 (unaudited)	F-88
Notes to Consolidated Financial Statements	F-89

AMERICAN MEDICAL BILL REVIEW, INC.
Independent Auditors’ Report	F-99
Balance Sheet as of December 31, 2009	F-100
Statement of Operations and Changes in Retained Earnings for the year ended December 31, 2009	F-101
Statement of Cash Flows for the year ended December 31, 2009	F-102
Notes to Financial Statements	F-103

MEDICAL EVALUATIONS, INC.
Independent Auditors’ Report	F-107
Balance Sheet as of December 31, 2009	F-108
Statement of Operations for the year ended December 31, 2009	F-109
Statement of Stockholders’ Equity for the year ended December 31, 2009	F-110
Statement of Cash Flows for the year ended December 31, 2009	F-111
Notes to Financial Statements	F-112

METRO MEDICAL SERVICES, LLC
Independent Auditors’ Report	F-116
Balance Sheet as of December 31, 2009	F-117
Statement of Operations and Changes in Members’ Equity for the year ended December 31, 2009	F-118
Statement of Cash Flows for the year ended December 31, 2009	F-119
Notes to Financial Statements	F-120

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Index

Page

Report of Independent Registered Public Accounting Firm	F-4

Consolidated Balance Sheets as of December 31, 2008 and 2009 and June 30, 2010	F-5

Consolidated Statements of Operations and Comprehensive Loss for the period from April 27, 2007 (inception) to December 31, 2007, the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2009 (unaudited) and 2010

F-6

Consolidated Statements of Stockholders’ Equity for the period from April 27, 2007 (inception) to December 31, 2007, the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010

F-7

Consolidated Statements of Cash Flows for the period from April 27, 2007 (inception) to December 31, 2007, the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 and 2009 (unaudited)

F-8

Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
ExamWorks Group, Inc.:

We have audited the accompanying consolidated balance sheets of ExamWorks Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2009 and June 30, 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the period from April 27, 2007 (inception) to December 31, 2007, each of the years in the two-year period ended December 31, 2009 and for the six months ended June 30, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ExamWorks Group, Inc. and subsidiaries as of December 31, 2008 and 2009 and June 30, 2010, and their results of operations and their cash flows for the period from April 27, 2007 (inception) to December 31, 2007, each of the years in the two-year period ended December 31, 2009 and for the six months ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,		June 30, 2010

	2008	2009

Assets
Current assets:
Cash and cash equivalents	$1,203	$1,499	$15,054
Accounts receivable, net	2,924	8,506	19,838
Other receivables	38	57	722
Prepaid expenses	253	793	1,193
Due from related parties	130	—	—
Deferred tax assets	187	642	779
Other current assets	—	—	873

Total current assets	4,735	11,497	38,459
Equipment and leasehold improvements, net	687	1,972	2,988
Goodwill	19,960	32,395	61,772
Intangible assets, net	12,892	26,902	52,945
Deferred tax assets, noncurrent	—	1,948	5,597
Deferred financing costs, net	456	1,680	2,963
Due from related parties	13	—	—
Other assets	155	153	74

Total assets	$38,898	$76,547	$164,798

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,919	$6,819	$11,717
Accrued expenses	944	2,057	4,507
Deferred revenue	78	64	1,073
Due to related parties	20	4,936	—
Current portion of long-term debt	1,534	3,263	14,721
Current portion of subordinated unsecured notes payable	—	1,565	2,083
Other current liabilities	1,205	2,167	2,692

Total current liabilities	5,700	20,871	36,793
Revolving line of credit	1,500	600	—
Long-term debt, less current portion	10,205	29,371	58,883
Long-term subordinated unsecured notes payable, less current portion	—	3,552	2,809
Other long-term liabilities	706	1,753	3,103
Deferred tax liabilities, noncurrent	264	—	—

Total liabilities	18,375	56,147	101,588

Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value. Authorized 500,000 shares at December 31, 2008 and 2009 and 1,500,000 shares at June 30, 2010; no shares issued and outstanding at December 31, 2008 and 2009, 967,741 issued and outstanding at June 30, 2010	—	—	33,000
Common stock, $0.0001 par value. Authorized 4,500,000 shares at December 31, 2008 and 2009 and 8,500,000 shares at June 30, 2010; issued and outstanding 1,949,614, 2,403,561, and 3,319,996 shares at December 31, 2008 and 2009 and June 30, 2010, respectively	—	—	—
Additional paid-in capital	22,921	27,202	37,810
Accumulated other comprehensive loss	—	—	(131)
Accumulated deficit	(2,398)	(6,802)	(7,469)

Total stockholders’ equity	20,523	20,400	63,210

Total liabilities and stockholders’ equity	$38,898	$76,547	$164,798

See accompanying notes to consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Period from April 27, 2007 (inception) to December 31, 2007

		Years ended December 31,		Six months ended June 30,

		2008	2009	2009	2010

				(unaudited)
Revenues	$—	$14,694	$49,634	$19,628	$60,679
Costs and expenses:
Costs of revenues	—	9,828	32,026	12,356	38,265
Selling, general and administrative expenses	226	4,610	15,811	6,082	14,383
Depreciation and amortization	—	2,392	6,889	2,592	6,547

Total costs and expenses	226	16,830	54,726	21,030	59,195

Income (loss) from operations	(226)	(2,136)	(5,092)	(1,402)	1,484

Other expenses:
Interest expense, net	—	515	1,807	604	2,746
Loss on early extinguishment of debt	—	—	461	—	—
(Gain) loss on interest rate swap	—	955	(343)	(285)	65

Total other expenses	—	1,470	1,925	319	2,811

Loss before income taxes	(226)	(3,606)	(7,017)	(1,721)	(1,327)
Income tax benefit	—	(1,434)	(2,613)	(641)	(660)

Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)

Per share data:
Net loss per share:
Basic and diluted	$(3.77)	$(2.28)	$(2.16)	$(0.55)	$(0.23)

Weighted average number of common shares outstanding:
Basic and diluted	60,000	952,318	2,038,310	1,962,809	2,844,110

Comprehensive Loss:
Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)
Foreign currency translation adjustments	—	—	—	—	(131)

Total comprehensive loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(798)

See accompanying notes to consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Period from April 27, 2007 (inception) to December 31, 2007, years ended
December 31, 2008 and 2009 and six months ended June 30, 2010

(In thousands, except share amounts)

					Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
	Series A convertible preferred stock		Common stock

	Shares	Amount	Shares	Amount

Balances at April 27, 2007 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock, net of related costs, for cash	—	—	60,000	—	481	—	—	481
Net loss	—	—	—	—	—	—	(226)	(226)

Balances at December 31, 2007	—	—	60,000	—	481	—	(226)	255
Issuance of common stock, net of related costs, for cash	—	—	1,140,000	—	11,520	—	—	11,520
Issuance of common stock for acquisitions	—	—	749,614	—	10,819	—	—	10,819
Share-based compensation	—	—	—	—	101	—	—	101
Net loss	—	—	—	—	—		(2,172)	(2,172)

Balances at December 31, 2008	—	—	1,949,614	—	22,921	—	(2,398)	20,523
Issuance of common stock, net of related costs, for cash	—	—	40,887	—	560	—	—	560
Issuance of common stock for acquisitions	—	—	413,060	—	3,503	—	—	3,503
Share-based compensation	—	—	—	—	218	—	—	218
Net loss	—	—	—	—	—	—	(4,404)	(4,404)

Balances at December 31, 2009	—	—	2,403,561	—	27,202	—	(6,802)	20,400
Issuance of preferred stock for cash	967,741	33,000	—	—	(579)	—	—	32,421
Issuance of common stock, net of related costs	—	—	281,500	—	2,772	—	—	2,772
Issuance of common stock, net of related costs, for termination of agreement	—	—	143,842	—	1,434	—	—	1,434
Issuance of common stock for acquisitions	—	—	491,093	—	6,683	—	—	6,683
Share-based compensation	—	—	—	—	298	—	—	298
Net loss	—	—	—	—	—	—	(667)	(667)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(131)	—	(131)

Balances at June 30, 2010	967,741	$33,000	3,319,996	$—	$37,810	$(131)	$(7,469)	$63,210

See accompanying notes to consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Period from April 27, 2007 (inception) to December 31, 2007

		Years ended December 31,		Six months ended June 30,

		2008	2009	2009	2010

				(unaudited)
Operating activities:
Net loss	$(226)	$(2,172)	$(4,404)	$(1,080)	$(667)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss (gain) on interest rate swap	—	955	(343)	(285)	65
Depreciation and amortization	—	2,392	6,889	2,592	6,547
Amortization of deferred rent	—	101	71	10	(43)
Share-based compensation	—	101	218	132	298
Provision for doubtful accounts	—	322	226	50	375
Amortization of deferred financing costs	—	53	132	54	320
Loss on early extinguishment of debt	—	—	461	—	—
Deferred income taxes	—	(1,450)	(2,723)	(641)	(742)
Other	—	—	10	62	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	—	(173)	(1,100)	(107)	(1,830)
Prepaid expenses and other current assets	(40)	100	141	211	(697)
Accounts payable and accrued expenses	201	(596)	2,982	1,289	2,743
Deferred revenue and customer deposits	—	78	(270)	(183)	42
Due to related parties and other current liabilities	—	—	1,887	79	414

Net cash provided by (used in) operating activities	(65)	(289)	4,177	2,183	6,825

Investing activities:
Cash paid for acquisitions, net	—	(22,731)	(25,707)	(4,462)	(61,890)
Purchases of equipment and leasehold improvements	—	(358)	(1,559)	(621)	(980)
Working capital and other settlements for acquisitions	—	—	1,482	1,207	(220)
Other	—	(84)	9	—	—

Net cash used in investing activities	—	(23,173)	(25,775)	(3,876)	(63,090)

Financing activities:
Issuance of preferred stock, net	—	—	—	—	32,421
Issuance of common stock, net	481	11,519	560	—	2,772
Borrowings under credit facility	—	12,390	40,134	3,500	40,969
Borrowings (repayments) under revolving line of credit	—	1,500	(900)	(1,466)	(600)
Payments under credit facility	—	(651)	(19,238)	(766)	—
Payment of deferred financing costs	—	(509)	(1,817)	(52)	(1,603)
Repayment of subordinated unsecured notes payable	—	—	(345)	—	(639)
Advances (repayments) from related parties	—	—	3,500	—	(3,500)

Net cash provided by investing activities	481	24,249	21,894	1,216	69,820

Net increase (decrease) in cash and cash equivalents	416	787	296	(477)	13,555
Cash and cash equivalents, beginning of period	—	416	1,203	1,203	1,499

Cash and cash equivalents, end of period	$416	$1,203	$1,499	$726	$15,054

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$457	$1,332	$540	$1,985
Cash paid for income taxes	$—	$—	$207	$—	$177

See accompanying notes to consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(1)	Nature of Operations and Basis of Presentation

ExamWorks Group, Inc. is a leading provider of independent medical examinations (IMEs), peer and bill reviews and related services (IME services or the IME industry). ExamWorks, Inc. was incorporated as a Delaware corporation on April 27, 2007. ExamWorks, Inc. commenced operations in July 2008, with the acquisition of three companies operating in the independent medical examination (IME) industry. In 2009, ExamWorks, Inc. acquired 11 other IME companies, including a provider of software solutions to the IME industry. In the first eight months of 2010, ExamWorks, Inc. acquired 10 additional IME companies. ExamWorks, Inc. currently operates out of 24 regional locations serving all 50 United States and Canada. In June 2010, ExamWorks, Inc. effected a corporate reorganization creating a holding company, ExamWorks Group, Inc., with ExamWorks, Inc. becoming a wholly-owned subsidiary of ExamWorks Group, Inc. (ExamWorks or the Company).

The consolidated financial statements include the accounts of ExamWorks and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

	(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The more significant estimates reflected in these consolidated financial statements include the valuation of equity issued, purchase price allocations, useful lives of intangible assets, potential impairment of goodwill and intangible assets, the allowance for doubtful accounts and the valuation of share-based compensation and derivative instruments.

	(b)	Unaudited Interim Financial Statements

The accompanying interim consolidated statements of operations and cash flows for the six months ended June 30, 2009 are unaudited and have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. They do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statement and, in the opinion of the Company’s management, reflect all adjustments consisting of normal recurring accruals considered necessary to present fairly the Company’s results of its operations and its cash flows for the six months ended June 30, 2009.

	(c)	Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to other comprehensive loss.

	(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2008 and 2009 and June 30, 2010.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(e)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $301,000, $432,000 and $641,000 as of December 31, 2008 and 2009 and June 30, 2010, respectively. The Company had no outstanding accounts receivables or allowance for doubtful accounts as of December, 31, 2007. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off.

(f)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the years ended December 31, 2008 and 2009, 18% and 11%, respectively, of total revenues were associated with one customer. For the six months ended June 30, 2009 (unaudited), 15% of total revenues were associated with one customer. For the six months ended June 30, 2010, there was no customer that accounted for greater than 10% of revenue. At December 31, 2008 and 2009 and June 30, 2010, there was no customer that accounted for greater than 10% of the accounts receivable balance. As of December 31, 2007, and for the period from April 27, 2007 (inception) to December 31, 2007, the Company had no accounts receivable or revenues.

(g)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

(h)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets, Subsections of Financial Accounting Standards Board (FASB) ASC Subtopic 360-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2008 and 2009 and June 30, 2010, no impairment was noted.

(i)	Goodwill and Other Intangible Assets

Goodwill is an asset representing the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of FASB ASC Topic 350, Intangibles — Goodwill and Other (ASC 350). The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

The Company performed its annual impairment review of goodwill in October 2008 and 2009, and it was determined that the carrying amount of goodwill was not impaired and there has been no subsequent developments that would indicate impairment exists as of December 31, 2008 and 2009 and June 30, 2010. The goodwill impairment review will continue to be performed annually or more frequently if facts and circumstances warrant a review.

ASC 350 also requires that intangible assets with definite lives be amortized over their estimated useful lives. Currently, customer relationships, trade names, covenants not-to-compete and technology are amortized using the straight-line method over estimated useful lives.

(j)	Deferred Financing Costs

Deferred financing costs totaling $1.7 million were incurred in December 2009 in connection with the Fifth Third Credit Facility (see note 10) and will be amortized to interest expense over the three-year term of the facility using the straight-line method, which approximates the effective interest method. The Company’s previous credit facility was repaid in December 2009 with proceeds from the Fifth Third Credit Facility. In connection with this early retirement of debt, the Company recognized debt extinguishment costs of approximately $461,000 for the unamortized portion of the loan costs. The debt extinguishment costs were recorded as other interest expense in accordance with ASC Topic 470, Debt (ASC 470). In the first half of 2010, an additional $1.6 million of deferred financing costs were incurred as the Company expanded its borrowing availability under the Fifth Third Credit Facility (see note 10).

For the years ended December 31, 2008 and 2009, the Company amortized $53,000 and $132,000 to interest expense, respectively. For the six months ended June 30, 2009 and 2010, the Company amortized $54,000 (unaudited) and $320,000 to interest expense, respectively. There was no amortization of deferred financing costs for the period from April 27, 2007 (inception) to December 31, 2007.

(k)	Deferred Rents

The Company entered into various leases for buildings that have certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2008 and 2009 and at June 30, 2010, the deferred rent balance was $173,000, $493,000 and $971,000, respectively, and is included in other current and long-term liabilities in the accompanying consolidated balance sheets. There was no deferred rent balance as of December 31, 2007.

(l)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the report is shipped to the end user. The Company believes that recognizing revenue at the time the report is

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

sent is appropriate because the Company’s revenue policies meet the criteria for revenue recognition as follows: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectability is reasonably assured.

(m)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(n)	Shipping and Handling Costs

Shipping and handling charges billed to customers are recorded as revenue; the corresponding costs are included in costs of revenues.

(o)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $137,000, $448,000, $127,000 (unaudited) and $345,000 for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2009 and 2010, respectively. There were no marketing or advertising costs incurred for the period from April 27, 2007 (inception) to December 31, 2007.

(p)	Accounting for Leases

The Company leases office and warehouse space under operating lease agreements with original lease periods of up to 7.5 years. Certain of the lease agreements contain renewal and rent escalation provisions. Rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term. Landlord allowances for improvements to leaseholds are included in property and equipment and offset by a corresponding deferred rent credit. The Company amortizes the leasehold improvements over the shorter of the life of the improvements or the life of the lease. The deferred rent credit is included in other liabilities (current and long term) in the accompanying consolidated balance sheets and will be amortized as a reduction of rent expense over the term of the applicable lease.

(q)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in FASB ASC Subtopic 740-10, Income Taxes — Overall), as of January 1, 2009, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FASB Interpretation No. 48, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.

The Company records interest and penalties related to unrecognized tax benefits in interest expense.

(r)	Loss Per Common Share

Basic loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during each period. Diluted loss per common share is calculated by dividing net loss, adjusted on an “as if converted” basis, by the weighted-average number of actual shares outstanding and, when dilutive, the share equivalents that would arise from the assumed conversion of convertible instruments.

The effect of potentially dilutive stock options and warrants is calculated using the treasury stock method. For the year ended December 31, 2008 and 2009, the potentially dilutive securities include options exercisable into 159,000 and 257,000 shares of common stock, respectively. For the six months ended June 30, 2009 (unaudited), the potentially dilutive securities include options exercisable into 210,000 shares of common stock. For the six months ended June 30, 2010, the potentially dilutive securities include options and warrants exercisable into 754,000 shares of common stock and preferred stock convertible into 968,000 shares of common stock. For the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2009 and 2010, all of the potentially dilutive securities were excluded from the calculation of shares applicable to loss per share, because their inclusion would have been anti-dilutive. There were no potentially dilutive securities for the period from April 27, 2007 (inception) to December 31, 2007.

(s)	Share-Based Employee Compensation

The Company has an Amended and Restated 2008 Stock Incentive Plan (the Plan) that provides for granting of options. The Company accounts for share-based awards in accordance with ASC Topic 718, Compensation — Stock Compensation (ASC 718). ASC 718 requires measurement of compensation cost for all share-based awards at fair value on the grant date (or measurement date if different) and recognition of compensation expense, net of forfeitures, over the requisite service period for awards expected to vest.

The fair value of stock option grants is determined using the Black-Scholes valuation model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in these employee stock options. Additionally, option valuation models require the input of highly subjective assumptions, including the expected volatility of the stock price. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its share-based awards. The Company’s expected volatility assumptions are based on the Company’s peer group average implied volatility. Expected life assumptions are based upon the average of the “simplified” method as described in Securities and Exchange Commission Staff Accounting Bulletin No. 107, which is the midpoint between the vesting date and the end of the contractual term, and the contractual term of the option, in accordance with ASC 718, which states that if no amount within the range is more or less likely than any other amount, an average of the range (its expected value) should be used. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The assumptions utilized for stock option grants during 2008 and 2009 and the first six months of 2010 were as follows:

	2008	2009	2010
Volatility	39.73%	45.06 – 47.87%	43.93 – 44.31%
Expected life (years)	8.00	8.00	7.80 – 8.00
Risk-free interest rate	3.35%	2.64 – 3.30%	3.30 – 3.53%
Dividend yield	—	—	—
Fair value	$4.04	$3.44 – $5.27	$3.28 – $3.44

In 2008 and 2009 and the first six months of 2010, the Company issued 159,588, 150,209 and 414,885, respectively, stock option awards to employees and non-employee directors. The weighted average fair value of each stock option was $4.04, $4.09 and $3.36 per option, respectively, and the aggregate fair value was $645,000, $614,000 and $1.4 million, respectively. The majority of these awards vest over a three-year period, with the remaining awards vesting 50% over the earlier of 18 months or an initial public offering (IPO) and 50% over a 12 month period following an IPO, provided the individual remains in the employment of the Company as of the vesting date. Additionally, all these options could vest earlier in the event of a change in control or merger or other acquisition and 352,097 of these options could vest earlier in the event of an IPO. Share-based compensation expense related to the awards was $101,000 and $218,000 for the years ended December 31, 2008 and 2009. Share-based compensation expense related to these awards was $132,000 (unaudited) and $298,000 for the six months ended June 30, 2009 and 2010. At December 31, 2009 and June 30, 2010, the unrecognized compensation expense related to stock option grants was $751,000 and $1.8 million, respectively, with a remaining weighted average life of 2.0 and 2.3 years, respectively.

In 2007, there were no outstanding stock options and the Company did not issue any stock option awards.

A summary of option activity for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 follows:

	Number of options	Weighted average exercise price
Balance at January 1, 2008	—	$—
Options granted	159,588	14.43
Options forfeited	(650)	14.43
Balance at December 31, 2008	158,938	14.43
Options granted	150,209	16.49
Options forfeited	(51,657)	14.89
Balance at December 31, 2009	257,490	$15.54
Options granted	414,885	32.31
Options forfeited	(5,350)	17.88
Balance at June 30, 2010	667,025	$25.95

There were no options exercisable as of December 31, 2008, 45,680 options exercisable as of December 31, 2009 with an exercise price of $14.43 and 69,267 options exercisable as of June 30, 2010 with an exercise price of $14.43.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(t)	Fair Value Measurements

In September 2006, the FASB issued authoritative guidance codified as ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosure about fair value measurements. ASC 820 is effective for interim reporting periods in fiscal years beginning after November 15, 2007. The Company adopted the applicable provisions of ASC 820 effective January 1, 2008.

ASC Topic 825, Financial Instruments (ASC 825), delayed the effective date of the application of ASC 820 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Nonrecurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of ASC 820 primarily include those measured at fair value in goodwill and long-lived asset impairment testing, those initially measured at fair value in a business combination, and nonfinancial liabilities for exit or disposal activities.

ASC 820 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following levels:

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterpart credit risk in its assessment of fair value.

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

Level 3 –	Unobservable inputs based on the company’s own assumptions.

The Company’s financial liabilities, which are measured at fair value on a recurring basis, are categorized using the fair value hierarchy at December 31, 2008 and 2009 and June 30, 2010, and are as follows (in thousands):

	Level 1	Level 2	Level 3	Total
As of December 31, 2008:
Financial liabilities:
Interest rate swap	$—	$611	$—	$611
As of December 31, 2009:
Financial liabilities:
Interest rate swap	—	485	—	485
Contingent consideration	—	—	2,630	2,630
As of June 30, 2010:
Financial liabilities:
Interest rate swap	—	677	—	677
Contingent consideration	—	—	4,250	4,250

The fair value of the interest rate swap is determined using observable market inputs, such as current interest rates, and considers nonperformance risk of the Company and that of its counterparties.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The contingent consideration relates to earnout provisions recorded in conjunction with certain acquisitions completed in 2009 and 2010 (see note 3).

In February 2007, the FASB issued authoritative guidance codified as ASC 825, which permits entities to choose to measure many financial instruments and certain other items at fair value. This provision of ASC 825 is effective for fiscal years beginning after November 15, 2007. As the Company did not elect the fair value option, the adoption of this provision of ASC 825 did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010.

(u)	Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are recorded as a component of stockholders’ equity but are excluded from net loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments from those business units not using the U.S. dollar as their functional currency. There has been no tax effects provided on currency translation amounts as the amounts are considered to be permanently invested.

(v)	Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued authoritative guidance codified as ASC Topic 740, Income Taxes (ASC 740) which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 deferred adoption for most nonpublic enterprises to annual periods beginning after December 15, 2008. The Company, pursuant to ASC 740, elected to defer its application until its required effective date of January 1, 2009. The Company’s policy for evaluating uncertain tax positions prior to the adoption of ASC 740 has been to provide for income taxes based on positions taken on the Company’s tax return with valuation allowances established for uncertain positions based on the guidance established by ASC Topic 450, Contingencies. The Company adopted the provisions of ASC 740 effective January 1, 2009 and the adoption did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the year ended December 31, 2009 and for the six months ended June 30, 2010.

In December 2007, the FASB issued authoritative guidance codified as ASC Topic 805, Business Combinations (ASC 805). ASC 805 changes accounting for business combinations through a requirement to recognize 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of ASC 420, Exit or Disposal Cost Obligations, are met. ASC 805 is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted ASC 805 effective January 1, 2009 and applied the principles contained in this

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

standard to all acquisitions that were completed in 2009. The Company’s consolidated financial position, results of operations and cash flows for the year ended December 31, 2009 and for the six months ended June 30, 2010 reflect the adoption of ASC 805.

In March 2008, the FASB issued authoritative guidance codified as ASC Topic 815, Derivatives and Hedging (ASC 815). ASC 815 requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments, and a tabular disclosure of the effects of such instruments and related hedged items on the Company’s financial position, results of operations, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company adopted ASC 815 effective January 1, 2009 and the adoption did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the year ended December 31, 2009 and for the six months ended June 30, 2010.

In April 2008, the FASB issued authoritative guidance codified as ASC 350 which is effective for all fiscal years and interim periods beginning after December 15, 2008. Early adoption of the provisions of ASC 350 is not permitted. ASC 350 requires additional footnote disclosures about the impact of the Company’s ability or intent to renew or extend agreements related to existing intangibles or expected future cash flows from those intangibles, how the Company accounts for costs incurred to renew or extend such agreements, the time until the next renewal or extension period by asset class, and the amount of renewal or extension costs capitalized, if any. For any intangibles acquired after January 1, 2009, ASC 350 requires that the Company consider its experience regarding renewal and extensions of similar arrangements in determining the useful life. If the Company does not have experience with similar arrangements, ASC 350 requires that the Company use the assumptions of a market participant putting the intangible to its highest and best use in determining the useful life. The Company adopted the provisions of ASC 350 effective January 1, 2009 and the adoption did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the year ended December 31, 2009 and for the six months ended June 30, 2010.

In May 2009, the FASB issued authoritative guidance codified as ASC Topic 855, Subsequent Events (ASC 855). ASC 855 requires that an entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. ASC 855 defines two types of subsequent events: “recognized subsequent events” and “nonrecognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Nonrecognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. The standard also requires entities to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The Company adopted the provisions of ASC 855 for the year ended December 31, 2009 and for the six months ended June 30, 2010. The adoption of the provisions of ASC 855 did not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows. In accordance with ASC 855, the Company has evaluated subsequent events through the date that the consolidated financial statements were issued.

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Principles: a Brief History (ASC 105). ASC 105 will supersede existing non-SEC accounting and reporting standards. The codification will not change GAAP but will rather organize it into a new hierarchy

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

with two levels: authoritative and nonauthoritative. All authoritative GAAP will carry equal weight and be organized in a topical structure. ASC 105 is effective for interim and annual reporting periods ending after September 15, 2009. The Company adopted the provisions of ASC 105 for the year ended December 31, 2009 and for the six months ended June 30, 2010. The adoption of the provisions of ASC 105 did not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosure. This update provides amendments to Codification topic, Fair Value Measurements and Disclosures, which require new disclosures about transfers in and out of Levels 1 and 2 and the reasons for the transfers as well as reconciliation for fair value measurements using significant unobservable inputs (Level 3). The update is effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this update did not have a material impact on the Company’s consolidated financial condition, results of operations and cash flows.

Accounting Pronouncements Not Yet Adopted

In October 2009, the FASB ASU 2009-13 (ASU 2009-13), addressing revenue arrangements with multiple deliverables. The new guidance establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, requires the allocation of arrangement consideration to all deliverables using the relative selling price method, and significantly expands disclosure requirements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of the ASU 2009-13 to have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

(3)	Acquisitions

ExamWorks operates in a highly fragmented industry and has completed numerous acquisitions since the Company commenced operations in July 2008. A key component of ExamWorks’ acquisition strategy is growth through acquisitions that expand its geographic coverage, that provide new or complementary lines of business, expand its portfolio of services and that increase its market share.

The Company has accounted for all business combinations using the purchase method to record a new cost basis for the assets acquired and liabilities assumed. The difference between the purchase price and the fair value of the assets acquired and liabilities assumed has been recorded as goodwill in the accompanying consolidated financial statements. The results of operations are reflected in the consolidated financial statements of the Company from the date of acquisition.

	(a)	2008 Acquisitions

On July 14, 2008, ExamWorks commenced operations with the acquisitions of CFO Medical Services, Inc., Crossland Medical Review Services, Inc., Southwest Medical Exam Services, Inc., Diagnostic Imaging Institute, Inc., Pacific Billing Services, Inc. and Southwest Medical Exam Services of Louisiana, LLC. The series of acquisitions enabled the Company to commence operations in the New Jersey, New York and Texas areas.

CFO Medical Services Acquisition

On July 14, 2008, CFO Medical Services, Inc. (CFO) merged into a wholly-owned subsidiary of ExamWorks for $13.6 million, comprised of $7.1 million cash consideration including transaction costs of $220,000 less cash acquired of $335,000, and 457,296 shares of the Company’s common stock with an estimated fair value of $6.6 million. The CFO acquisition enabled the Company to commence its operations in New Jersey.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The final allocation of consideration for the CFO acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2008	Adjustments/ reclassifications	Final purchase price allocation December 31, 2009
Equipment and leasehold improvements	$205	$—	$205
Customer relationships	3,170	—	3,170
Tradename	933	—	933
Covenants not to compete	129	—	129
Technology	211	—	211
Goodwill	8,964	(249)	8,715
Assets acquired and liabilities assumed, net	273	(35)	238
Totals	$13,885	$(284)	$13,601

In 2009, the Company finalized the working capital adjustment resulting in a decrease to total consideration paid of $284,000. The goodwill and other intangible assets resulting from the CFO acquisition are expected to be deductible for tax purposes.

Crossland Medical Review Services Acquisition

On July 14, 2008, ExamWorks acquired 100% of the outstanding common stock of Crossland Medical Review Services, Inc. (Crossland) for $6.2 million, comprised of $5.7 million cash consideration including transaction costs of $98,000 less cash acquired of $557,000, and 69,287 shares of the Company’s common stock with an estimated fair value of $1.0 million. The Crossland acquisition enabled the Company to commence its operations in New York.

The final allocation of consideration for the Crossland acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2008	Adjustments/ reclassifications	Final purchase price allocation December 31, 2009
Equipment and leasehold improvements	$121	$—	$121
Customer relationships	2,890	—	2,890
Tradename	953	—	953
Covenants not to compete	112	—	112
Technology	157	—	157
Goodwill	4,322	(194)	4,128
Deferred tax liability associated with step-up in book basis	(1,527)	—	(1,527)
Assets acquired and liabilities assumed, net	(615)	30	(585)
Totals	$6,413	$(164)	$6,249

In 2009, the Company finalized the working capital adjustment resulting in a decrease to total consideration paid of $164,000. The goodwill and other intangible assets resulting from the Crossland acquisition are not expected to be deductible for tax purposes.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

Southwest Medical Examination Services Acquisitions

On July 14, 2008, ExamWorks acquired 100% of the outstanding common stock of Southwest Medical Examination Services, Inc., Diagnostic Imaging Institute, Inc., Pacific Billing Services, Inc. and Southwest Medical Exam Services of Louisiana, LLC (collectively known as the Southwest Medical acquisition) for $12.2 million, comprised of $9.1 million cash consideration including transactions costs of $171,000 less cash acquired of $260,000, and 223,031 shares of the Company’s common stock with an estimated fair value of $3.2 million. The Southwest Medical acquisition enabled the Company to commence its operations in Texas.

The final allocation of consideration for the Southwest Medical acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2008	Adjustments/ reclassifications	Final purchase price allocation December 31, 2009
Equipment and leasehold improvements	$221	$—	$221
Customer relationships	5,370	—	5,370
Tradename	845	—	845
Covenants not to compete	190	—	190
Technology	106	—	106
Goodwill	6,674	(1,084)	5,590
Assets acquired and liabilities assumed, net	(154)	50	(104)
Totals	$13,252	$(1,034)	$12,218

The purchase agreement required the sellers to make a tax election under Internal Revenue Code Section 338(h)(10) (338 election) effectively treating the transaction as an asset acquisition. The Company agreed to reimburse the sellers for the estimated incremental taxes owed as a result of this election and deposited $465,000 into escrow on the acquisition date recording this payment as purchase consideration paid in 2008. In 2009, the Company finalized the 338 election analysis and the working capital adjustment, resulting in a decrease in total consideration paid of $1.0 million. The goodwill and other intangible assets resulting from the Southwest Medical acquisition are expected to be deductible for tax purposes.

(b)	2009 Acquisitions

Abeton Acquisition

On December 31, 2009, ExamWorks acquired, in two separate transactions, substantially all of the assets and assumed certain liabilities of Abeton, Inc. and Medical Assurance Group, Inc., both subsidiaries of The Abeton Group (collectively, the Abeton acquisition), for aggregate consideration of $9.6 million, comprised of $7.0 million cash consideration, $2.4 million in seller debt, and 29,954 shares of the Company’s common stock with an estimated fair value of $254,000. In conjunction with the Abeton acquisition, the Company incurred transaction costs of $310,000 which are reported in selling, general and administrative expenses in the accompanying 2009 consolidated statement of operations. The Abeton acquisition enabled the Company to expand its operations in the Pacific Northwest and Southwest regions.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The preliminary allocation of consideration for the Abeton acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2009	Adjustments / reclassifications	Preliminary purchase price allocation June 30, 2010
Equipment and leasehold improvements	$124	$—	$124
Customer relationships	3,525	—	3,525
Tradename	1,072	—	1,072
Covenants not to compete	46	—	46
Technology	99	—	99
Goodwill	4,340	13	4,353
Deferred tax asset associated with step-up in book basis	224	—	224
Assets acquired and liabilities assumed, net	224	(86)	138
Totals	$9,654	$(73)	$9,581

In 2010, the Company recorded an adjustment to working capital resulting in a decrease to total consideration paid of $73,000. The goodwill and other intangible assets resulting from the Abeton acquisition are expected to be deductible for tax purposes. The Company expects to make further adjustment to the purchase price allocation, principally resulting from working capital adjustments, in accordance with the purchase agreement.

Other 2009 Acquisitions

Additionally, in 2009, the Company completed the following individually insignificant acquisitions, as defined in SEC Regulation S-X Rule 3-05, with an aggregate purchase price of $26.2 million, comprised of $19.1 million cash consideration less cash acquired of $443,000, 313,941 shares of the Company’s common stock with an estimated fair value of $2.7 million, $2.0 million of seller debt in the form of subordinated unsecured notes payable, $389,000 of deferred payments, and $2.3 million of contingent consideration. In conjunction with the other 2009 acquisitions, the Company incurred transaction costs of $1.1 million, which are reported in selling, general and administrative expenses in the accompanying 2009 consolidated statement of operations. These acquisitions expanded the Company’s geographic coverage and, to a lesser extent, enhanced its portfolio of services.

Company name	Form of acquisition	Date of acquisition
The Ricwel Corporation	100% of the outstanding common stock	April 17, 2009
Ricwel of West Virginia, LLC	100% of the membership interest	April 17, 2009
Marquis Medical Administrators, Inc.	100% of the outstanding common stock	May 21, 2009
Florida Medical Services, Inc.	100% of the outstanding common stock	May 21, 2009
IME Software Solutions, LLC	100% of the membership interest	July 7, 2009
Benchmark Medical Consultants, Inc.	100% of the outstanding common stock	August 4, 2009
The Evaluation Group, Inc.	Substantially all of the assets and assumed certain liabilities	August 14, 2009
MedNet I.M.S. Inc.	Substantially all of the assets and assumed certain liabilities	December 31, 2009
Qualmed Evaluations, LLC	Substantially all of the assets and assumed certain liabilities	December 31, 2009
IME operations of Dr. Chalal and Dr. Zeide	Substantially all of the assets and assumed certain liabilities	December 31, 2009

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The preliminary allocation of consideration for these acquisitions is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2009	Adjustments/ reclassifications	Preliminary purchase price allocation June 30, 2010
Equipment and leasehold improvements	$258	$—	$258
Customer relationships	10,320	—	10,320
Tradename	3,043	—	3,043
Covenants not to compete	851	—	851
Technology	1,289	—	1,289
Goodwill	9,622	25	9,647
Net deferred tax liability associated with step-up in book basis	(280)	35	(245)
Assets acquired and liabilities assumed, net	1,008	40	1,048
Totals	$26,111	$100	$26,211

In 2010, the Company recorded an adjustment to working capital for one of the insignificant 2009 acquisitions resulting in an increase to total consideration paid of $100,000. The Company expects to make further adjustment to the purchase price allocation, principally resulting from working capital and tax related adjustments, in accordance with the purchase agreements. Certain of these transactions contain earnout provisions based upon the achievement of certain revenue targets and profitability targets and payable annually over a two-year or a 4.75 year period. Based on estimates of expected cash payments and the probability of acquired businesses achieving certain results, the Company recorded $2.3 million of contingent consideration in conjunction with the preliminary purchase price allocation. The contingent consideration includes seller debt in the form of subordinated unsecured notes payable with an estimated fair value of $1.1 million, 69,165 shares of the Company’s common stock with an estimated fair value of $572,000, and deferred payments with an estimated fair value of $618,000. The seller debt and the shares of the Company’s stock are subject to clawback provisions in the event that certain revenue targets are not achieved over the earnout period. The deferred payments are payable annually over a two–year period, 50% payable in cash and 50% payable with the Company’s common stock. The fair value of the deferred payments are adjusted quarterly based primarily on the movement in the fair value of the Company’s common stock to be issued with the change being recorded as other (income) expense in the accompanying consolidated statements of operations. In 2009 and in the first six months of 2010, the Company recorded additional contingent consideration of $300,000 and $449,000, respectively, resulting primarily from the change in the fair value of the Company’s common stock. As of December 31, 2009 and June 30, 2010, the range of outcomes and the assumptions used to develop the estimate have not changed. Goodwill of $5.2 million and other intangible assets of $9.9 million are expected to be deductible for tax purposes.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(c)	2010 Acquisitions

Metro Medical Acquisition

On March 26, 2010, ExamWorks acquired substantially all of the assets and assumed certain liabilities of Metro Medical Services, LLC (Metro Medical) for aggregate consideration of $13.6 million, comprised of $13.0 million cash consideration less cash acquired of $722,000 and 114,748 shares of the Company’s common stock with an estimated fair value of $1.3 million. In conjunction with the Metro Medical acquisition, the Company incurred transaction costs of $101,000 which are reported in selling, general and administrative expenses in the accompanying 2010 consolidated statement of operations. The Metro Medical acquisition enabled the Company to further expand its operations in the northeastern region of the United States.

The preliminary allocation of consideration for the Metro Medical acquisition is summarized as follows (in thousands):

Preliminary purchase price allocation June 30, 2010
Equipment and leasehold improvements	$186
Customer relationships	4,715
Tradename	1,458
Covenants not to compete	66
Technology	100
Goodwill	5,654
Deferred tax asset associated with step-up in book basis	680
Assets acquired and liabilities assumed, net	722
Totals	$13,581

The goodwill and other intangible assets resulting from the Metro Medical acquisition are expected to be deductible for tax purposes. The Company expects to make further adjustment to the purchase price allocation, principally resulting from working capital adjustments, in accordance with the purchase agreement.

Direct IME Acquisition

On June 30, 2010, ExamWorks acquired substantially all of the assets and assumed certain liabilities of Direct IME, A Partnership, (Direct IME) for aggregate consideration of $13.6 million, comprised of $11.9 million cash consideration less cash acquired of $50,000, 98,735 shares of the Company’s common stock with an estimated fair value of $1.4 million and $351,000 of contingent consideration. The acquisition agreement contains a clawback provision whereby certain revenue and profitability targets must be met for a period of two years. The Company expects Direct IME to achieve the targeted levels. Additionally, the acquisition agreement contains contingent consideration in the form of an earnout provision based upon the achievement of certain revenue and profitability targets. Any contingent consideration is payable at the end of a two-year period. The fair value of the contingent consideration will be adjusted quarterly based primarily on variations in the expected performance of the acquired businesses with the change being recorded as other (income) expense in the accompanying consolidated statements of operations. As of June 30, 2010, the range of outcomes and the assumptions used to develop the estimate have not changed. In conjunction with the Direct IME acquisition, the Company incurred transaction costs of $158,000 which are reported in selling, general and administrative expenses in the accompanying 2010 consolidated statement of operations. The Direct IME acquisition enabled the Company to expand operations into the Canadian market.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The preliminary allocation of consideration for the Direct IME acquisition is summarized as follows (in thousands):

Preliminary purchase price allocation June 30, 2010
Equipment and leasehold improvements	$34
Customer relationships	5,975
Tradename	756
Covenants not to compete	35
Technology	49
Goodwill	3,928
Deferred tax asset associated with step-up in book basis	1,469
Assets acquired and liabilities assumed, net	1,383
Totals	$13,629

The goodwill and other intangible assets resulting from the Direct IME acquisition are expected to be deductible for tax purposes. The Company expects to make further adjustment to the purchase price allocation, principally resulting from working capital adjustments, in accordance with the purchase agreement.

Other 2010 Acquisitions

Additionally, in the first half of 2010, the Company completed the following individually insignificant acquisitions, as defined in SEC Regulation S-X Rule 3-05, with an aggregate purchase price of $42.1 million, comprised of $37.5 million cash consideration less cash acquired of $631,000, 277,610 shares of the Company’s common stock with an estimated fair value of $4.0 million, $400,000 of seller debt in the form of subordinated unsecured notes payable, and $786,000 of contingent consideration. In conjunction with the other 2010 acquisitions, the Company incurred transaction costs of $642,000, which are reported in selling, general and administrative expenses in the accompanying 2010 consolidated statement of operations. These acquisitions expanded the geographic coverage and, to a lesser extent, enhanced the service offering of the Company.

Company name	Form of acquisition	Date of acquisition
American Medical Bill Review, Inc. (AMBR)	Substantially all of the assets and assumed certain liabilities	March 15, 2010

Medical Evaluations, Inc. (MEI)	Substantially all of the assets and assumed certain liabilities	March 15, 2010

401 Diagnostics, Inc.	Substantially all of the assets and assumed certain liabilities	June 30, 2010

Independent Medical Services Corporation	Substantially all of the assets and assumed certain liabilities	June 30, 2010

Network Medical Review Co. Ltd.	100% of the outstanding common stock	June 30, 2010

SOMA Medical Assessments, Inc.	Substantially all of the assets and assumed certain liabilities	June 30, 2010

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The preliminary allocation of consideration for these acquisitions is summarized as follows (in thousands):

Preliminary purchase price allocation June 30, 2010
Equipment and leasehold improvements	$408
Customer relationships	14,423
Tradename	3,517
Covenants not to compete	176
Technology	726
Goodwill	19,757
Net deferred tax liability associated with step-up in book basis	(505)
Assets acquired and liabilities assumed, net	3,573
Totals	$42,075

The Company expects to make further adjustment to the purchase price allocation, principally resulting from working capital and tax related adjustments, in accordance with the purchase agreements. One of the acquisition agreements contains a clawback provision whereby certain revenue and profitability targets must be met for a period of two years. The Company expects this acquisition to achieve the targeted levels. Additionally, this acquisition agreement contains contingent consideration in the form of an earnout provision based upon the achievement of certain revenue and profitability targets. The Company recorded $536,000 as the estimate of the fair value of the contingent consideration related to this acquisition. Any contingent consideration is payable at the end of a two-year period. The fair value of the contingent consideration will be adjusted quarterly based primarily on variations in the expected performance of the acquired businesses with the change being recorded as other (income) expense in the accompanying consolidated statements of operations. As of June 30, 2010, the range of outcomes and the assumptions used to develop the estimate have not changed. Goodwill of $10.3 million and other intangible assets of $12.1 million are expected to be deductible for tax purposes.

(d)	Pro forma Financial Information

The following unaudited pro forma results of operations for the year ended December 31, 2008 assumes that the 2008 and 2009 acquisitions were completed on January 1, 2008. The unaudited pro forma results of operations for the year ended December 31, 2009 and the six months ended June 30, 2009 assumes that the 2009 and 2010 acquisitions were completed on January 1, 2009. The unaudited pro forma results of operations for the six months ended June 30, 2010 assumes that the 2010 acquisitions were completed on January 1, 2010. The 2010 acquisitions include acquisitions completed through August 12, 2010. The pro forma results include adjustments to reflect additional interest expense to fund the acquisitions, amortization of intangibles associated with the acquisitions, and other costs deemed to be non-recurring in nature.

	Years ended December 31,		Six months ended
	2008	2009	June 30, 2009	June 30, 2010
Pro forma revenues	$83,847	$175,100	$83,654	$97,218
Pro forma net income (loss)	(2,043)	(1,506)	(1,093)	2,166

Pro forma income (loss) per share:
Basic	$(0.36)	$(0.48)	$(0.34)	$0.65
Diluted	$(0.36)	$(0.48)	$(0.34)	$0.50

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisitions been effective as of January 1 of the respective years or of future operations of the company.

(4)	Equipment and Leasehold Improvements

Equipment and leasehold improvements at December 31, 2008 and 2009 and at June 30, 2010, consist of the following (in thousands):

	Estimated useful lives	December 31,		June 30, 2010

		2008	2009

Computer and office equipment	3 years	$386	$1,971	$3,186
Furniture and fixtures	3 – 5 years	452	736	1,055
Leasehold improvements	Lease term	67	139	211

		905	2,846	4,452
Less accumulated depreciation and amortization		218	874	1,464

Total		$687	$1,972	$2,988

Depreciation expense was $218,000 and $656,000 for the years ended December 31, 2008 and 2009, respectively, and $277,000 (unaudited) and $593,000 and for the six months ended June 30, 2009 and 2010, respectively. There were no equipment and leasehold improvements or depreciation expense as of and for the year ended December 31, 2007.

(5)	Intangible Assets

Intangible assets at December 31, 2008 and 2009 and at June 30, 2010, consist of the following (in thousands):

		December 31, 2008

	Estimated useful lives	Gross carrying amount	Accumulated amortization	Net carrying value

Amortizable intangible assets:
Customer relationships	40 to 42 months	$11,430	$(1,654)	$9,776
Tradenames	45 months	2,731	(364)	2,367
Covenants not to compete	36 months	431	(72)	359
Technology	24 to 40 months	474	(84)	390

Totals		$15,066	$(2,174)	$12,892

		December 31, 2009

	Estimated useful lives	Gross carrying amount	Accumulated amortization	Net carrying value

Amortizable intangible assets:
Customer relationships	40 to 42 months	$25,274	$(5,843)	$19,431
Tradenames	45 months	6,846	(1,386)	5,460
Covenants not to compete	36 months	1,328	(326)	1,002
Technology	24 to 40 months	1,861	(852)	1,009

Totals		$35,309	(8,407)	$26,902

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

		June 30, 2010

	Estimated useful lives	Gross carrying amount	Accumulated amortization	Net carrying value

Amortizable intangible assets:
Customer relationships	40 to 42 months	$50,388	$(10,105)	$40,283
Tradenames	45 months	12,577	(2,483)	10,094
Covenants not to compete	36 months	1,605	(559)	1,046
Technology	24 to 40 months	2,737	(1,215)	1,522

Totals		$67,307	$(14,362)	$52,945

The aggregate intangible amortization expense was $2.2 million and $6.2 million for the years ended December 31, 2008 and 2009, respectively, and $2.3 million (unaudited) and $6.0 million for the six months ended June 30, 2009 and 2010, respectively. The estimated future amortization expense of intangible assets is as follows (in thousands):

Amount

Six months ended December 31, 2010	$9,571
Year ended December 31:
2011	18,925
2012	14,443
2013	9,795
2014	211

Total	$52,945

There were no intangible assets or amortization expense as of and for the year ended December 31, 2007.

(6)	Accrued Expenses

Accrued expenses at December 31, 2008 and 2009 and at June 30, 2010 consist of the following (in thousands):

	December 31,		June 30, 2010

	2008	2009

Accrued compensation and benefits	$380	$995	$1,279
Accrued professional fees	71	733	971
Accrued income and other taxes	320	149	1,932
Accrued medical panel fees	112	12	104
Other accrued expenses	61	168	221

Total	$944	$2,057	$4,507

(7)	Stockholders’ Equity

From inception in April 2007 through July 2008, the Company issued 1,200,000 shares of common stock to one investor in exchange for $12.0 million. Proceeds from this issuance were used to fund the cash consideration of the 2008 acquisitions and related transaction costs.

In July 2008, the Company issued 749,614 shares of common stock, with a value of $10.8 million, to fund the stock consideration of the CFO, Crossland and Southwest acquisitions.

During the year ended December 31, 2009, the Company issued 343,895 shares of common stock, with a fair value of $2.9 million, to fund the stock consideration of the acquisitions completed in 2009. Additionally, the Company issued 69,165 shares of common stock, with a fair value of $572,000 to fund the stock component of the contingent consideration of an acquisition completed in 2009.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

In December 2009, the Company initiated an equity offering of 243,244 shares of common stock in exchange for $3.5 million, of which $560,000 was received in December 2009 with the balance being received and shares issued in January 2010. Proceeds from this issuance were used to repay the December 2009 subordinated promissory notes (see note 8).

In January 2010, the Company issued 143,842 shares of common stock with an estimated fair value of $1.4 million to Compass Partners, LLC (Compass) as consideration for the termination of the monitoring fee (see note 8).

During the first quarter of 2010, the Company commenced a private placement of Series A Convertible Preferred Stock to raise between $5 million and $33.0 million of additional capital, with the final closing occurring on May 7, 2010. Consequently, the Company increased the number of authorized shares to 8.5 million common shares and 1.5 million preferred shares. As of June 30, 2010, the Company had issued 967,741 preferred shares, representing approximately $33.0 million in proceeds to the Company. These preferred shares have an initial liquidation preference of $33.0 million, accrue dividends at an annual rate of 12%, in each case payable only upon a liquidation or deemed liquidation event, and are convertible into shares of ExamWorks common stock. As of June 30, 2010, no preferred stock dividends had been accrued. Pursuant to an investor rights agreement with the holders of Series A Convertible Preferred Stock, unless there has been a liquidation or deemed liquidation event, the Company is required to file for an underwritten initial public offering (IPO) within 18 months of the termination of the private placement and to consummate such IPO within 24 months of the termination of the private placement. For each month that the Company fails to meet either of these deadlines, the Company is required to pay the holders of Series A Convertible Preferred Stock a monthly cash penalty of 2% of the purchase price for the Series A Convertible Preferred Stock, subject to certain limited exceptions. The Company has the right, at any time on or after three years from the termination of the private placement, to redeem all of the outstanding shares of Series A Convertible Preferred Stock at a price of $34.10 (subject to adjustment) multiplied by 1.75.

The Company was required to issue a warrant to purchase shares of common stock to the private placement agent equal to 9% of the total number of shares of Series A Convertible Preferred Stock sold in the private placement. The warrant is exercisable for five years and has an exercise price of $34.10 per share. In addition, the placement agent elected to receive its placement agent fee and expense allowance of 7% and 2%, respectively, of proceeds from the private placement in shares of ExamWorks common stock and $270,000 in cash consideration. In conjunction with the final closing of the private placement on May 7, 2010, the Company issued 87,097 warrants to the placement agent, as described above, with an estimated fair value of $126,000 as of that date. In addition, as partial payment for its services, the Company issued 79,178 shares of the Company’s common with an estimated fair value of $1.0 million, to the placement agent as of that date.

During the six months ended June 30, 2010, the Company issued 491,093 shares of common stock, with a fair value of $6.7 million, to fund the stock consideration of the acquisitions completed in the first half of 2010.

(8)	Related Party Transactions

As of December 31, 2008, the Company had a $130,000 noninterest bearing loan receivable due from a stockholder which was repaid in full in January 2009. The Company also had a $13,000 noninterest bearing loan receivable due from a stockholder, which was repaid in 2009. The notes are included in due from related parties in the accompanying 2008 consolidated balance sheet.

In December 2009, two stockholders advanced the Company $3.5 million in the form of subordinated promissory notes to fund a portion of the cash consideration of the acquisitions completed in December 2009. The notes bear interest at an annual rate of 7.5% and were repaid in January 2010. The notes are included in due to related parties in the accompanying 2009 consolidated balance sheet.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

Beginning in July 2008 and through December 2009, the Company was party to a monitoring fee agreement with Compass, whereby the Company would pay Compass, on a quarterly basis, 5% of adjusted EBITDA, as defined. In December 2009, the Company and Compass agreed to terminate the monitoring fee agreement in exchange for a one-time payment of $2.0 million, to be settled with 143,842 shares of ExamWorks common stock, as approved by the Company’s independent director. The shares were issued in January 2010. The Company recorded a charge in the fourth quarter of 2009 of $1.4 million (included in selling, general and administrative expenses in the accompanying 2009 consolidated statement of operations), representing the estimated fair value of the shares to be issued to settle the termination obligation. The liability is included in due to related parties in the accompanying 2009 consolidated balance sheet. Inclusive of this charge, the Company incurred $1.7 million and $50,000 in monitoring fees for the year ended December 31, 2009 and 2008, respectively. Compass is an entity owned and controlled by Richard Perlman, the Company’s then Co-Chairman and Co-CEO.

In June 2009, the Company engaged RedRidge Finance Group (RedRidge) to assist the Company in securing additional debt financing to allow the Company to continue to implement its acquisition strategy. In December 2009, in conjunction with the closing of the Fifth Third Credit Facility (see note 10), the Company paid RedRidge $500,000 in broker fees and recorded them as deferred financing costs in the consolidated balance sheet. P&P Investment, LLC (P&P), a company owned by Richard Perlman and James Price, the then Co-Chairmen and Co-CEO’s of the Company, are minority owners of RedRidge. For the six months ended June 30, 2010, the Company paid RedRidge $425,000 in connection with the credit facility. Pursuant to the payment of the broker fees, the Company, RedRidge, P&P, Mr. Perlman and Mr. Price entered into a letter agreement under which P&P waived any right it had to any portion of the broker fees paid by the Company to RedRidge and agreed that such fee, minus amounts paid to RedRidge’s employees, would be paid solely to RedRidge’s majority owner.

The Fifth Third Credit Facility contains a provision requiring the Company to use a third party to perform financial due diligence for acquisitions exceeding a certain size. With the approval of the senior lender, the Company engaged RedRidge to assist it with financial due diligence and incurred $52,000 in fees in 2009 related to acquisitions completed in December 2009 and $240,000 in fees in the first six months of 2010 related to acquisitions during that period. P&P, Mr. Perlman and Mr. Price have likewise waived any right P&P had to any portion of the diligence fees paid by the Company to RedRidge.

The Company is a party to certain consulting agreements with each of Dr. Edward M. Decter and Dr. Steven G. Robbins, who are stockholders of the Company and members of its medical panel, which set forth the terms and conditions upon which Dr. Decter and Dr. Robbins are entitled to compensation for IMEs and other services performed by them on behalf of the Company. In addition, such agreements provide that Dr. Decter and Dr. Robbins are to be provided with a minimum number of IMEs. For the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2009 and 2010, the Company paid Dr. Decter $279,000, $819,000, $398,000 (unaudited) and $540,000, respectively, for IME services performed. For the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2009 and 2010, the Company paid Dr. Robbins $122,000, $360,000, $201,000 (unaudited) and $193,000, respectively, for IME services performed.

(9)	Commitments and Contingencies

	(a)	Lease Commitments

The Company and its subsidiaries lease office space under noncancelable operating leases with various expiration dates from 2010 through 2017.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

Future minimum lease payments under the operating leases in each of the years subsequent to June 30, 2010 are as follows (in thousands):

Amount

Six months ended December 31, 2010	$1,702
Year ended December 31:
2011	2,929
2012	2,257
2013	1,659
2014	1,152
Thereafter	1,559

Total	$11,258

Related rent expense was $498,000 and $1.7 million for the years ended December 31, 2008 and 2009, respectively, and $700,000 (unaudited) and $1.2 million for the six months ended June 30, 2009 and 2010, respectively. There was no rent expense for the period from April 27, 2007 (inception) to December 31, 2007.

	(b)	Employee Benefit Plans

The Company and its subsidiaries each sponsor a separate voluntary defined contribution pension plan under Section 401(k) of the Internal Revenue Code. The plans cover substantially all employees that meet specific age and length of service requirements. The Company and its subsidiaries have various matching and vesting arrangements within their individual plans. For the years ended December 31, 2008 and 2009, the Company recorded $55,000 and $18,000, respectively, in compensation expense related to these plans. For the six months ended June 30, 2009 and 2010, the Company recorded $8,000 (unaudited) and $4,000 in compensation expense related to these plans. There was no compensation expense incurred related to employee benefit plans for the period from April 27, 2007 (inception) to December 31, 2007.

	(c)	Letter of Credit

As of December 31, 2008 and 2009 and June 30, 2010, the Company had $30,000 and $220,000, respectively, outstanding under letters of credit which are used to secure two of the Company’s leased office facilities.

(10)	Long-Term Debt

	December 31,		June 30, 2010

	2008	2009

Credit facility, Fifth Third Bank (Fifth Third) (a)	$—	$32,634	$73,604
Revolving facility, Fifth Third (a)	—	600	—
Credit facility, Bank of America (BOA) (b)	11,739	—	—
Revolving facility, BOA (b)	1,500	—	—
Various subordinated unsecured notes payable; maturing at various dates from 2011 through 2014 (c)	—	5,117	4,892

	13,239	38,351	78,496
Less current portion	1,534	4,828	16,804

	$11,705	$33,523	$61,692

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(a)

The Company entered into a loan and security agreement dated December 18, 2009, (Fifth Third Credit Facility). The facility initially consisted of a $50.0 million term loan facility and a $5.0 million revolving credit facility. The revolving credit facility is subject to borrowing base limitations. The Fifth Third Credit Facility is available to finance the Company’s acquisition program and working capital needs. Borrowings under the Fifth Third Credit Facility bear interest at a base rate plus 5.0% for base rate loans or at a LIBOR base rate plus 5.5% for LIBOR loans with a LIBOR floor of 2.0%. The Fifth Third Credit Facility also requires the payment of a monthly commitment fee for any availability at a rate 0.5%. On April 26, 2010, the Fifth Third Credit Facility was amended increasing the term loan facility from $50.0 million to $65.0 million, for a total facility of $70.0 million. On June 23, 2010, the Fifth Third Credit Facility was further amended increasing the term loan facility from $65.0 million to $105.0 million, for a total facility of $110.0 million.

All of the Company’s obligations under the credit facility are secured, subject to permitted liens and other exceptions (including, without limitation, exceptions for accounts used for payroll and other employee payments, amounts deposited in escrow pursuant to acquisition documents and certain other exceptions), by a first-priority lien on substantially all of the Company’s assets, including but not limited to, (i) a pledge of the capital stock of each of the Company’s subsidiaries and (ii) a security interest in substantially all of the tangible and intangible assets owned by the Company’s subsidiaries.

The credit facility provides for monthly interest payments which commenced on January 1, 2010 and for the term loan facility, monthly installments of principal which commenced on July 1, 2010. The credit facility contains certain financial and nonfinancial covenants and restricts the payment of cash dividends. As of June 30, 2010, the Company had no amounts outstanding on the revolving credit facility, $220,000 of outstanding letters of credit, and $677,000 of interest rate hedging losses, resulting in $4.1 million available under the revolving credit facility.

(b)

The Company’s previous BOA credit facility was repaid in December 2009 with proceeds from the Fifth Third Credit Facility. In connection with this early retirement of debt, the Company recognized debt extinguishment costs of approximately $461,000 for the unamortized portion of the loan costs. The debt extinguishment costs were recorded as other interest expense in accordance with ASC 470. As of December 31, 2008, the Company was not in compliance with one of its financial covenants. The Company received a waiver for the aforementioned covenant violations from BOA dated April 9, 2009.

(c)

During 2009, the Company issued seller debt in the form of subordinated unsecured notes payable with an estimated fair value of approximately $5.5 million relating to certain acquisitions (see note 3). These notes are unsecured and subordinated to the Fifth Third Credit Facility. Five notes payable totaling $4.4 million bear interest at 6%, and are payable quarterly with amounts ranging between $50,000 and $76,000, with maturity dates ranging from August 2011 through March 2013. The remaining balance of the notes payable, $1.1 million, are noninterest bearing and are payable annually with amounts ranging between $250,000 and $333,000, maturing in 2014. The Company made principal payments totaling $392,000 during 2009.

As of June 30, 2010, future maturities of long-term debt were as follows (in thousands):

Amount

Six months ended December 31, 2010	$8,672
Year ended December 31:
2011	16,351
2012	52,796
2013	416
2014	261

Total	$78,496

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

(11)	Financial Instruments

The FASB issued ASC 815 which establishes accounting and reporting standards for derivative instruments. ASC 815 requires an entity to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. Derivatives that do not qualify as a hedge must be adjusted to fair value in earnings. If the derivative does qualify as a hedge under ASC 815, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a hedge’s change in fair value will be immediately recognized in earnings.

In August 2008, in order to protect against interest rate exposure on its variable-rate debt, the Company entered into an interest rate swap to fix the interest rate applicable to certain of its variable-rate debt. The agreement swaps one-month LIBOR for a fixed interest rate of 4.36% with a notional amount of $11.7 million, $10.5 million and $9.6 million as of December 31, 2008 and 2009 and June 30, 2010, respectively. The Company did not meet the criteria for hedge accounting under ASC 815, thus the difference between its amortized cost and its fair value resulted in an unrealized gain (loss) at December 31, 2008 and 2009 and June 30, 2009 and 2010, of $(955,000), $343,000, $285,000 (unaudited), and $(65,000), respectively, and such amount was reported in other expenses on the accompanying consolidated statements of operations for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2009 and 2010, respectively.

The Company does not enter into derivative transactions for speculative purposes.

(12)	Income Taxes

The components of the benefit for income taxes for the period from April 27, 2007 (inception) to December 31, 2007, the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 were as follows (in thousands):

	Period from April 27, 2007 (inception) to December 31, 2007
		December 31,		June 30, 2010

		2008	2009

Current:
Federal	$—	$—	$4	$1,093
State	—	16	106	279

	—	16	110	1,372

Deferred:
Federal	(76)	(1,174)	(2,169)	(1,506)
State	(9)	(191)	(554)	(526)
Change in deferred tax asset valuation allowance	85	(85)	—	—

Total	—	(1,450)	(2,723)	(2,032)

Benefit for income taxes	$—	$(1,434)	$(2,613)	$(660)

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities as of December 31, 2008 and 2009 and as of June 30, 2010 were as follows (in thousands):

	December 31

	2008		2009		June 30, 2010

	Current	Noncurrent	Current	Noncurrent	Current	Noncurrent

Deferred tax assets:
Allowance for doubtful accounts	$162	$—	$279	$—	$403	$—
Basis difference of intangible assets	—	—	—	958	—	4,250
Loss on interest rate swap	—	362	—	240	—	266
Net operating loss carryforwards	—	263	—	316	—	139
Shared-based compensation	—	39	—	689	—	726
Other deferred tax assets	85	—	420	181	413	443

Total deferred tax assets	247	664	699	2,384	816	5,824

Deferred tax liabilities:
Basis difference of intangible assets	—	(912)	—	(75)	—	—
Basis difference of property and equipment	—	(16)	—	(204)	—	(97)
Other deferred tax liabilities	(60)	—	(57)	(157)	(37)	(130)

Total deferred tax liabilities	(60)	(928)	(57)	(436)	(37)	(227)

Net deferred tax assets (liabilities)	$187	$(264)	$642	$1,948	$779	$5,597

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense for the period from April 27, 2007 (inception) to December 31, 2009 and for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 were as follows (in thousands):

	Period from April 27, 2007 (inception) to December 31, 2007

		December 31,		June 30, 2010

		2008	2009

Expected tax benefit	$(77)	$(1,226)	$(2,386)	$(451)
Increase (decrease) in income taxes resulting from: State income taxes, net of federal benefit	(8)	(123)	(234)	(60)
Other	—	—	7	(149)
Change in valuation allowance	85	(85)	—	—

Income tax benefit	$—	$(1,434)	$(2,613)	$(660)

As of December 31, 2008 and 2009, the Company had federal net operating losses (NOLs) totaling $700,000 and $800,000, respectively. These NOLs will be available to offset any future taxable income and will begin to expire in 2027. On December 31, 2009, a change in ownership took place as defined for income tax purposes under Internal Revenue Code Section 382 (IRC Section 382), limiting the annual utilization of $800,000 of the NOL carryforward. Management believes that it is more likely than not that the recorded deferred tax assets will be realized. The Company generated $3.6 million of federal taxable income in the six months ended June 30, 2010, fully utilizing the federal NOLs and resulting in income taxes payable of $1.4 million as of June 30, 2010, included in accrued expenses in the accompanying June 30, 2010 consolidated balance sheet. For the six months ended June 30, 2009, the Company had an income tax benefit of $641,000 (unaudited).

Effective January 1, 2009, the Company adopted the provisions of ASC 740 as it relates to uncertain tax positions. This interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

company has taken or expects to take on a tax return. ASC 740 states that a tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information.

As of the adoption date, the total amount of liability for unrecognized tax benefits related to federal and state taxes was approximately $96,000. As of December 31, 2009, the corresponding balance of liability for unrecognized tax benefits was approximately $96,000 plus $4,000 of accrued interest and penalties. The Company recorded an additional $50,000 liability for unrecognized tax benefits in the six months ended June 30, 2010 related to prior year tax positions of an acquired company. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense.

The following table summarizes the activity related to the unrecognized tax benefits for the year ended December 31, 2009 and the six months ended June 30, 2010 (dollars in thousands):

Balance at January 1, 2009	$96
Increase to prior year tax positions	—
Increase to current year tax positions	—
Expiration of the statute of limitations for the assessment of taxes	—
Decrease related to settlements	—

Balance at December 31, 2009	96
Increase to prior year tax positions	50
Increase to current year tax positions	—
Expiration of the statute of limitations for the assessment of taxes	—
Decrease related to settlements	—

Balance at June 30, 2010	$146

The Company is no longer subject to U.S. federal income or state tax return examinations by tax authorities for tax years before 2005 and 2004, respectively, which periods relate to certain acquired businesses. The Company operates in multiple taxing jurisdictions and faces audits from various tax authorities. The Company remains subject to examination until the statute of limitations expires for the respective tax jurisdiction. The Company does not anticipate that the amount of the unrecognized benefit will significantly increase or decrease within the next 12 months.

(13)	Consolidated Statements of Cash Flows

In connection with the 2008 acquisitions, the Company issued $10.8 million in common stock. In connection with the 2009 acquisitions, the Company issued $3.5 million in common stock, $5.5 million in subordinated unsecured notes payable and $389,000 in deferred payments. In connection with the 2010 acquisitions, the Company issued $6.7 million in common stock and $400,000 in subordinated unsecured notes payable. Refer to Note 3 for summary of acquisitions and the assets acquired and liabilities assumed. In addition, in 2010 the Company issued 143,842 shares of common stock with an estimated fair value of $1.4 million as consideration for the termination of the Compass monitoring fee agreement.

(14)	Segment information

The Company complies with ASC Topic 280, Segment Reporting, (ASC Topic 280). ASC Topic 280, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products, major customers and the geographies in which the entity holds material assets and reports revenue. An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker and for which discrete financial information is available. Based on the provisions of ASC Topic 280, the Company has determined that it operates in one

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2008 and 2009 and June 30, 2009 and 2010

segment. The Company manages its resources and assesses its performance on an enterprise-wide basis. The Company’s product groups qualify for aggregation under ASC Topic 280 due to their similarities in customer base, economic characteristics, and the nature of products and services provided.

(15)	Subsequent events

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the consolidated financial statements were available to be issued and identified the following items.

On August 6, 2010, the Company acquired, in separate transactions, substantially all of the assets and assumed certain liabilities of Verity Medical, Inc. (Verity) and Exigere Corporation (Exigere) for an aggregate price of $22.0 million, comprised of $20.0 million cash consideration and 32,542 shares of the Company’s common stock with a value of $2.0 million per the purchase agreement. An analysis to determine the estimated fair value has not been completed. The Verity acquisition increased the Company’s market share in the Midwest region and the Exigere acquisition increased the Company’s market share in the Pacific Northwest region. See note 3 for pro forma financial information.

CFO MEDICAL SERVICES, P.A.

Independent Auditors’ Report

The Stockholders
CFO Medical Services, P.A.:

We have audited the accompanying balance sheet of CFO Medical Services, P.A. (the Company) as of December 31, 2007, and the related statements of operations and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CFO Medical Services, P.A. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

CFO MEDICAL SERVICES, P.A.

Balance Sheets

	December 31, 2007	June 30, 2008

		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$190,504	$341,739
Accounts receivable, net	1,341,270	1,080,854
Prepaid expenses and other current assets	93,692	72,914

Total current assets	1,625,466	1,495,507
Equipment and leasehold improvements, net	238,387	209,817
Other assets	18,895	18,895

Total assets	$1,882,748	$1,724,219

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$344,109	$397,216
Accrued expenses	304,151	415,217

Total current liabilities	648,260	812,433
Revolving line of credit	500,000	—
Note payable	48,818	—

Total liabilities	1,197,078	812,433

Commitments and contingencies
Stockholders’ equity:
Common stock, $1.00 par value. Authorized 5,000 shares, issued and outstanding 1,185 shares	1,185	1,185
Retained earnings	684,485	910,601

Total stockholders’ equity	685,670	911,786

Total liabilities and stockholders’ equity	$1,882,748	$1,724,219

See accompanying notes to financial statements.

CFO MEDICAL SERVICES, P.A.

Statements of Operations and Changes in Retained Earnings

	Year ended December 31, 2007	Six months ended June 30,

		2007	2008

		(unaudited)	(unaudited)
Revenues	$9,783,011	$4,912,504	$5,661,337
Costs and expenses:
Costs of revenues	5,873,047	2,922,873	3,454,936
Selling, general and administrative expenses	3,771,905	1,908,497	1,936,018
Depreciation and amortization	57,445	24,671	28,570

Total costs and expenses	9,702,397	4,856,041	5,419,524

Income from operations	80,614	56,463	241,813

Other expenses, net:
Interest expense, net	12,998	9,918	10,938

Total other expenses, net	12,998	9,918	10,938

Income before income taxes	67,616	46,545	230,875
Income tax expense	3,406	1,705	4,759

Net income	64,210	44,840	226,116
Retained earnings, beginning of period	620,275	620,275	684,485

Retained earnings, end of period	$684,485	$665,115	$910,601

See accompanying notes to financial statements.

CFO MEDICAL SERVICES, P.A.

Statements of Cash Flows

	Year ended December 31, 2007	Six months ended June 30,

		2007	2008

		(unaudited)	(unaudited)
Operating activities:
Net income	$64,210	$44,840	$226,116
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	57,445	24,671	28,570
Changes in operating assets and liabilities:
Accounts receivable, net	41,099	403,353	260,416
Prepaid expenses and other current assets	(55,299)	(74,769)	20,778
Accounts payable and accrued expenses	(224,095)	59,076	164,173

Net cash (used in) provided by operating activities	(116,640)	457,171	700,053

Investing activity:
Purchases of equipment and leasehold improvements	(122,767)	(91,836)	—

Net cash used in investing activity	(122,767)	(91,836)	—

Financing activities:
Principal payment on note payable	—	(2,118)	(48,818)
Additions (reductions) to revolving line of credit facility, net	249,303	(250,697)	(500,000)
Issuance of common stock, net	185	—	—

Net cash provided by (used in) financing activities	249,488	(252,815)	(548,818)

Net increase in cash and cash equivalents	10,081	112,520	151,235
Cash and cash equivalents, beginning of period	180,423	180,423	190,504

Cash and cash equivalents, end of period	$190,504	$292,943	$341,739

Supplemental disclosures of cash flow information:
Cash paid for interest	$13,065	$9,964	$11,005
Cash paid for income taxes	$2,690	$1,650	$900

See accompanying notes to financial statements.

CFO MEDICAL SERVICES, P.A.

Notes to Financial Statements

December 31, 2007 and June 30, 2007 and 2008

(1)	Nature of Operations and Basis of Presentation

CFO Medical Services, P.A. (CFO or the Company) was founded in 2001. The Company’s independent review services include medical evaluation programs for group health, disability, workers’ compensation, automobile, and general liability. The Company’s main office is located in Roseland, New Jersey and primarily serves the states of New Jersey and New York.

(2)	Summary of Significant Accounting Policies and Unaudited Interim Financial Information

	(a)	Unaudited Interim Financial Information

The accompanying interim balance sheet as of June 30, 2008, the statements of operations and retained earnings and cash flows for the six months ended June 30, 2007 and 2008 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at June 30, 2008 and its results of operations and cash flows for the six months ended June 30, 2007, and 2008. The results of operations for the six months ended June 30, 2007 and 2008, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

	(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements is the allowance for doubtful accounts.

	(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2007 and June 30, 2008 (unaudited).

	(d)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $54,512 and $50,930 (unaudited) as of December 31, 2007 and June 30, 2008, respectively. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

	(e)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008 (unaudited), there was no customer that

CFO MEDICAL SERVICES, P.A.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

accounted for greater than 10% of revenues. At December 31, 2007 and June 30, 2008 (unaudited), there was no customer that accounted for greater than 10% of the accounts receivable balance.

(f)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

(g)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2007, no impairment was indicated.

(h)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenues policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(i)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $100,920, $33,847 (unaudited) and $50,503 (unaudited) for the year ended December 31, 2007, and the six months ended June 30, 2007 and 2008, respectively.

(k)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an

CFO MEDICAL SERVICES, P.A.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short-term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(l) Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company is not liable to pay federal income taxes. Rather, the stockholders separately account for their pro rata share of corporate items of income, deduction, loss, and credits in their personal income tax returns. Items affecting the stockholders’ individual income tax liability are separately stated. The Company is subject to the state tax in New Jersey and in New York. Such tax provisions are classified in income tax expense, and were $3,406, $1,705 (unaudited) and $4,759 (unaudited) for the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, respectively.

(3)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	Estimated useful lives	December 31, 2007	June 30, 2008

			(unaudited)
Computer and office equipment	3 years	$221,769	$221,769
Furniture and fixtures	3 years	132,569	132,569
Leasehold improvements	Lease term	70,396	70,396

		424,734	424,734
Less accumulated depreciation		186,347	214,917

Total		$238,387	$209,817

Depreciation expense was $57,445, $24,671 (unaudited) and $28,570 (unaudited) for the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, respectively.

(4)	Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2007	June 30, 2008

		(unaudited)
Accrued compensation and benefits	$254,925	$363,608
Other accrued expenses	49,226	51,609

Total	$304,151	$415,217

(5)	Commitments and Contingencies

	(a)	Lease Commitments

The Company leases office space under noncancelable operating leases expiring May 31, 2011.

CFO MEDICAL SERVICES, P.A.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

Future minimum lease payments under noncancelable operating leases in each of the years subsequent to December 31, 2007 are as follows:

Year ending December 31:
2008	$135,370
2009	139,431
2010	143,614
2011	61,634

Total	$480,049

Related rent expense for the Company’s offices was $258,367, $125,077 (unaudited) and $133,596 (unaudited) for the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, respectively.

(6)	Related Party Transactions

At December 31, 2007 and June 30, 2008 (unaudited), the Company guaranteed a $300,000 unsecured personal loan for each of the stockholders totaling $600,000. In connection with the sale of the Company to ExamWorks, Inc., the stockholders repaid these loans in full on July 15, 2008.

The Company also maintained a loan receivable due from ExamWorks, Inc. in the amount of $61,549 as of December 31, 2007 and June 30, 2008 (unaudited) related to due diligence services performed by a third party firm. Such costs were paid by CFO on behalf on ExamWorks, Inc. prior to the Company’s acquisition. The loan receivable is contained within other assets in the accompanying balance sheets.

(7)	Debt

(a) Line of Credit

The Company has an available line of credit for $800,000, which matures on December 31, 2009. Unpaid principal balances bear interest at an annual rate of prime plus 0.50%, adjusting with prime rate changes or 7.75% at December 31, 2007. Borrowings are secured by substantially all of the Company’s assets. As of December 31, 2007 and June 30, 2008, the Company had borrowings outstanding of $500,000 and $0 (unaudited), respectively.

(b) Notes Payable

As of December 31, 2007 and June 30, 2008, the Company had a note payable of $48,818 and $0 (unaudited), respectively. The note bears interest at a 7% rate.

(8)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date of which the financial statements were available to be issued and identified the following item.

On July 14, 2008, the Company merged into a wholly-owned subsidiary of ExamWorks, Inc.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Independent Auditors’ Report

The Stockholders
Crossland Medical Review Services, Inc.:

We have audited the accompanying balance sheet of Crossland Medical Review Services, Inc. (the Company) as of December 31, 2007, and the related statements of operations and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crossland Medical Review Services, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Balance Sheets

	December 31, 2007	June 30, 2008

		(unaudited)
Assets

Current assets:
Cash	$384,019	$455,606
Accounts receivable, net	807,393	664,857
Prepaid expenses and other current assets	8,521	7,671
Deferred income taxes	—	—

Total current assets	1,199,933	1,128,134
Equipment, net	129,899	118,500
Other assets	33,787	33,787

Total assets	$1,363,619	$1,280,421

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,320,786	$1,104,346
Income tax payable	42,206	69,949
Accrued expenses	113,935	85,381
Other current liabilities	6,953	10,727

Total current liabilities	1,483,880	1,270,403
Other noncurrent liabilities	67,229	59,978
Deferred income taxes	50,253	45,843

Total liabilities	1,601,362	1,376,224

Commitments and contingencies Stockholders’ deficit:
Common stock, $5 par value. Authorized 200 shares, issued and outstanding 200 shares	1,000	1,000
Accumulated deficit	(238,743)	(96,803)

Total stockholders’ deficit	(237,743)	(95,803)

Total liabilities and stockholders’ deficit	$1,363,619	$1,280,421

See accompanying notes to financial statements.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Statements of Operations and Changes in Retained Earnings

	Year ended December 31, 2007	Six months ended June 30,

		2007	2008

		(unaudited)	(unaudited)
Revenues	$11,758,836	$5,532,565	$5,185,950
Costs and expenses:
Costs of revenues	8,125,546	2,968,635	3,518,787
Selling, general, and administrative expenses	3,177,134	2,235,394	1,402,474
Depreciation	20,399	5,012	21,218

Total costs and expenses	11,323,079	5,209,041	4,942,479

Income from operations	435,747	323,524	243,471

Other (expenses) income, net:
Interest expense, net	(4,454)	(7,892)	—
Other income	117	—	940

Total other (expenses) income, net	(4,337)	(7,892)	940

Income before income taxes	431,410	315,632	242,531
Income tax expense	187,525	128,871	100,591

Net income	243,885	186,761	141,940
Accumulated deficit, beginning of period	(482,628)	(482,628)	(238,743)

Accumulated deficit, end of period	$(238,743)	$(295,867)	$(96,803)

See accompanying notes to financial statements.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Statements of Cash Flows

	Year ended December 31, 2007	Six months ended June 30,

		2007	2008

		(unaudited)	(unaudited)
Operating activities:
Net income	$243,885	$186,761	$141,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,399	5,012	21,218
Deferred income tax	31,910	(311)	(4,410)
Changes in operating assets and liabilities:
Accounts receivable	101,494	8,130	142,536
Prepaid expenses and other current assets	(5,721)	(3,400)	850
Accounts payable, accrued expenses and other current liabilities	40,026	223,596	(241,220)
Other noncurrent liabilities	67,229	70,706	(7,251)
Income tax payable	42,206	—	27,743

Net cash provided by operating activities	541,428	490,494	81,406

Investing activity:
Purchases of equipment, net	(102,887)	(4,207)	(9,819)

Net cash used in investing activities	(102,887)	(4,207)	(9,819)

Financing activity:
Repayments under revolving line of credit, net	(171,282)	(34,145)	—

Net cash used in financing activities	(171,282)	(34,145)	—

Net increase in cash	267,259	452,142	71,587
Cash, beginning of period	116,760	116,760	384,019

Cash, end of period	$384,019	$568,902	$455,606

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,454	$1,927	$—
Cash paid for income taxes, net of refunds received	$113,409	$—	$77,258

See accompanying notes to financial statements.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Notes to Financial Statements

December 31, 2007 and June 30, 2007 and 2008

(1)	Nature of Operations and Basis of Presentation

Crossland Medical Review Services, Inc. (Crossland or the Company) was founded in 1992. The Company’s independent review services include medical evaluation programs for group health, disability, workers’ compensation, automobile, and general liability. The Company’s main office is located in New York and primarily serves the states of New York and New Jersey.

(2)	Summary of Significant Accounting Policies Unaudited Interim Financial Information

	(a)	Unaudited Interim Financial Information

The accompanying interim balance sheet as of June 30, 2008, the statements of operations and changes in retained earnings and cash flows for the six months ended June 30, 2007 and 2008 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at June 30, 2008, and its results of operations and cash flows for the six months ended June 30, 2007 and 2008. The results of operations for the six months ended June 30, 2007 and 2008, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

	(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements include the allowance for doubtful accounts.

	(c)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $165,902 and $174,854 (unaudited) as of December 31, 2007 and June 30, 2008, respectively. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

	(d)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008 (unaudited), there were three customers that accounted for greater than 10% of revenues. At December 31, 2007, there were two customers that accounted for greater than 10% of the accounts receivable balance. At June 30, 2008 (unaudited), there were three customers that accounted for greater than 10% of the accounts receivable balance.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

(e)	Equipment

Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Maintenance and repair costs are expensed as incurred.

(f)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2007, no impairment was noted.

(g)	Deferred Rents

The Company has entered into a lease for its headquarter offices in Syosset, New York that has certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2007 and June 30, 2008, the deferred rent balance was $74,182 and $70,705 (unaudited), respectively, and is included in other current and noncurrent liabilities in the accompanying balance sheets.

(h)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is sent to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenue policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(i)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $13,351, $4,320 (unaudited) and $10,103 (unaudited) for the year ended December 31, 2007, and the six months ended June 30, 2007 and 2008, respectively.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

	(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

	(l)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short-term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(3)	Equipment

Equipment consists of the following:

	Estimated useful lives	December 31, 2007	June 30, 2008

			(unaudited)
Computer and office equipment	3 years	$19,960	$22,666
Furniture and fixtures	3 years	70,267	77,380
Software	3 years	81,325	81,325

		171,552	181,371
Less accumulated depreciation		41,653	62,871

Total		$129,899	$118,500

Depreciation expense was $20,399, $5,012 (unaudited) and $21,218 (unaudited) for the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, respectively.

(4)	Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2007	June 30, 2008

		(unaudited)
Accrued compensation and benefits	$82,433	$81,941
Other accrued expenses	31,502	3,440

Total	$113,935	$85,381

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

(5)	Income Taxes

Income tax expense (benefit) for the year ended December 31, 2007 and six months ended June 30, 2008 (unaudited) and 2007 (unaudited) consists of:

	Current	Deferred	Total

December 31, 2007:
U.S. federal	$136,765	$28,045	$164,810
State and local	18,850	3,865	22,715

	$155,615	$31,910	$187,525

June 30, 2007 (unaudited):
U.S. federal	$113,534	$(274)	$113,260
State and local	15,648	(37)	15,611

	$129,182	$(311)	$128,871

June 30, 2008 (unaudited):
U.S. federal	$92,282	$(3,876)	$88,406
State and local	12,719	(534)	12,185

	$105,001	$(4,410)	$100,591

Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities as of December 31, 2007 and June 30, 2008 (unaudited) were as follows:

	December 31, 2007 Noncurrent	June 30, 2008 Noncurrent

		(unaudited)
Deferred tax liabilities:
Basis difference of equipment	$(50,253)	$(45,843)

Total deferred tax liabilities	(50,253)	(45,843)

Net deferred tax assets (liabilities)	$(50,253)	$(45,843)

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited) were as follows:

	December 31, 2007	June 30,

		2007	2008

		(unaudited)	(unaudited)
Expected tax expense (federal)	$146,679	$107,315	$91,484
Increase (decrease) in income taxes resulting from:
State income taxes, net of Federal benefit	22,715	15,611	12,185
Other	18,131	5,945	(3,078)

Income tax expense	$187,525	$128,871	$100,591

The deferred tax assets are subject to periodic assessment as to recoverability. The Company has concluded that it is more likely than not that deferred tax assets will be realized in future periods.

CROSSLAND MEDICAL REVIEW SERVICES, INC.

Notes to Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

(6)	Commitments and Contingencies

	(a)	Lease Commitments

The Company leases office space under a noncancelable operating lease expiring October 1, 2011.

Future minimum lease payments under the operating leases in each of the years subsequent to December 31, 2007 are as follows:

Year ending December 31:
2008	$215,832
2009	223,380
2010	231,204
2011	239,280

Total	$909,696

Related rent expense for the Company’s main offices was $248,923, $127,410 (unaudited) and $108,614 (unaudited) for the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, respectively.

(b) Employee Benefit Plan

The Company sponsors a voluntary defined contribution plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all employees that meet specific age and length of service requirements. The Company has matching and vesting arrangements within the plan. The Company recorded compensation expense related to this plan, which amounted to $5,750, $2,875 (unaudited) and $6,206 (unaudited) for the year ended December 31, 2007, and the six months ended June 30, 2007 and 2008, respectively.

(7)	Debt

Line of Credit

The Company has an available line of credit for $200,000, which was due April 1, 2010. Unpaid principal balances initially bore interest at an annual rate of prime less 0.25%, adjusting with prime rate changes or 3.0% at December 31, 2007. Borrowings are secured by substantially all of the Company’s assets. As of December 31, 2007 and June 30, 2008 (unaudited), the Company had no borrowings outstanding.

(8)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identifies the following item:

On July 14, 2008, 100% of the outstanding common stock of the Company was acquired by ExamWorks, Inc.

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Index

Page

Independent Auditors’ Report	F-56

Consolidated Balance Sheets as of December 31, 2007 and June 30, 2008 (unaudited)	F-57

Consolidated Statements of Operations and Changes in Retained Earnings for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-58

Consolidated Statements of Cash Flows for the year ended December 31, 2007 and six months ended June 30, 2007 (unaudited) and 2008 (unaudited)	F-59

Notes to Consolidated Financial Statements	F-60

Independent Auditors’ Report

The Stockholders
Southwest Medical Examination Services, Inc.:

We have audited the accompanying consolidated balance sheet of Southwest Medical Examination Services, Inc. and subsidiaries (the Company) as of December 31, 2007, and the related consolidated statements of operations and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Medical Examination Services, Inc. and subsidiaries as of December 31, 2007, and their results of operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2007	June 30, 2008

		(unaudited)
Assets
Current assets:
Cash	$53,804	$217,728
Accounts receivable, net	1,252,078	1,084,366
Prepaid expenses and other current assets	79,278	101,615
Other receivables	5,332	6,536

Total current assets	1,390,492	1,410,245
Equipment and leasehold improvements, net	121,135	70,009
Other assets	29,935	22,050

Total assets	$1,541,562	$1,502,304

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$139,350	$160,421
Accrued expenses and other current liabilities	1,130,538	1,218,131

Total current liabilities	1,269,888	1,378,552
Other noncurrent liabilities	4,271	11,973

Total liabilities	1,274,159	1,390,525

Commitments and contingencies
Stockholders’ equity:
Common stock, $10 par value. Authorized 60,000 shares; issued and outstanding 100 shares	12,000	12,000
Retained earnings	255,403	99,779

Total stockholders’ equity	267,403	111,779

Total liabilities and stockholders’ equity	$1,541,562	$1,502,304

See accompanying notes to consolidated financial statements.

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Changes in Retained Earnings

	Year ended December 31, 2007	Six months ended June 30,

		2007	2008

		(unaudited)	(unaudited)
Revenues	$11,644,212	$5,950,462	$5,897,779
Costs and expenses:
Costs of revenues	3,911,817	3,293,178	3,465,520
Selling, general and administrative expenses	5,578,644	1,422,907	1,721,135
Depreciation and amortization	127,846	58,105	61,968

Total costs and expenses	9,618,307	4,774,190	5,248,623

Income from operations	2,025,905	1,176,272	649,156

Other income and (expenses):
Interest income, net	6,288	—	—
Other expenses	(3,243)	(2,326)	(2,689)

Total other income, net	3,045	(2,326)	(2,689)

Income before income taxes	2,028,950	1,173,946	646,467
Income tax expense	47,790	25,440	27,702

Net income	1,981,160	1,148,506	618,765
Retained earnings, beginning of period	617,613	617,613	255,403
Dividends paid	(2,343,370)	(851,809)	(774,389)

Retained earnings, end of period	$255,403	$914,310	$99,779

See accompanying notes to consolidated financial statements.

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31, 2007	Six months ended June 30,

		2007	2008

		(unaudited)	(unaudited)
Operating activities:
Net income	$1,981,160	$1,148,506	$618,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127,846	58,105	61,968
Provision for doubtful accounts	173,003	87,500	64,413
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(367,456)	(445,336)	103,299
Prepaid expenses, other receivables and other current assets	18,638	78,068	(23,543)
Accounts payable and accrued expenses	65,401	(39,291)	45,309
Other changes in assets and liabilities	(4,416)	—	78,942

Net cash provided by operating activities	1,994,176	887,552	949,155

Investing activity:
Purchases of equipment and leasehold improvements	(113,567)	(76,819)	(10,842)

Net cash used in investing activity	(113,567)	(76,819)	(10,842)

Financing activities:
Dividends paid	(2,343,370)	(851,809)	(774,389)

Net cash used in financing activities	(2,343,370)	(851,809)	(774,389)

Net increase (decrease) in cash	(462,761)	(41,076)	163,924
Cash, beginning of period	516,565	515,565	53,805

Cash, end of period	$53,804	$474,489	$217,728

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,477	$1,477

See accompanying notes to consolidated financial statements.

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007, June 30, 2007 and 2008

(1)	Nature of Operations and Basis of Presentation

Southwest Medical Examination Services was founded in 1992. In addition to providing comprehensive independent medical examination services to the industry, Southwest Medical Examination Services provides management, administration, training and support services to physicians in the medical legal arena. The head office is located in Dallas, Texas and serves the states of Colorado, Louisiana, Oklahoma and Texas. The consolidated financial statements include the two wholly-owned subsidiaries, Pacific Billing Services, Inc. (PBS) and Diagnostic Imaging Institutes, Inc. (DII). All significant intercompany accounts and transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

	(a)	Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2008, the consolidated statements of operations and changes retained earnings and cash flows for the six months ended June 30, 2007 and June 30, 2008 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at June 30, 2008, and their results of operations and cash flows for the six months ended June 30, 2007 and 2008. The results of operations for the six months ended June 30, 2007 and 2008 are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

	(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements is the allowance for doubtful accounts.

	(c)	Accounts Receivable and Allowance for Doubtful Accounts and Contractual Allowances

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts and contractual allowances, which amounted to $1,673,355 and $1,737,768 (unaudited) as of December 31, 2007 and June 30, 2008, respectively. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off.

	(d)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2007, there were two customers that individually accounted for greater than 10% of revenues. For the six months ended June 30, 2007 (unaudited), there were two customers that accounted for greater

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

than 10% of sales, respectively. At December 31, 2007, there were two customers that accounted for greater than 10% of the accounts receivable balance. At June 30, 2008 (unaudited), there was one customer that accounted for greater than 10% of the accounts receivable balance.

(e)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

(f)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment – Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2007, no impairment was noted.

(g)	Deferred Rents

The Company has entered into a lease for its headquarter offices in Dallas, Texas that has certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2007 and June 30, 2008, the deferred rent balance was $4,271 and $11,973 (unaudited), respectively, and is included in other current and noncurrent liabilities in the accompanying consolidated balance sheets.

(h)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s sales policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(i)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $8,858, $2,803 (unaudited), and $30,627 (unaudited), for the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, respectively.

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

	(k)	Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholders separately account for their pro rata share of corporate items of income, deductions, loss and credits in their personal income tax returns. The company is subject to state and local tax in Texas and Louisiana. The Company is subject to taxes using an income-based measure in Texas. Such taxes have been classified as income tax expense within the consolidated statements of operations, and amounted to $47,790 for the year ended December 31, 2007 and $25,440 (unaudited) and $27,703 (unaudited) for the periods ended June 30, 2007 and 2008, respectively. Remaining tax expense (not based on an income measure) of $222,518 for the year ended December 31, 2007 and $122,814 (unaudited) and $133,736 (unaudited) for the periods ended June 30, 2007 and 2008, respectively, are classified within other expenses, net.

	(l)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(3)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	Estimated useful lives	December 31, 2007	June 30, 2008

			(unaudited)
Furniture and equipment	3-7 years	$288,982	$299,825
Less accumulated depreciation and amortization		167,847	229,816

Total		$121,135	$70,009

Depreciation and amortization expense was $127,846, $58,105 (unaudited), and $61,968 (unaudited) for the year ended December 31, 2007, and the six months ended June 30, 2007 and 2008, respectively.

(4)	Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the following:

	December 31, 2007	June 30, 2008

		(unaudited)
Accrued compensation and benefits	$196,493	$248,148
Accrued taxes	52,913	28,250
Other	881,132	941,733

Total	$1,130,538	$1,218,131

Other current liabilities principally consist of deferred revenue and customer refunds.

SOUTHWEST MEDICAL REVIEW SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and June 30, 2007 and 2008

(5)	Commitments and Contingencies

The Company leases office space under noncancelable operating leases expiring December 31, 2013 and November 30, 2012 for the Dallas and Houston offices, respectively.

Future minimum lease payments under the operating leases in each of the years subsequent to December 31, 2007 are as follows:

Year ended December 31:
2008	$61,937
2009	268,054
2010	274,192
2011	280,329
2012	282,051
2013	229,389

Total	$1,395,952

Related rent expense for the Company’s main offices was $484,150, and $237,952 (unaudited) and $280,573 (unaudited) for the year ended December 31, 2007, and the six months ended June 30, 2007 and 2008, respectively.

(6)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identified the following item.

On July 14, 2008, 100% of the Common Stock of the Company was acquired by ExamWorks, Inc.

THE EVALUATION GROUP, INC.

Independent Auditors’ Report

The Stockholder
The Evaluation Group, Inc.:

We have audited the accompanying balance sheet of The Evaluation Group, Inc. (the Company) as of December 31, 2008, and the related statements of operations and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Evaluation Group, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

THE EVALUATION GROUP, INC.

Balance Sheets

	December 31, 2008	June 30, 2009

		(unaudited)
Assets
Current assets:
Cash	$201,941	$100,705
Accounts receivable, net	675,582	730,221
Prepaid expenses and other current assets	43,378	66,901

Total current assets	920,901	897,827
Equipment and leasehold improvements, net	100,657	97,287
Other assets	29,000	29,000

Total assets	$1,050,558	$1,024,114

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$462,126	$588,194
Accrued expenses	231,657	26,387
Other current liabilities	11,673	16,443

Total current liabilities	705,456	631,024
Revolving line of credit	100,000	—
Other noncurrent liabilities	81,588	72,903

Total liabilities	887,044	703,927

Commitments and contingencies
Stockholder’s equity:
Common stock, $10 par value. Authorized 60,000 shares; issued and outstanding 100 shares	1,000	1,000
Retained earnings	162,514	319,187

Total stockholder’s equity	163,514	320,187

Total liabilities and stockholder’s equity	$1,050,558	$1,024,114

See accompanying notes to financial statements.

THE EVALUATION GROUP, INC.

Statements of Operations and Changes in Retained Earnings

	Year ended
	December 31,	Six months ended June 30,

	2008	2008	2009

		(unaudited)	(unaudited)
Revenues	$7,066,796	$3,460,266	$3,652,728
Costs and expenses:
Costs of revenues	4,038,900	1,690,627	1,826,373
Selling, general and administrative expenses	3,255,701	1,685,216	1,623,136
Depreciation and amortization	56,781	25,306	27,424

Total costs and expenses	7,351,382	3,401,149	3,476,933

(Loss) income from operations	(284,586)	59,117	175,795

Other income and (expenses):
Interest income (expense), net	1,226	248	(1,441)

Total other income (expenses)	1,226	248	(1,441)

(Loss) income before income taxes	(283,360)	59,365	174,354
Income tax expense	41,154	7,500	17,681

Net (loss) income	(324,514)	51,865	156,673
Retained earnings, beginning of period	562,028	562,028	162,514
Dividends paid	(75,000)	—	—

Retained earnings, end of period	$162,514	$613,893	$319,187

See accompanying notes to financial statements.

THE EVALUATION GROUP, INC.

Statements of Cash Flows

	Year ended December 31,	Six months ended June 30,

	2008	2008	2009

		(unaudited)	(unaudited)
Operating activities:
Net (loss) income	$(324,514)	$51,865	$156,673
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	56,781	25,306	27,424
Provision for doubtful accounts	5,311	6,018	477
Changes in operating assets and liabilities:
Accounts receivable	69,506	6,749	(55,116)
Prepaid expenses and other current assets	(37,542)	(29,678)	(23,523)
Accounts payable and accrued expenses	533,757	169,839	(174,409)
Other changes in assets and liabilities	(4,294)	(4,460)	(3,915)

Net cash provided by (used in) operating activities	299,005	225,639	(72,389)

Investing activity:
Purchases of equipment and leasehold improvements	(26,857)	(9,712)	(24,054)

Net cash used in investing activity	(26,857)	(9,712)	(24,054)

Financing activities:
Borrowings (repayments) under revolving line of credit	100,000	—	(100,000)
Dividends paid	(75,000)	(75,000)	—
Outstanding checks in excess of funds on deposit	(95,207)	(95,207)	95,207

Net cash used in financing activities	(70,207)	(170,207)	(4,793)

Net increase (decrease) in cash	201,941	45,720	(101,236)
Cash, beginning of period	—	—	201,941

Cash, end of period	$201,941	$45,720	$100,705

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—	$1,477
Cash paid for income taxes	—	7,500	17,681

See accompanying notes to financial statements.

THE EVALUATION GROUP, INC.

Notes to Financial Statements

December 31, 2008 and June 30, 2008 and 2009

(1)	Nature of Operations and Basis of Presentation

The Evaluation Group, Inc. (TEG or the Company) was founded in 2000. The Company’s independent review services include medical evaluation programs for group health, disability, workers’ compensation, automobile and general liability. The Company’s main office is located in Southfield, Michigan and primarily serves the states of Illinois and Michigan.

(2)	Summary of Significant Accounting Policies

	(a)	Unaudited Interim Financial Information

The accompanying interim balance sheet as of June 30, 2009, the statements of operations and changes in retained earnings and cash flows for the six months ended June 30, 2008 and 2009 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. accounting principles generally accepted. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at June 30, 2009, and its results of operations and cash flows for the six months ended June 30, 2008 and 2009. The results of operations for the six months ended June 30, 2008 and 2009, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

	(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements is the allowance for doubtful accounts.

	(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2008 and June 30, 2009 (unaudited), there were no cash equivalents on hand.

It is the policy of the Company to record checks issued in excess of funds on deposit as accounts payable for balance sheet presentation, and include the changes in the positions as cash flows from financing activities in the statements of cash flows. Accounts payable included reclassification of checks issued in excess of funds on deposit in the amount of $190,395 at December 31, 2008. At June 30, 2009, funds on deposit were in excess of checks issued and no reclassification was necessary.

	(d)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $5,311 and $5,788 (unaudited) as of December 31, 2008 and June 30, 2009, respectively. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off.

THE EVALUATION GROUP, INC.

Notes to Financial Statements (Continued)

December 31, 2008 and June 30, 2008 and 2009

(e)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2008, there was one customer that accounted for greater than 10% of revenues. For the six months ended June 30, 2008 and 2009 (unaudited), there were two customers that accounted for greater than 10% of revenues. At December 31, 2008, there were no customers that accounted for greater than 10% of the accounts receivable balance. At June 30, 2009 (unaudited), there was one customer that accounted for greater than 10% of the accounts receivable balance.

(f)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

(g)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2008, no impairment was noted.

(h)	Deferred Rents

The Company has entered into a lease for its headquarter offices in Southfield, Michigan that has certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2008 and June 30, 2009, the deferred rent balance was $93,262 and $87,996 (unaudited), respectively, and is included in other current and noncurrent liabilities in the accompanying balance sheets.

(i)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenue policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(j)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

THE EVALUATION GROUP, INC.

Notes to Financial Statements (Continued)

December 31, 2008 and June 30, 2008 and 2009

	(k)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $42,471, $28,797 (unaudited) and $22,293 (unaudited) for the year ended December 31, 2008, and the six months ended June 30, 2008 and 2009, respectively.

	(l)	Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholder separately accounts for his pro rata share of corporate items of income, deduction, loss, and credits in his personal income tax return. Items affecting the stockholder individual income tax liability are separately stated. The Company is subject to state tax in Illinois and Michigan. Such tax provisions are classified in income tax expense, and were $41,154, $13,083 (unaudited) and $17,681 (unaudited) for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively.

	(m)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(3)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	Estimated useful lives	December 31, 2008	June 30, 2009

			(unaudited)
Computer and office equipment	3 years	$261,073	$285,127
Furniture and fixtures	3 years	213,404	213,404
Leasehold improvements	Lease term	34,989	34,989
Medical equipment	3 years	40,617	40,617
Vehicles	3 years	30,840	30,840

		580,923	604,977
Less accumulated depreciation and amortization		480,266	507,690

Total		$100,657	$97,287

Depreciation and amortization expense was $56,781, $31,024 (unaudited) and $27,424 (unaudited) for the year ended December 31, 2008 and six months ended June 30, 2008 and 2009, respectively.

THE EVALUATION GROUP, INC.

Notes to Financial Statements (Continued)

December 31, 2008 and June 30, 2008 and 2009

(4)	Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2009	June 30, 2009

		(unaudited)
Accrued compensation and benefits	$200,000	$1,054
Accrued state taxes	6,780	—
Accrued professional fees	5,000	11,735
Other accrued expenses	19,877	13,598

Total	$231,657	$26,387

(5)	Commitments and Contingencies

	(a)	Lease Commitments

The Company leases office space under a noncancelable operating lease expiring March 1, 2013.

Future minimum lease payments under the operating lease in each of the years subsequent to December 31, 2008 are as follows:

Year ending December 31:
2009	$165,192
2010	172,032
2011	178,862
2012	185,700
2013	31,140

Total	$732,926

Related rent expense for the Company’s main offices was $153,519, $78,607 (unaudited) and $76,760 (unaudited) for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively.

(b) Line of Credit

As of December 31, 2008 and June 30, 2009, the Company had $100,000 and $0 (unaudited), respectively, outstanding under a line of credit that expires April 1, 2010. The interest rate applicable to this line was the prime rate of interest, less 25 basis points, or 3.0% at December 31, 2008 and at June 30, 2009 (unaudited).

(6)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identified the following item.

On August 14, 2009, ExamWorks, Inc. acquired substantially all of the assets and certain assumed liabilities of the Company.

BENCHMARK MEDICAL CONSULTANTS, INC.

Independent Auditors’ Report

The Stockholders
Benchmark Medical Consultants, Inc.:

We have audited the accompanying balance sheet of Benchmark Medical Consultants, Inc. (the Company) as of July 31, 2009, and the related statements of operations and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Benchmark Medical Consultants, Inc. as of July 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

BENCHMARK MEDICAL CONSULTANTS, INC.

Balance Sheet

July 31, 2009

Assets
Current assets:
Cash and cash equivalents	$70,844
Accounts receivable, net	871,179
Prepaid expenses and other current assets	51,100
Deferred tax assets	73,668

Total current assets	1,066,791
Equipment and leasehold improvements, net	89,010
Deferred tax assets, noncurrent	31,811

Total assets	$1,187,612

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503,774
Revolving line of credit	170,000
Accrued expenses	77,624
Unearned revenue	237,188

Total current liabilities	988,586

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 1,200,000 shares, issued and outstanding 827,000 shares	827
Retained earnings	198,199

Total stockholders’ equity	199,026

Total liabilities and stockholders’ equity	$1,187,612

See accompanying notes to financial statements.

BENCHMARK MEDICAL CONSULTANTS, INC.

Statement of Operations and Changes in Retained Earnings

Year ended July 31, 2009

Revenues	$6,070,197
Costs and expenses:
Costs of revenues	4,187,922
Selling, general, and administrative expenses	2,083,993
Depreciation and amortization	31,659

Total costs and expenses	6,303,574

Loss from operations	(233,377)

Other expenses, net:
Interest expense, net	9,503
Other expense, net	(10,820)

Total other expenses, net	(1,317)

Loss before income taxes	(234,694)
Income tax benefit	(88,497)

Net loss	(146,197)

Retained earnings, beginning of year	388,396
Dividends paid	(44,000)

Retained earnings, end of year	$198,199

See accompanying notes to financial statements.

BENCHMARK MEDICAL CONSULTANTS, INC.

Statement of Cash Flows

Year ended July 31, 2009

Operating activities:
Net loss	$(146,197)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,659
Provision for doubtful accounts	182,375
Deferred income taxes	(88,497)
Changes in operating assets and liabilities:
Accounts receivable	50,120
Prepaid expenses and other current assets	24,448
Accounts payable and accrued expenses	(96,277)
Unearned revenue	175,765
Other changes in assets and liabilities	65,011

Net cash provided by operating activities	198,407

Investing activity:
Purchases of equipment and leasehold improvements	(37,725)

Net cash used in investing activity	(37,725)

Financing activities:
Borrowings of revolving line of credit	170,000
Repayment of loan payable	(301,863)
Dividends paid	(44,000)

Net cash used in financing activities	(175,863)

Net decrease in cash and cash equivalents	(15,181)
Cash and cash equivalents, beginning of year	86,025

Cash and cash equivalents, end of year	$70,844

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,700
Cash paid for income taxes	8,634

See accompanying notes to financial statements.

BENCHMARK MEDICAL CONSULTANTS, INC.

Notes to Financial Statements

July 31, 2009

(1)	Nature of Operations and Basis of Presentation

Benchmark Medical Consultants, Inc. (Benchmark or the Company) was founded in 1989. Benchmark’s independent review services include medical evaluation programs for group health, disability, workers’ compensation, automobile and general liability insurance carriers, third-party administrators and law firms. The Company’s main office is located in Sacramento, California.

(2)	Summary of Significant Accounting Policies

	(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements is the allowance for doubtful accounts.

	(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of July 31, 2009.

	(c)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $161,500 as of July 31, 2009. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

	(d)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended July 31, 2009, there was no customer that accounted for greater than 10% of revenues. At July 31, 2009, there was no customer that accounted for greater than 10% of the accounts receivable balance.

	(e)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

	(f)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are

BENCHMARK MEDICAL CONSULTANTS, INC.

Notes to Financial Statements (Continued)

July 31, 2009

reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At July 31, 2009, no impairment was noted.

(g)	Deferred Rent

The Company has entered into a lease for its headquarter offices in Sacramento, California that has certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At July 31, 2009, the deferred rent balance was $8,148, and is included in other current and noncurrent liabilities in the accompanying balance sheet.

(h)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenue policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(i)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $58,656 for the year ended July 31, 2009.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an

BENCHMARK MEDICAL CONSULTANTS, INC.

Notes to Financial Statements (Continued)

July 31, 2009

orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short-term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(3)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	Estimated useful lives	July 31, 2009

Furniture and fixtures	5 years	$20,878
Computer and office equipment	3-5 years	82,553
Leasehold improvements	Lease term	47,061

		150,492
Less accumulated depreciation and amortization		61,482

Total		$89,010

Depreciation and amortization expense was $31,659 and for the year ended July 31, 2009.

(4)	Accrued Expenses

Accrued expenses as of July 31, 2009 principally consist of accrued compensation and benefits.

(5)	Income Taxes

The components of the income tax benefit for the year ended July 31, 2009 was as follows (in thousands):

Current:
Federal	$—
State	—

—

Deferred:
Federal	(74,814)
State	(13,683)

Total	(88,497)

Income tax benefit	$(88,497)

BENCHMARK MEDICAL CONSULTANTS, INC.

Notes to Financial Statements (Continued)

July 31, 2009

Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities as of July 31, 2009:

	Current	Noncurrent

Deferred tax assets:
Allowance for doubtful accounts	$64,333	$—
Other deferred tax assets	9,335	42,400

Total deferred tax assets	73,668	42,400

Deferred tax liabilities:
Basis difference of property and equipment	—	(10,589)

Total deferred tax liabilities	—	(10,589)

Net deferred tax assets	$73,668	$31,811

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax benefit for the year ended July 31, 2009 was as follows:

Expected income tax benefit	$(79,796)
Increase in income tax benefit resulting from:
State income tax benefit, net of Federal benefit	(13,693)
Other	4,992

Income tax benefit	$(88,497)

The deferred tax assets are subject to periodic assessment as to recoverability. The Company has concluded that it is more likely than not that deferred tax assets will be realized in future periods.

(6)	Commitments and Contingencies

Lease Commitments

The Company leases office space under a noncancelable operating lease expiring September 5, 2011.

Future minimum lease payments under the operating leases in each of the years subsequent to July 31, 2009 are as follows:

Year ending December 31:
2010	$134,442
2011	11,543

Total	$145,985

Related rent expense for the Company’s main offices was $174,323 for the year ended July 31, 2009.

(7)	Line of Credit

The Company repaid and closed an existing line of credit in March 2009. Subsequently, the Company entered into a $400,000 secured line of credit of which $170,000 was outstanding as of July 31, 2009. The line of credit expires on March 10, 2010 and bears interest at the greater of prime rate plus 2.00%, or 5.00%. The interest rate as of July 31, 2009 was 5.25%.

BENCHMARK MEDICAL CONSULTANTS, INC.

Notes to Financial Statements (Continued)

July 31, 2009

(8)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issue and identified the following item.

On August 4, 2009, 100% of the outstanding common stock was acquired by ExamWorks, Inc.

ABETON GROUP, INC. AND SUBSIDIARIES

Independent Auditors’ Report

The Stockholders
Abeton Group, Inc.:

We have audited the accompanying consolidated balance sheet of Abeton Group, Inc. and subsidiaries (the Company) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abeton Group, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

ABETON GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2008	September 30, 2009
		(unaudited)
Assets
Current assets:
Cash	$57,151	$417,436
Accounts receivable, net	1,573,880	1,476,401
Prepaid expenses and other current assets	173,670	225,769
Total current assets	1,804,701	2,119,606
Equipment and leasehold improvements, net	340,364	271,202
Intangible assets, net of accumulated amortization	926,690	519,290
Goodwill	2,324,585	2,324,585
Other long term deposits	—	4,757
Deferred financing costs, net	137,657	119,652
Total assets	$5,533,997	$5,359,092

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$567,165	$699,038
Line of credit	344,534	—
Accrued expenses	282,434	283,716
Deferred revenue	163,079	215,500
Current portion of long-term debt	969,040	1,428,796
Total current liabilities	2,326,252	2,627,050
Long-term debt, less current portion	7,347,432	6,301,594
Total liabilities	9,673,684	8,928,644
Commitments and contingencies
Stockholders’ deficit:
Common stock, no par value. Authorized 10,000,000 shares; issued and outstanding 3,785,710 shares	4,201,000	4,201,000
Unearned ESOP compensation	(8,213,609)	(8,176,823)
Common stock warrants	50,000	50,000
Notes receivable on issue of common stock warrants	(40,643)	(36,637)
Retained earnings (accumulated deficit)	(136,435)	392,908
Total stockholders’ deficit	(4,139,687)	(3,569,552)
Total liabilities and stockholders’ deficit	$5,533,997	$5,359,092

See accompanying notes to consolidated financial statements.

ABETON GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year ended December 31, 2008	Nine months ended September 30,
		2008	2009
		(unaudited)	(unaudited)
Revenues	$15,223,602	$11,480,988	$11,621,039
Costs and expenses:
Costs of revenues	8,458,901	6,438,561	8,239,933
Selling, general and administrative expenses	5,230,992	3,993,713	1,990,981
Depreciation and amortization	670,963	503,454	499,725
Total costs and expenses	14,360,856	10,935,728	10,730,639
Income from operations	862,746	545,260	890,400
Other expenses, net:
Interest expense, net	511,098	390,228	296,581
Other expense, net	64,860	39,072	49,031
Total other expenses, net	575,958	429,300	345,612
Income before income taxes	286,788	115,960	544,788
Income tax expense	11,893	8,809	15,445
Net income	$274,895	$107,151	$529,343

See accompanying notes to consolidated financial statements.

ABETON GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit

Year ended December 31, 2008 and nine months ended September 30, 2009 (unaudited)

					Notes receivable on issuance of common stock warrants

			Unearned ESOP compensation	Common stock warrants
	Common Stock					Accumulated deficit	Total stockholders’ deficit

	Number of shares	Amount

Balances at December 31, 2007	3,785,710	$4,201,000	$(8,262,658)	$50,000	$(48,602)	$(411,330)	$(4,471,590)
Net income	—	—	—	—	—	274,895	274,895
ESOP compensation expense	—	—	49,049	—	—	—	49,049
Principal payments received on notes receivable for common stock warrants	—	—	—	—	7,959	—	7,959

Balances at December 31, 2008	3,785,710	4,201,000	(8,213,609)	50,000	(40,643)	(136,435)	(4,139,687)
Net income	—	—	—	—	—	529,343	529,343
ESOP compensation expense	—	—	36,786	—	—	—	36,786
Principal payments received on notes receivable for common stock warrants	—	—	—	—	4,006	—	4,006

Balances at September 30, 2009 (unaudited)	3,785,710	$4,201,000	$(8,176,823)	$50,000	$(36,637)	$392,908	$(3,569,552)

See accompanying notes to consolidated financial statements.

ABETON GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31, 2008	Nine months ended September 30,

		2008	2009

		(unaudited)	(unaudited)
Operating activities:
Net income	$274,895	$107,151	$529,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	670,963	503,454	499,725
ESOP compensation expense	49,049	36,787	51,003
Provision for doubtful accounts	23,848	24,208	15,150
Amortization of deferred financing costs	21,292	14,537	18,005
Changes in operating assets and liabilities:
Accounts receivable	(235,209)	(241,287)	77,572
Prepaid expenses and other current assets	5,196	(29,249)	(66,316)
Accounts payable and accrued expenses	(162,301)	(55,883)	133,155
Deferred revenue and customer deposits	(171,151)	(114,686)	52,421

Net cash provided by operating activities	476,582	245,032	1,310,058

Investing activities:
Purchases of equipment and leasehold improvements	(133,869)	(85,444)	(23,163)
Principal payments received on notes receivable for common stock warrants	7,959	6,644	4,006

Net cash used in investing activities	(125,910)	(78,800)	(19,157)

Financing activities:
Borrowings (payments) under line of credit	96,319	96,319	(344,534)
Payments on long-term debt	(580,299)	(348,646)	(586,082)

Net cash used in financing activities	(483,980)	(252,327)	(930,616)

Net increase (decrease) in cash	(133,308)	(86,095)	360,285
Cash, beginning of period	190,459	190,459	57,151

Cash, end of period	$57,151	$104,364	$417,436

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$481,570	$228,053	$270,685
Cash paid during the period for income taxes	$—	$—	$18,103

See accompanying notes to consolidated financial statements.

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements

December 31, 2008 and September 30, 2008 and 2009

(1)	Nature of Operations and Basis of Presentation

Abeton Group, Inc. (Abeton Group or the Company) was formed as a holding company in February 2007. In March 2007, in a Plan of Reorganization and Share Exchange, Abeton, Inc. (Abeton) became a wholly-owned subsidiary of Abeton Group, and Abeton Employee Stock Ownership Trust (the Trust) became the sole stockholder of Abeton Group. The Company acquired Washington-based Independent Medical Services of Washington in 2006 and Arizona-based Medical Assurance Specialists, Inc. in 2007, thereby creating Abeton Group.

The Company contracts with physicians primarily in Oregon, Arizona, Nevada, Colorado, Utah, and Washington to perform independent medical evaluations (IMEs) and peer reviews. These IMEs and peer reviews are conducted for the insurance industry, including workers’ compensation, disability, and personal auto liability.

The accompanying consolidated financial statements include the accounts and transactions of Abeton Group (an Oregon corporation) and its wholly-owned subsidiaries, Abeton (an Oregon corporation), Medical Assurance Specialists, Inc. (MAS) (an Arizona corporation), and Abeton’s wholly-owned subsidiary, Independent Medical Services of Washington (IMS) (a Washington corporation) (collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

	(a)	Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2009, the related statements of operations, stockholders’ deficit and cash flows for the nine months ended September 30, 2009 and 2008, are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at September 30, 2009, and their results of operations and their cash flows for the nine months ended September 30, 2008 and 2009. The results of operations for the nine months ended September 30, 2008 and 2009 are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

	(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The more significant estimates reflected in these financial statements include the allowance for doubtful accounts, useful lives of intangible assets and assessment of goodwill for impairment.

	(c)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $19,494 and $8,671 (unaudited) as of December 31, 2008 and September 30, 2009, respectively. Generally, no collateral is received from customers and additions to the allowance are based on

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

(d)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2008, 29% of revenues was associated with one customer. For the nine months ended September 30, 2008 and 2009 respectively (unaudited), 19% of total revenues was associated with one customer. At December 31, 2008 and September 30, 2009 (unaudited), there was one customer that accounted for greater than 10% of the consolidated accounts receivable balance.

(e)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

(f)	Goodwill and Intangible Assets

Goodwill represents the excess purchase price in a business combination that is not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other (ASC 350). The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

The Company has adopted December 31 as its annual impairment test evaluation date and has evaluated goodwill as of December 31, 2008. As a result of these evaluations, no impairment was indicated for the year ended December 31, 2008.

ACS 350 also requires that intangible assets with definite lives be amortized over their estimated useful lives. Currently, customer relationships and trade names are amortized using the straight-line method over their estimated useful lives.

(g)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2008, no impairment was noted.

(h)	Deferred Rents

The Company has entered into a lease for its headquarter offices in Portland, Oregon that has certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2008 and September 30, 2009, the deferred rent balance was $28,490 and $2,849 (unaudited), respectively, and is included in accrued expenses in the accompanying consolidated balance sheets.

(i)	Deferred Financing Costs

Deferred financing costs are amortized over the term of the related debt using a method that approximates the effective interest method. At December 31, 2008 and September 30, 2009, the deferred financing cost balance was $137,657 and $119,652 (unaudited), respectively, and is included in other noncurrent assets in the accompanying consolidated balance sheets.

(j)	Employee Stock Ownership Plan

The Company accounts for the Abeton Employee Stock Ownership Plan (the ESOP) and the Trust in accordance with Statement of Position No. 93-6, Employers Accounting for Employee Stock Ownership Plans. Accordingly, the Company has recorded the debt of the ESOP in the accompanying consolidated balance sheets with corresponding charges to unearned ESOP compensation in stockholders’ deficit. The Company recognizes compensation expense (and unearned ESOP compensation is reduced) as the Company contributes amounts to the ESOP to make the required payments on the debt.

(k)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenue policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(l)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(m)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $94,799, $55,721 (unaudited) and $56,459 (unaudited) for the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, respectively.

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

(n) Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholders separately account for their pro rata share of corporate items of income, deductions, loss and credits in their personal income tax returns. The Company is subject to state and local tax in a variety of states, including Oregon, Arizona, Utah, Idaho and California, among others. The Company is subject to taxes using an income-based measure in Oregon (principally local taxes) and Utah. Such taxes have been classified as income tax expense within the consolidated statements of operations, and amounted to $11,893 for the year ended December 31, 2008 and $8,809 (unaudited) and $15,445 (unaudited) for the periods ended September 30, 2008 and 2009, respectively. Remaining tax expense (not based on an income measure) of $16,122 for the year ended December 31, 2008 and $13,452 (unaudited) and $23,585 (unaudited) for the periods ended September 30, 2008 and 2009, respectively, are classified within other expenses, net.

(o) Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short term maturities of these assets and liabilities.

(3)	Intangible Assets

The carrying amount of intangibles assets, net were $926,690 and $519,290 at December 31, 2008 and September 30, 2009 (unaudited), respectively.

Intangible assets, net consisted of the following at December 31, 2008 and September 30, 2009 (unaudited):

	Amortization period	December 31, 2008	September 30, 2009
			(unaudited)
Customer relationships	3.5 years	$1,516,009	$1,516,009
Trade names	3.75 years	412,707	412,707
		1,928,716	1,928,716
Less accumulated amortization		1,002,026	1,409,426
Intangible assets, net		$926,690	$519,290

The aggregate intangible amortization expense was $543,201 for the year ended December 31, 2008, and $407,400 (unaudited) for the periods ended September 30, 2008 and 2009, respectively. The estimated future amortization expense of intangible assets is as follows:

Amount
Year ending December 31:
2009	$543,200
2010	383,490
Total	$926,690

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

(4)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

		Estimated useful lives	December 31, 2008	September 30, 2009
				(unaudited)
	Computer and office equipment	3 – 7 years	$824,829	$831,767
	Furniture and fixtures	5 years	190,629	192,753
	Clinical equipment	5 years	45,696	49,731
	Leasehold improvements	Lease term	119,4 55	119,455
			1,180,609	1,193,706
	Less accumulated depreciation and amortization		840,245	922,504
	Total		$340,364	$271,202

	Depreciation and amortization expense was $127,762, $96,054 (unaudited) and $92,325 (unaudited) for the year ended December 31, 2008 and nine months ended September 30, 2008 and 2009, respectively.

(5)	Accrued Expenses

	Accrued expenses consist of the following:

		December 31, 2008	September 30, 2009
			(unaudited)
	Accrued compensation and benefits	$218,811	$213,888
	Accrued taxes	5,335	5,168
	Deferred rent	28,490	2,849
	Accrued interest	16,060	9,837
	Other accrued expenses	13,738	51,974
	Total	$282,434	$283,716

(6)	Debt Agreements

	Long-term debt consisted of the following:

	December 31, 2008	September 30, 2009
		(unaudited)
Notes payable by the Trust to former stockholders of Abeton	$2,235,098	$2,239,537
Note payable by the Trust to National Cooperative Bank, FSB (NCB)	1,679,601	1,537,313
Notes payable to former stockholders of Abeton	532,165	533,223
Notes payable to former stockholders of MAS	1,869,942	1,689,090
Note payable to NCB	1,732,500	1,575,000
Term note payable to NCB	199,299	138,877
Note payable to NCB under line of credit agreement	344,534	—
Other	67,867	17,350
	8,661,006	7,730,390
Less current portion of line of credit	344,534	—
Less current portion of long-term debt	969,040	1,428,796
Long-term debt, net of current portion	$7,347,432	$6,301,594

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

In conjunction with the sale of Abeton to the Trust effective September 15, 2006, the Trust entered into note payable agreements with Abeton’s two former stockholders (the former Abeton stockholders) aggregating $2.1 million (the $2.1 million Abeton stock note payable agreements) and a note payable agreement with NCB for $2.0 million (the $2.0 million Abeton/NCB note payable agreement).

Under the $2.1 million Abeton stockholder note payable agreements, outstanding borrowings are secured by a pledge of approximately 51% of Abeton’s common stock, are guaranteed by Abeton, are subordinate to the $2.0 million Abeton/NCB note payable agreement, and bear interest at 6.00%. Monthly interest-only payments are scheduled through August 2009. Commencing in September 2009, aggregate principal and interest payments of approximately $41,000 are scheduled to be due monthly through July 2011, and a final aggregate principal and interest payment of approximately $1,574,000 is scheduled in August 2011. At December 31, 2008 and September 30, 2009, accrued interest of approximately $135,000 and $102,000 (unaudited), respectively, related to the $2.1 million stockholder note payable agreements is included in long-term debt, as such amount will be paid as part of the principal payments which commenced in September 2009.

Under the $2.0 million Abeton/NCB note payable agreement, outstanding borrowings bear interest at NCB’s prime rate plus 0.50% (3.75% at December 31, 2008), adjusted monthly. The $2.0 million Abeton/NCB note payable agreement requires aggregate monthly principal and interest payments of approximately $22,000, which is adjusted at least annually such that the outstanding borrowings will be amortized and fully repaid by September 2016. Borrowings under the $2.0 million Abeton/NCB note payable agreement are secured by substantially all of Abeton’s assets and by a pledge of approximately 49% of Abeton’s common stock. In addition, Abeton has guaranteed payment of such borrowings. The U.S. Small Business Administration has guaranteed 75% of the $2.0 million Abeton/NCB note payable.

Also on September 15, 2006, Abeton entered into additional note payable agreements with Abeton’s two former stockholders aggregating $500,000 (the $500,000 stockholder note payable agreements). Under the $500,000 stockholder note payable agreements, outstanding borrowings are unsecured and subordinate to the $2.0 million Abeton/NCB note payable and bear interest at 6.00%. Monthly interest-only payments are scheduled to be due through August 2009. Commencing in September 2009, aggregate principal and interest payments of approximately $10,000 are scheduled to be due monthly through July 2011, and a final aggregate principal and interest payment of approximately $375,000 is scheduled to be due in August 2011. At December 31, 2008 and September 30, 2009, accrued interest of approximately $32,000 and $24,000 (unaudited), respectively, related to the $500,000 stockholder note payable agreements is included in long-term debt, as such amount will be paid as part of the principal payments which commenced in September 2009.

In conjunction with the MAS acquisition in, March 2007, the Company entered into note payable agreements with the two former stockholders of MAS aggregating $2.1 million (the $2.1 million acquisition company stockholder note payable agreements) and a note payable agreement with NCB for $2.1 million (the $2.1 million acquisition company/NCB note payable agreement).

Under the $2.1 million acquisition company stockholder note payable agreements, outstanding borrowings are secured by a pledge of approximately 50% of MAS’s common stock; are guaranteed by MAS, the Company, and Abeton; are subordinate to the $2.1 million acquired company/NCB note payable agreement; and bear interest at 5.00%. No payments were due until March 2008. Commencing in April 2008, aggregate principal and interest payments of approximately $42,000 are scheduled to be due monthly through August 2012, except that in each March beginning in 2008, an additional principal payment of $45,000 is also scheduled to be due, and a final aggregate principal and interest payment of approximately $336,000 is scheduled to be due in August 2012. At December 31, 2008 and September 30, 2009, accrued interest of approximately $104,000 and $69,000 (unaudited),

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

respectively, related to the $2.1 million acquisition company stockholder note payable agreements is included in long-term debt, as such amount is being paid as part of the principal payments that commenced in April 2008.

Under the $2.1 million acquisition company/NCB note payable agreement, outstanding borrowings bear interest at the 30-day London Interbank Offered Rate plus 3.00% (approximately 3.44% at December 31, 2008), adjusted monthly. The $2.1 million acquisition company/NCB note payable agreement requires monthly principal payments of $17,500 plus interest which will be adjusted monthly such that the outstanding borrowings will be amortized and fully repaid by April 2017. Borrowings under the $2.1 million acquisition/NCB note payable agreement are secured by substantially all of the Company’s assets and by a pledge of approximately 50% of the acquired company’s common stock. In addition, the Company has guaranteed payment of such borrowings.

The Company entered into a new $350,000 line of credit agreement (NCB line of credit) with NCB that is scheduled to mature on April 1, 2009. Borrowings outstanding under the new LOC agreement are secured by substantially all of the Company’s assets. Under the terms of the NCB line of credit, the Company is required to make monthly interest only payments at the prime rate (as published in The Wall Street Journal) plus 0.50% (4.5% as of December 31, 2008), and all outstanding principal and accrued interest is due on April 1, 2009. As of December 31, 2008 and September 30, 2009, the Company had $344,534 and $0 (unaudited), respectively, in borrowings outstanding under the NCB line of credit.

Required principal payments on the Company’s long-term debt for the five years subsequent to December 31, 2008, and thereafter, are approximately as follows:

2009	$969,000
2010	1,424,000
2011	3,113,000
2012	1,048,000
2013	432,000
Thereafter	1,330,000

$8,316,000

Cash paid for interest on long-term debt was approximately $297,000 for the year ended December 31, 2008 and $228,053 (unaudited) and $270,685 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively.

The $2.1 million acquisition/NCB note payable agreement, the NCB term note payable agreement, and NCB line of credit (collectively, the NCB agreements) contain positive and negative financial covenants, including but not limited to maintaining a debt service coverage ratio of at least 1.25:1.00 measured quarterly on a year-to-date basis and limit the amount of additional indebtedness and capital expenditures. For the year ended December 31, 2008, the Company was not in compliance with this financial ratio covenant; however, on January 30, 2009, NCB waived compliance with this financial ratio covenant for the year ended December 31, 2008.* As a result of the Company not meeting this financial ratio covenant, NCB required the Company to stop making any principal or interest payments to the former Abeton stockholders and the former acquisition company stockholders (collectively, the former stockholders). NCB has indicated that if the Company is in compliance with this financial ratio covenant for the quarter ended March 31, 2009, payments to the former stockholders can be resumed. The Company determined compliance was achieved during the period ended March 31, 2009, and payments to former stockholders resumed in April 2009. As of September 30, 2009, the Company met the financial ratio covenant for the respective year-to-date quarterly measurement. Accordingly, the long-term portion of borrowings under the NCB agreements has been classified as long-term in the accompanying September 30, 2009 consolidated balance sheet.

*	Accordingly, all non-current portions of principal have been classified as long-term in the accompanying December 31, 2008 consolidated balance sheet.

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

(7)	Common Stock Warrants

In March 2007, as a result of the 2006 sale of Abeton to the Trust, the Company sold the former Abeton stockholders the right to purchase up to 30.6% of the issued and outstanding shares (e.g., 30.6% of approximately 3,785,710 shares as of December 31, 2008) of the Company’s common stock at an exercise price of $4.10 per share (the estimated fair value per share, of the Company’s common stock at the grant date (the Abeton CS warrants). The purchase price for the Abeton CS warrants was $50,000. After the acquisition of MAS, in accordance with the terms of the agreements related to the Abeton CS warrants, the strike price for the Abeton CS warrants was adjusted to $1.47 per share. The outstanding Abeton CS warrants are fully vested and may only be exercised during specified time periods each year, as outlined in the Abeton CS warrant agreements. The Abeton CS warrants expire in March 2013.

In connection with the Abeton CS warrants, the Company entered into promissory note receivable agreements totaling $50,000 (the warrant note agreements). Amounts outstanding under the warrant note agreements bear interest at 6.00%, aggregate principal and interest payments of approximately $1,000 are due to the Company monthly, and all remaining unpaid principal and interest is due to the Company on the earlier of August 15, 2011 or the exercise dates as set forth in the Abeton CS warrant agreements. During the periods ended December 31, 2008 and September 30, 2009, principal payments of $7,959 and $4,006 (unaudited), respectively, were received on the warrant note agreements. The outstanding amounts due under the warrant note agreements of $40,643 and $36,637 (unaudited) as of December 31, 2008 and September 30, 2009, respectively, have been offset against stockholders’ equity in the accompanying consolidated financial statements.

Also in March 2007, in connection with the acquisition of MAS, the Company issued the former MAS stockholders an irrevocable right to purchase 278,572 shares of the Company’s common stock at an exercise price of $1.51 per share (the estimated, fair value per share of the Company’s common stock at the grant date) (the MAS CS warrants). The outstanding MAS CS warrants are fully vested and may only be exercised during specified time periods each year, as outlined in the MAS CS warrant agreements. The MAS CS warrants expire in March 2013.

There were no stock warrants exercised or forfeited during the year ended December 31, 2008 or periods ended September 30, 2008 (unaudited) or 2009 (unaudited), respectively.

(8)	Employee Stock Ownership Plan

The Company sponsors a defined contribution ESOP that covers all employees who complete 1,000 hours of service during the year and are still employed at December 31 of that year.

Any cash dividends or distributions received on shares of the Company’s common stock will be allocated to the respective cash accounts of the participants in the ESOP; however, any cash dividends which are currently distributed to the participants is not credited to such cash accounts. Any stock dividends received on shares of the Company’s common stock is be credited to the account to which such common stock was allocated at the time the dividend was declared. Any dividends or distributions received on unallocated shares of the Company’s common stock is allocated to each participant’s account based on the respective participant’s compensation in comparison to the total of all participants’ compensation.

The Company made principal payments of approximately $220,000 and $172,000 (unaudited) to the ESOP during the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. In addition, the Company made interest payments of approximately $300,000 and $115,000 (unaudited) to the ESOP during the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Shares of the Company’s common stock are released for allocation to participants in the ESOP based on the Company’s principal payments to the ESOP related

ABETON GROUP, INC. AND SUBSIDIARIES

Notes to Financial Statements (Continued)

December 31, 2008 and September 30, 2008 and 2009

to the $2.0 million Abeton/NCB note payable agreement and principal and interest payments to the ESOP related to the $2.1 million MAS/NCB note payable agreement. As a result of principal and interest payments made by the Company to the ESOP, 134,275 shares of common stock were released for allocation to participants in the ESOP during the year ended December 31, 2008. The ESOP held 3,530,812 unreleased shares as of December 31, 2008 with an estimated net fair value of approximately $1,290,000 as of December 31, 2008. The Company records ESOP compensation expense based on the fair value of the shares on the date that they are released.

The following is a summary of the activity related to the ESOP during the periods ended December 31, 2008 and September 30, 2008 and 2009, respectively:

	Year ended December 31, 2008	Nine months ended September 30,

		2008	2009

		(Unaudited)	(Unaudited)
ESOP compensation expense recognized by the Company	$49,049	$36,787	$51,003
Cash contributions from the Company to the ESOP	532,213	306,347	286,141
Interest payments made by the ESOP	312,136	188,145	114,599
ESOP shares allocated to participants in the ESOP	134,275	—	—

(9)	Commitments and Contingencies

Lease Commitments

The Company leases office its office facilities under noncancelable operating lease agreements which expire at various dates through December 2015. The Company also leases certain equipment under noncancelable operating lease agreements which expire at various dates through March 2013. As of December 31, 2008, the future minimum lease commitments for the five years subsequent to December 31, 2008, and thereafter, under all noncancelable operating lease agreements that have initial or remaining lease terms in excess of one year are as follows:

Year ended December 31:
2009	$512,669
2010	511,741
2011	502,693
2012	426,241
2013	321,288
Thereafter	661,710

Total	$2,936,342

Total rent expense for all operating leases was $636,000, $462,203 (unaudited) and $368,034 (unaudited) for the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

(10)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identified the following item.

On December 31, 2009, ExamWorks, Inc. acquired substantially all of the assets and assumed certain liabilities of the Company.

AMERICAN MEDICAL BILL REVIEW, INC.

Independent Auditors’ Report

The Stockholder
American Medical Bill Review, Inc.:

We have audited the accompanying balance sheet of American Medical Bill Review, Inc. (the Company) as of December 31, 2009, and the related statements of operations and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Medical Bill Review, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

AMERICAN MEDICAL BILL REVIEW, INC.

Balance Sheet

December 31, 2009

Assets
Current assets:
Cash	$8,753
Accounts receivable, net	517,094

Total current assets	525,847
Equipment and leasehold improvements, net	274,616
Other assets	7,800

Total assets	$808,263

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$33,888
Accrued expenses	108,454

Total current liabilities	142,342

Total liabilities	142,342

Commitments and contingencies
Stockholder’s equity:
Common stock, $1.00 par value. Authorized 50,000 shares; issued and outstanding 50,000 shares	50,000
Retained earnings	615,921

Total stockholder’s equity	665,921

Total liabilities and stockholder’s equity	$808,263

See accompanying notes to financial statements.

AMERICAN MEDICAL BILL REVIEW, INC.

Statement of Operations and Changes in Retained Earnings

Year ended December 31, 2009

Revenues	$3,782,487
Costs and expenses:
Costs of revenues	1,590,155
Selling, general, and administrative expenses	1,545,568
Depreciation and amortization	83,138

Total costs and expenses	3,218,861

Income from operations	563,626

Other expenses, net:
Interest expense, net	9,404
Other expense, net	3,575

Total other expenses, net	12,979

Net income	550,647
Retained earnings, beginning of year	534,345
Dividends paid	(469,071)

Retained earnings, end of year	$615,921

See accompanying notes to financial statements.

AMERICAN MEDICAL BILL REVIEW, INC.

Statement of Cash Flows

Year ended December 31, 2009

Operating activities:
Net income	$550,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,138
Provision for doubtful accounts	1,083
Changes in operating assets and liabilities:
Accounts receivable	(81,448)
Accounts payable and accrued expenses	57,498

Net cash provided by operating activities	610,918

Investing activity:
Purchases of equipment and leasehold improvements	(82,115)

Net cash used in investing activity	(82,115)

Financing activities:
Collection of loan receivable	57,000
Repayment of loan payable	(107,979)
Dividends paid	(469,071)

Net cash used in financing activities	(520,050)

Net increase in cash	8,753
Cash, beginning of year	—

Cash, end of year	$8,753

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,404

See accompanying notes to financial statements.

AMERICAN MEDICAL BILL REVIEW, INC.

Notes to Financial Statements

December 31, 2009

(1)	Nature of Operations and Basis of Presentation

American Medical Bill Review, Inc. (AMBR or the Company) was formed in 1989 and specializes in medical bill review. AMBR provides services in all 50 states including all lines of the insurance industry, third-party administrators, government agencies, independent adjusting companies, and the legal community.

(2)	Summary of Significant Accounting Policies

	(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements includes the allowance for doubtful accounts.

	(b)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of any allowance for doubtful accounts. There was no accounts receivable allowance as of December 31, 2009. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

	(c)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2009, there was no customer that accounted for greater than 10% of revenues. At December 31, 2009, there was no customer that accounted for greater than 10% of the accounts receivable balance.

	(d)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

	(e)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value.

AMERICAN MEDICAL BILL REVIEW, INC.

Notes to Financial Statements (Continued)

December 31, 2009

Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2009, no impairment was noted.

(f)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical bill review report is shipped to the end user. The Company believes that recognizing revenue at the time the medical bill review report is sent is appropriate because the Company’s revenue policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable, and (iv) collectibility is reasonably assured.

(g)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(h)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $5,545 for the year ended December 31, 2009.

(i)	Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholder separately accounts for his pro rata share of corporate items of income, deduction, loss, and credits in personal income tax returns. Items affecting the stockholder individual income tax liability are separately stated.

The Company is subject to state tax in California. Such tax provisions are not based upon income and are classified in other expenses, net and were $3,575 for the year ended December 31, 2009.

(j)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate each of their fair values due to the short-term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

AMERICAN MEDICAL BILL REVIEW, INC.

Notes to Financial Statements (Continued)

December 31, 2009

(3)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	Estimated useful lives	December 31, 2009

Computer and office equipment	5 years	$274,133
Furniture and fixtures	5 years	53,256
Leasehold improvements	Shorter of
	lease term or
	10 years	223,391

		550,780
Less accumulated depreciation and amortization		276,164

Total		$274,616

Depreciation and amortization expense was $83,138 for the year ended December 31, 2009.

(4)	Accrued Expenses

Accrued expenses consist of the following:

Accrued compensation and benefits	$105,027
Other accrued expenses	3,427

Total	$108,454

(5)	Commitments and Contingencies

Lease Commitments

The Company leases office space from its stockholder. There is no formal lease agreement. Related rent expense for the Company’s main offices was $159,626 for the year ended December 31, 2009.

(6)	Related Party Transactions

During 2008, the Company received the outstanding balance of $57,000 from a loan to its stockholder. In addition, the Company paid $107,979 on a loan payable to its shareholder during 2008. The outstanding payable to the stockholder as of December 31, 2008 was less than $4,000 and is included in accrued expenses on the balance sheet.

(7)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identified the following item.

On March 15, 2010, ExamWorks, Inc. acquired substantially all of the assets and assumed certain liabilities of the Company.

MEDICAL EVALUATIONS, INC.

Independent Auditors’ Report

The Stockholders
Medical Evaluations, Inc.:

We have audited the accompanying balance sheet of Medical Evaluations, Inc. (the Company) as of December 31, 2009, and the related statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Evaluations, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

MEDICAL EVALUATIONS, INC.

Balance Sheet

December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$446,742
Accounts receivable, net	1,667,222
Prepaid expenses and other current assets	214,506

Total current assets	2,328,470
Equipment and leasehold improvements, net	182,432

Total assets	$2,510,902

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$800,728
Accrued expenses	248,092
Other current liabilities	30,943

Total current liabilities	1,079,763
Other noncurrent liabilities	32,411

Total liabilities	1,112,174

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value. Authorized 60,000 shares; issued and outstanding 53,800 shares	538
Class B common stock, $0.01 par value. Authorized 40,000 shares; no shares outstanding	—
Retained earnings	1,623,159
Class B treasury stock, 3,100 shares, at cost	(224,969)

Total stockholders’ equity	1,398,728

Total liabilities and stockholders’ equity	$2,510,902

See accompanying notes to financial statements.

MEDICAL EVALUATIONS, INC.

Statement of Operations

Year ended December 31, 2009

Revenues	$12,849,355
Costs and expenses:
Costs of revenues	8,452,735
Selling, general, and administrative expenses	3,242,815
Depreciation and amortization	104,941

Total costs and expenses	11,800,491

Income from operations	1,048,864

Other expenses, net:
Interest expense, net	4,070

Total other expenses, net	4,070

Income before income taxes	1,044,794
Income tax expense	4,606

Net income	$1,040,188

See accompanying notes to financial statements.

MEDICAL EVALUATIONS, INC.

Statement of Stockholders’ Equity

Year ended December 31, 2009

	Class A		Class B				Total
	Common stock		Common stock		Retained	Treasury	stockholders’

	Shares	Amount	Shares	Amount	earnings	stock	equity

Balances at January 1, 2009	53,800	$538	3,100	$31	$1,432,971	$—	$1,433,540
Net income	—	—	—	—	1,040,188	—	1,040,188
Dividends declared:
Class A Common stock, $15.63/share	—	—	—	—	(840,700)	—	(840,700)
Class B Common stock, $3.00/share	—	—	—	—	(9,300)	—	(9,300)
Repurchase of 3,100 Class B common shares	—	—	(3,100)	(31)	—	(224,969)	(225,000)

Balances at December 31, 2009	53,800	$538	—	$—	$1,623,159	$(224,969)	$1,398,728

See accompanying notes to financial statements.

MEDICAL EVALUATIONS, INC.

Statement of Cash Flows

Year ended December 31, 2009

Operating activities:
Net income	$1,040,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,941
Provision for doubtful accounts	11,000
Changes in operating assets and liabilities:
Accounts receivable	(224,714)
Prepaid expenses and other current assets	(103,254)
Accounts payable and accrued expenses	184,401
Other changes in assets and liabilities	(19,319)

Net cash provided by operating activities	993,243

Investing activity:
Purchases of equipment and leasehold improvements	(67,818)

Net cash used in investing activity	(67,818)

Financing activities:
Payments for repurchase of common shares	(225,000)
Principal reductions on capital lease obligations	(16,900)
Dividends paid	(850,000)

Net cash used in financing activities	(1,091,900)

Net decrease in cash and cash equivalents	(166,475)
Cash and cash equivalents, beginning of year	613,217

Cash and cash equivalents, end of year	$446,742

Supplemental disclosure of cash flow information: Cash paid for interest	$4,116

See accompanying notes to financial statements.

MEDICAL EVALUATIONS, INC.

Notes to Financial Statements

December 31, 2009

(1)	Nature of Operations and Basis of Presentation

Medical Evaluations, Inc. (MEI or the Company) was founded in 1984. The Company’s independent review services include independent medical evaluations (IMEs), medical record reviews, and coordinating depositions and live testimony for workers’ compensation, no fault, personal injury, disability and malpractice claims. The Company’s main office is located in Minneapolis, Minnesota with a satellite office in Brookfield, Wisconsin. MEI primarily serves the midwestern United States.

(2)	Summary of Significant Accounting Policies

	(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements is the allowance for doubtful accounts.

	(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company sold all cash equivalents during the fiscal year 2009.

	(c)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $60,257 as of December 31, 2009. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

	(d)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2009, there were two customers that accounted for greater than 10% of revenues. At December 31, 2009, there was one customer that accounted for greater than 10% of the accounts receivable balance.

	(e)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the double-declining method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight line method over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

	(f)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate

MEDICAL EVALUATIONS, INC.

Notes to Financial Statements (Continued)

December 31, 2009

that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2009, no impairment was noted.

(g)	Deferred Rent

The Company has entered into various leases for its offices in Minneapolis, Minnesota and Brookfield, Wisconsin that has certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2009, the deferred rent balance was $28,141, and is included in other current and noncurrent liabilities in the accompanying balance sheet.

(h)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenue policies meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectibility is reasonably assured.

(i)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $39,816 for the year ended December 31, 2009.

(k)	Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholders separately account for their pro rata share of corporate items of income, deduction, loss, and credits in their personal income tax returns. Items affecting the stockholders’ individual income tax liability are separately stated. The Company is subject to state tax in Minnesota and Wisconsin. Such tax provisions are classified in income tax expense and were $4,606 for the year ended December 31, 2009.

(l)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

MEDICAL EVALUATIONS, INC.

Notes to Financial Statements (Continued)

December 31, 2009

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short-term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(3)	Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	Estimated useful lives	December 31, 2009

Computer hardware and software	3 – 5 years	$309,954
Furniture and equipment	7 years	306,694
Leasehold improvements	4 – 6 years	78,036

		694,684
Less accumulated depreciation and amortization		512,252

Total		$182,432

Depreciation and amortization expense was $104,941 for the year ended December 31, 2009.

(4)	Accrued Expenses

Accrued expenses consist of the following:

December 31, 2009

Unearned revenue	$86,350
Accrued compensation and benefits	161,742

Total	$248,092

(5)	Commitments and Contingencies

	(a)	Lease Commitments

The Company leases office space under noncancelable operating leases expiring March 31, 2012 and December 31, 2010 for the Minneapolis, Minnesota and Brookfield, Wisconsin offices, respectively. Future minimum lease payments under the operating leases in each of the years subsequent to December 31, 2009 are as follows:

Year ended December 31:
2010	$162,963
2011	84,591
2012	21,269

Total	$268,823

Related rent expense for the Company’s main offices was $145,618 the year ended December 31, 2009.

(6)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identified the following item.

On March 15, 2010, ExamWorks, Inc. acquired substantially all of the assets and assumed certain liabilities of the Company.

METRO MEDICAL SERVICES, LLC

Independent Auditors’ Report

The Members
Metro Medical Services, LLC:

We have audited the accompanying balance sheet of Metro Medical Services, LLC (the Company) as of December 31, 2009, and the related statements of operations and changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro Medical Services, LLC as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

August 13, 2010

METRO MEDICAL SERVICES, LLC

Balance Sheet

December 31, 2009

Assets

Current assets:
Cash and cash equivalents	$829,195
Accounts receivable, net	1,698,032
Investment in trading securities, at fair value	88,614
Prepaid expenses and other current assets	9,744

Total current assets	2,625,585
Equipment, net	51,592

Total assets	$2,677,177

Liabilities and Members’ Equity

Current liabilities:
Accounts payable	$975,463
Accrued expenses	41,310
Other current liabilities	17,388

Total current liabilities	1,034,161
Other noncurrent liabilities	7,719

Total liabilities	1,041,880

Commitments and contingencies
Members’ equity	1,635,297

Total liabilities and members’ equity	$2,677,177

See accompanying notes to financial statements.

METRO MEDICAL SERVICES, LLC

Statement of Operations and Changes in Members’ Equity

Year ended December 31, 2009

Revenues	$15,534,238
Costs and expenses:
Costs of revenues	10,861,935
Selling, general, and administrative expenses	2,460,312
Depreciation and amortization	28,037

Total costs and expenses	13,350,284

Income from operations	2,183,954

Other income (expenses):
Interest and dividend income	1,591
Unrealized gain on investments	20,308
Other expense	(3,000)

Total other income	18,899

Net income	2,202,853
Members’ equity, beginning of year	803,944
Members’ draws during year	(1,371,500)

Members’ equity, end of year	$1,635,297

See accompanying notes to financial statements.

METRO MEDICAL SERVICES, LLC

Statement of Cash Flows

Year ended December 31, 2009

Operating activities:
Net income	$2,202,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,037
Unrealized gain on investments measured at fair value	(20,308)
Provision for bad debt	114,253
Changes in operating assets and liabilities:
Accounts receivable	(892,668)
Prepaid expenses and other current assets	(3,284)
Accounts payable and accrued expenses	396,797
Other changes in liabilities	(10,719)

Net cash provided by operating activities	1,814,961

Investing activity:
Purchases of equipment	(19,001)

Net cash used in investing activity	(19,001)

Financing activity:
Members’ draws	(1,371,500)

Net cash used in financing activity	(1,371,500)

Net increase in cash and cash equivalents	424,460
Cash and cash equivalents, beginning of year	404,735

Cash and cash equivalents, end of year	$829,195

See accompanying notes to financial statements.

METRO MEDICAL SERVICES, LLC

Notes to Financial Statements

December 31, 2009

(1)	Nature of Operations and Basis of Presentation

Metro Medical Services, LLC (MMS or the Company) was founded in 1987 as a limited liability company. The Company’s independent review services include medical evaluation programs for group health, disability, workers’ compensation, automobile, and general liability. The Company’s office is located in East Rockaway, New York and primarily serves the state of New York.

(2)	Summary of Significant Accounting Policies

	(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances and actual results could differ from those estimates. The most significant estimate reflected in these financial statements is the allowance for doubtful accounts.

	(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2009.

	(c)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $203,159 as of December 31, 2009. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

	(d)	Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, the aging of accounts receivable and other information. For the year ended December 31, 2009, three customers each accounted for greater than 10% of revenues with 37%, 32% and 18%, respectively. At December 31, 2009, the same customers represented 24%, 42% and 8% of the accounts receivable balance, respectively. Based on the volume of transactions and the frequency of payments of these customers, the Company believes collectability is reasonably assured based on historical data and therefore the high percentages do not present an unusual credit risk.

	(e)	Investment Securities

Investment securities as of December 31, 2009, consist of equity securities. The Company classifies its equity securities that have readily determinable fair values into trading or available-for-sale. The Company has classified all of its investment securities as of December 31, 2009 as trading. Trading securities are bought and held principally for the purpose of selling them in the near term. Trading securities are recorded at fair value measured using quoted market prices at the reporting date multiplied by the quantity held.

METRO MEDICAL SERVICES, LLC

Notes to Financial Statements (Continued)

December 31, 2009

Unrealized holding gains and losses on trading securities are included in net income, as well as dividends received from these investments.

(f)	Equipment

Equipment is recorded at cost. Equipment under capital leases is recorded at the present value of minimum lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets for book purposes. Equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or their expected useful life. Maintenance and repair costs are expensed as incurred.

(g)	Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-10 (ASC 360), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. At December 31, 2009, no impairment was noted.

(h)	Deferred Rents

The Company has entered into a lease for its headquarters office in East Rockaway, New York that has certain escalation clauses or other features, which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2009, the deferred rent balance was $12,042 and is included in other current and noncurrent liabilities in the accompanying balance sheet.

(i)	Fair Value Measurements

The Company has adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also established a framework for measuring fair value and expands disclosures about fair value measurements.

(j)	Revenue Recognition

Revenue is recognized at the time services have been performed and, if applicable, the medical report is shipped to the end user. The Company believes that recognizing revenue at the time the report is sent is appropriate because the Company’s revenue policy meet the following four criteria: (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable, and (iv) collectibility is reasonably assured.

METRO MEDICAL SERVICES, LLC

Notes to Financial Statements (Continued)

December 31, 2009

	(k)	Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

	(l)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $7,981 for the year ended December 31, 2009.

	(m)	Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as a limited liability company with a partnership election. Accordingly, the Company does not pay federal income taxes. Rather, the members separately account for their pro rata ownership of income, deduction, loss, and credits in their personal income tax returns. Items affecting the members’ individual income tax liability are separately stated.

The Company is subject to state tax in New York. Such tax provisions are not based upon income and are classified in other expenses and were $3,000 for the year ended December 31, 2009.

(3)	Fair Value of Financial Instruments and Fair Value Hierarchy

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable, and accrued expenses approximate each of their fair values due to the short-term maturities of these assets and liabilities. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company adopted ASC Topic 820 (Statement 157) on January 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC Topic 820 (Statement 157) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

	•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

	•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

	•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table presents the carrying amounts, estimated fair value, and fair value hierarchy of all trading securities as follows:

	December 31, 2009

	Carrying amount	Fair value	Fair value measurements
Trading securities	$88,614	$88,614	Level 1

METRO MEDICAL SERVICES, LLC

Notes to Financial Statements (Continued)

December 31, 2009

(4)	Equipment

Equipment consists of the following:

	Estimated useful lives	December 31, 2009

Computer and office equipment	5 years	$123,566
Furniture and fixtures	7 years	28,947

		152,513
Less accumulated depreciation and amortization		100,921

Total		$51,592

Computer and office equipment above includes assets under two capital leases for office equipment (i.e. photocopier and other computer equipment), which will terminate in July 2010 and August 2011, respectively. The remaining lease obligations for these two assets is $13,075 and is included in other current and noncurrent liabilities in the accompanying balance sheet.

Depreciation and amortization expense was $28,037 for the year ended December 31, 2009.

(5)	Accrued Expenses

Accrued expenses consist of the following:

December 31, 2009

Accrued compensation and benefits	$11,785
Other accrued expenses	29,525

Total	$41,310

(6)	Commitments and Contingencies

(a) Lease Commitments

The Company leases office equipment and office space under noncancelable operating leases expiring July 10, 2014.

Future minimum lease payments under noncancelable operating leases in each of the years subsequent to December 31, 2009 are as follows:

Year ending December 31:
2010	$271,712
2011	179,590
2012	45,405
2013	14,900
2014	3,387

Total	$514,994

Rent expense was $249,774 for the year ended December 31, 2009.

(7)	Subsequent Event

The Company has evaluated subsequent events from the balance sheet date through August 13, 2010, the date at which the financial statements were available to be issued and identified the following item.

On March 26, 2010, ExamWorks, Inc. acquired substantially all of the assets and assumed certain liabilities of the Company.

Shares

ExamWorks Group, Inc.

Common Stock

Goldman, Sachs & Co.

Credit Suisse

          Through and including           , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, to be paid by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fee		$12,300
FINRA filing fee		17,750
New York Stock Exchange listing fee			*
Printing and engraving costs			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          We are incorporated under the laws of the State of Delaware. Our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, will provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended, (the “DGCL”) our directors shall not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the company. Under the DGCL, the directors have a fiduciary duty to the company which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the company or acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

          Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase and maintain insurance with respect to liability incurred by or arising out of their capacity or status as directors and officers, whether or not the corporation could indemnify such person against liability under section 145 (subject to certain limitations). The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders, or otherwise.

          Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation (or an amendment thereto) to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for breaches of the director’s fiduciary duty of care, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

          Our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, will eliminate the personal liability of directors to the fullest extent permitted by DGCL and provides that we may fully indemnify any officers and members of the board of directors and, with authorization of the board of directors, indemnify our employees, agents, and any other persons against all expenses, liabilities or other matters, including those incurred in prosecuting any matter and in indemnification actions. Article VI of our bylaws also indemnifies the directors and officers to the fullest extent permitted by DGCL. Such indemnification extends to each person, heir, executor or administrator of such person, who was or is a party, threatened to be made a party to, or involved in any threatened, pending, or completed action, suit or proceeding, including civil, criminal, administrative or investigative, by reason that such person is or was a director or officer of the company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification is a contract right that includes the right to be paid by the company expenses, including attorney fees, incurred in connection with any such suit or proceeding in advance of its final disposition to the fullest extent permitted by law. Such indemnification also extends to employees and agents of the company by action of our board of directors and to the extent and effect as determined by the board of directors and authorized by the DGCL.

          We maintain liability insurance for our officers and directors. Further, we intend to enter into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our amended and restated certificate of incorporation or our bylaws, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          The underwriting agreement to be filed as an exhibit to this prospectus will provide for indemnification of us and our officers and directors by the underwriters for certain liabilities arising under the Securities Act and otherwise to the extent, but only to the extent, that such liability arose from an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to us by such underwriter specifically for use in the prospectus.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

          Since April 2007, we have issued the following securities that were not registered under the Securities Act:

Stock Options

          From April 2007 to August 6, 2010, we have granted options under our stock incentive plan to purchase an aggregate of 747,191 shares of common stock (net of expirations and cancellations) to employees, officers and directors, having exercise prices ranging from $14.43 to $40.06 per share. Of these, options to purchase shares of common stock have been exercised for aggregate consideration of approximately $9,500, at an exercise price of $14.43 per share. None of the foregoing transactions involved any underwriters, underwriting discounts or commission, or any public offering, and the company believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans. The recipients of such securities were our employees, officers or directors who received the securities under our stock incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Acquisitions

          From April 2008 to August 6, 2010, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, common stock was issued as a portion of the purchase price in connection with the acquisitions set forth below. The per share price set forth below represents the estimated fair market value of the shares at the time of issuance. No underwriters were involved in these sales of securities nor were any commissions paid as part of these sales.

Name	Acquisition Date	Number of Shares	Price Per Share

Southwest Medical	July 14, 2008	223,031	$14.43
Crossland Medical Review Services	July 14, 2008	69,287	$14.43
CFO Medical Services	July 14, 2008	457,296	$14.43
Ricwel	April 17, 2009	32,097	$14.43
IME Software Solutions	July 8, 2009	22,520	$14.43
Benchmark Medical Consultants	August 4, 2009	123,058	$15.44
The Evaluation Group	August 13, 2009	9,715	$15.44
QualMed	December 31, 2009	42,733	$20.03
MedNet I.M.S.	December 31, 2009	69,985	$20.03
Abeton	December 31, 2009	29,954	$20.03
IME Operations of Physician Practice	December 31, 2009	83,000	$20.03
American Medical Bill Review	March 15, 2010	58,318	$25.00
Metro Medical Services	March 26, 2010	114,748	$20.03
Direct IME	June 30, 2010	98,735	C$42.28
SOMA Medical Assessments	June 30, 2010	103,270	C$42.28
Network Medical Review	June 30, 2010	109,991	$40.06
Independent Medical Services	June 30, 2010	6,031	$40.06
Exigere	August 6, 2010	32,542	$60.00

Common Stock Issuance to ExamWorks Holdings, LLLP

          On December 18, 2007 and July 14, 2008, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, we issued an aggregate of 1,200,000 shares of common stock to ExamWorks Holdings, LLLP in exchange for an aggregate price of $12 million.

Private Placement of Common Stock

          On January 7, 2010, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, we completed the private placement of an aggregate of 387,051 shares of our common stock. 243,209 shares were issued to existing stockholders and certain employees of the company at a purchase price of $14.21 per share. As described further in “Certain Relationships and Related Party Transactions,” we issued 143,842 shares to two of our directors, Richard E. Perlman and James K. Price, in connection with an amendment to the Monitoring Fee Agreement between the company and Compass Partners, L.L.C. (“Compass Partners”), whereby our ongoing obligation to pay Compass Partners a cash monitoring fee for certain services provided by Compass Partners was terminated. See “Certain Relationships and Related Party Transactions.” No underwriters were involved in the foregoing sales of securities nor were any commissions paid as part of these sales.

Private Placement of Series A Convertible Preferred Stock

          On March 12, 2010, we received gross proceeds of approximately $12.3 million in the first closing of a private placement of our Series A Convertible Preferred Stock to accredited investors. Pursuant to subscription agreements entered into with these investors, we sold 361,259 shares of Series A Convertible Preferred Stock at $34.10 per share. On March 26, 2010, we completed a second closing of the private placement for an additional 205,653 shares. The additional gross proceeds to us amounted to approximately $7.0 million. On May 7, 2010, we completed the third and final closing of the private placement of 400,829 shares of the Series A Convertible Preferred Stock and an additional of approximately $13.7 million in gross proceeds. After payment of commissions and expenses associated with the private placement (as described below), we received approximately $32.4 million of net proceeds in the private placement.

          Broadband Capital Management LLC (“Broadband”) acted as the exclusive placement agent in connection with the private placement. For their services as placement agent, pursuant to the terms of an engagement agreement between the company and Broadband, Broadband received a cash fee equal to $270,000 of the gross proceeds. In addition, certain officers and employees of Broadband received 79,178 shares of our common stock and warrants to purchase an aggregate of 87,096 shares of our common stock at an exercise price of $34.10 per share. The warrants are fully vested and have a term of 5 years. The company believes the issuances of the common stock and warrants to certain officers and employees of Broadband were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer pursuant to contracts relating to compensation as provided under such Rule 701.

          In issuing the shares of Series A Convertible Preferred Stock to investors without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as the shares of Series A Convertible Preferred Stock were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement. We made this determination based on the representations of each investor which included, in pertinent part, that such investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that such investor was acquiring the shares of Series A Convertible Preferred Stock and the common stock issuable upon conversion thereof for investment purposes for its own account, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, and that such investor understood that the shares of Series A Convertible Preferred Stock and the common stock issuable upon conversion thereof may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. The investors did not enter into the transaction with us as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast on television, or radio, or presented at any seminar or meeting. Each investor represented they were afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the private placement.

Restricted Stock Awards to Directors

          On July 16, 2010, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, each current non-employee director was granted the number of shares of restricted common stock pursuant to our Amended and Restated 2008 Stock Incentive Plan set forth below, at a price per share of $40.06. Such restricted stock awards shall vest on the one year anniversary of the grant date or upon a change of control.

Name	Number of Restricted Shares

Peter B. Bach, M.D., MAPP	1,997
J. Thomas Presby	2,246
William A. Shutzer	2,121
David B. Zenoff	2,121

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

Exhibit Number	Title

1.1#	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated June 23, 2010, by and among the Registrant, ExamWorks, Inc. and ExamWorks Merger Sub, Inc.

3.1#	Amended and Restated Certificate of Incorporation of the Registrant

3.2#	Amended and Restated Bylaws of the Registrant

4.1#	Form of Common Stock Certificate of the Registrant

5.1#	Opinion of Paul, Hastings, Janofsky & Walker LLP

10.1.1	Loan and Security Agreement dated as of December 18, 2009, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.2	Consent and First Amendment to Loan and Security Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank

10.1.3

Consent and Second Amendment to Loan and Security Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto

10.1.4

Consent and Third Amendment to Loan and Security Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto

10.1.5

Consent and Fourth Amendment to Loan and Security Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto.

10.1.6	Consent and Fifth Amendment to Loan and Security Agreement, dated as of January 19, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.7	Consent Agreement to Loan and Security Agreement, dated as of March 12, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.8	Second Consent Agreement to Loan and Security Agreement, dated as of March 15, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.9	Third Consent Agreement to Loan and Security Agreement, dated as of March 15, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.10	Fourth Consent Agreement to Loan and Security Agreement, dated as of March 26, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.11	Sixth Amendment to Loan and Security Agreement, dated as of April 26, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.12

Seventh Amendment to Loan and Security Agreement dated as of June 10, 2010, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto.

10.1.13

Eight Amendment to Loan and Security Agreement, dated as of June 23, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.1.14

Ninth Amendment to Loan and Security Agreement, dated as of June 30, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, ExamWorks Canada, Inc., Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.1.15

Fifth Consent Agreement to Loan and Security Agreement, dated as of August 6, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, ExamWorks Canada, Inc., Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.1.16

Tenth Amendment to Loan and Security Agreement, dated as of August 6, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, ExamWorks Canada, Inc., Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.2.1*	Amended and Restated 2008 Stock Incentive Plan of the Registrant, effective as of July 12, 2010

10.2.2*	Form of Stock Option Award Agreement

10.2.3*	Form of Restricted Share Unit Award Agreement

10.2.4*	Form of Restricted Share Award Agreement

10.3.1*	Stockholders’ Agreement, dated July 14, 2008, by and among ExamWorks Holdings, LLLP, the stockholders party thereto and ExamWorks, Inc.

10.3.2*	Amendment to Stockholders’ Agreement, effective as of July 14, 2008, by and between ExamWorks Holdings, LLLP and ExamWorks, Inc.

10.3.3*	Second Amendment to Stockholders’ Agreement, dated as of March 12, 2010, by and among ExamWorks Inc., ExamWorks Holdings, LLLP and the stockholders party thereto

10.4	Form of Warrant to purchase Common Stock, dated May 7, 2010

10.5	Registration Rights Agreement, dated May 7, 2010, by and among ExamWorks, Inc., Broadband Capital Management LLC and the officers and employees of Broadband Capital Management LLC party thereto

10.6	Form of Investor Rights Agreement between ExamWorks, Inc. and the investors party thereto

10.7*#	Form of Indemnification Agreement between the Registrant and its officers and directors

10.8+

Asset Purchase Agreement, dated June 30, 2010, by and among Direct IME Corp., ExamWorks Group, Inc., Direct IME, Direct IME Inc., Direct IME Occupational Therapy Services Inc., Eleanor Cumiskey and Greg Cumiskey

10.9+	Asset Purchase Agreement, dated June 30, 2010, by and among SOMA Medical Assessments Corp., ExamWorks Group, Inc., SOMA Medical Assessments Inc., 1495929 Ontario Inc. and Troy Cumiskey

21.1#	List of subsidiaries of the Registrant

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2#	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

*	Indicates a management contract or compensatory plan or arrangement.
#	To be filed by amendment.
+

Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the SEC. The omitted information has been filed separately with the SEC pursuant to our application for confidential treatment.

(b)	Financial Statement Schedules.

Schedule II — Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Other Adjustments	Balance at End of Year
Year ended December 31, 2008
Allowance for doubtful accounts	$—	322	(127)	106	$301
Deferred income tax valuation
allowance	$85	—	(85)	—	$—
Year ended December 31, 2009
Allowance for doubtful accounts	$301	226	(208)	112	$432
Deferred income tax valuation
allowance	$—	—	—	—	$—
Six months ended June 30, 2010
Allowance for doubtful accounts	$432	375	(166)	—	$641
Deferred income tax valuation
allowance	$—	—	—	—	$—

ITEM 17. UNDERTAKINGS.

          The registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 13th day of August, 2010.

ExamWorks Group, Inc.

By:	/s/ James K. Price

Name: James K. Price
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Perlman, James K. Price and J. Miguel Fernandez de Castro, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard E. Perlman	Executive Chairman of the Board

Richard E. Perlman		August 13, 2010

/s/ James K. Price	Chief Executive Officer and

James K. Price	Director (principal executive officer)	August 13, 2010

/s/ J. Miguel Fernandez de Castro	Senior Vice President and

J. Miguel Fernandez de Castro	Chief Financial Officer (principal
	financial and accounting officer)	August 13, 2010

/s/ Peter B. Bach, M.D., MAPP	Director

Peter B. Bach, M.D., MAPP		August 13, 2010

/s/ J. Thomas Presby	Director

J. Thomas Presby		August 13, 2010

/s/ William A. Shutzer	Director

William A. Shutzer		August 13, 2010

/s/ David B. Zenoff	Director

David B. Zenoff		August 13, 2010

EXHIBIT INDEX

Exhibit Number	Title

1.1#	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated June 23, 2010, by and among the Registrant, ExamWorks, Inc. and ExamWorks Merger Sub, Inc.

3.1#	Amended and Restated Certificate of Incorporation of the Registrant

3.2#	Amended and Restated Bylaws of the Registrant

4.1#	Form of Common Stock Certificate of the Registrant

5.1#	Opinion of Paul, Hastings, Janofsky & Walker LLP

10.1.1	Loan and Security Agreement dated as of December 18, 2009, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.2	Consent and First Amendment to Loan Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank

10.1.3

Consent and Second Amendment to Loan Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto

10.1.4

Consent and Third Amendment to Loan Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto

10.1.5

Consent and Fourth Amendment to Loan Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto.

10.1.6	Consent and Fifth Amendment to Loan and Security Agreement, dated as of January 19, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.7	Consent Agreement to Loan and Security Agreement, dated as of March 12, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.8	Second Consent Agreement to Loan and Security Agreement, dated as of March 15, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.9	Third Consent Agreement to Loan and Security Agreement, dated as of March 15, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.10	Fourth Consent Agreement to Loan and Security Agreement, dated as of March 26, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.11	Sixth Amendment to Loan and Security Agreement, dated as of April 26, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank and Bank of America

10.1.12

Seventh Amendment to Loan and Security Agreement dated as of June 10, 2010, by and among ExamWorks, Inc. and its subsidiaries party thereto in favor of Fifth Third Bank, as the administrative agent for the lenders party thereto.

10.1.13

Eight Amendment to Loan and Security Agreement, dated as of June 23, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.1.14

Ninth Amendment to Loan and Security Agreement, dated as of June 30, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, ExamWorks Canada, Inc., Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.1.15

Fifth Consent Agreement to Loan and Security Agreement, dated as of August 6, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, ExamWorks Canada, Inc., Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.1.16

Tenth Amendment to Loan and Security Agreement, dated as of August 6, 2010, by and among ExamWorks, Inc., its subsidiaries party thereto, ExamWorks Canada, Inc., Fifth Third Bank, Bank of America and General Electric Capital Corporation

10.2.1*	Amended and Restated 2008 Stock Incentive Plan of the Registrant, effective as of July 12, 2010

10.2.2*	Form of Stock Option Award Agreement

10.2.3*	Form of Restricted Share Unit Award Agreement

10.2.4*	Form of Restricted Share Award Agreement

10.3.1*	Stockholders’ Agreement, dated July 14, 2008, by and among ExamWorks Holdings, LLLP, the stockholders party thereto and ExamWorks, Inc.

10.3.2*	Amendment to Stockholders’ Agreement, effective as of July 14, 2008, by and between ExamWorks Holdings, LLLP and ExamWorks, Inc.

10.3.3*	Second Amendment to Stockholders’ Agreement, dated as of March 12, 2010, by and among ExamWorks Inc., ExamWorks Holdings, LLLP and the stockholders party thereto

10.4	Form of Warrant to purchase Common Stock, dated May 7, 2010

10.5	Registration Rights Agreement, dated May 7, 2010, by and among ExamWorks, Inc., Broadband Capital Management LLC and the officers and employees of Broadband Capital Management LLC party thereto

10.6	Form of Investor Rights Agreement between ExamWorks, Inc. and the investors party thereto

10.7*#	Form of Indemnification Agreement between the Registrant and its officers and directors

10.8+

Asset Purchase Agreement, dated June 30, 2010, by and among Direct IME Corp., ExamWorks Group, Inc., Direct IME, Direct IME Inc., Direct IME Occupational Therapy Services Inc., Eleanor Cumiskey and Greg Cumiskey

10.9+	Asset Purchase Agreement, dated June 30, 2010, by and among SOMA Medical Assessments Corp., ExamWorks Group, Inc., SOMA Medical Assessments Inc., 1495929 Ontario Inc. and Troy Cumiskey

21.1#	List of subsidiaries of the Registrant

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2#	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

*	Indicates a management contract or compensatory plan or arrangement.
#	To be filed by amendment.
+

Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the SEC. The omitted information has been filed separately with the SEC pursuant to our application for confidential treatment.